                                                FILED PURSUANT TO RULE 424(B)(4)

PROSPECTUS

                                 [BIRMAN LOGO]

                        2,000,000 SHARES OF COMMON STOCK

     All of the 2,000,000 shares of common stock (the "Common Stock") offered hereby are being sold by Birman Managed Care, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that such market will develop. The initial public offering price of the Common Stock is $5.00 per share. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BMAN." See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION."

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                 UNDERWRITING DISCOUNTS AND        PROCEEDS TO
                            PRICE TO PUBLIC            COMMISSIONS(1)              COMPANY(2)
----------------------------------------------------------------------------------------------------
Per Share...............          $5.00                    $0.40                      $4.60
----------------------------------------------------------------------------------------------------
Total(3)................       $10,000,000                $800,000                 $9,200,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Excludes (i) a non-accountable expense allowance to Royce Investment Group, Inc., the representative of the Underwriters (the "Representative") and Continental Broker-Dealer Corp. (together with the Representative, the "Underwriters") equal to 3% of the total Price to Public, or $0.15 per share (an aggregate of $300,000, or $345,000 if the over-allotment option is exercised in full); (ii) a consulting fee equal to 1.5% of the total Price to Public, or $0.075 per share (an aggregate of $150,000, or $172,500 if the over-allotment option is exercised in full) to be paid to the Representative; and (iii) warrants to purchase 200,000 shares of Common Stock (the "Representative's Warrants") to be issued to the Representative. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $1,010,000, including, among other items, the non-accountable expense allowance.

(3) Certain stockholders of the Company have granted the Underwriters a 45-day option to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, solely to cover over-allotments, if any. The Company will not receive any proceeds from the sale of any shares of Common Stock pursuant to the over-allotment option. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $11,500,000, $920,000, and $9,200,000, respectively and the total proceeds to the selling stockholders would be $1,380,000. See "Principal Stockholders" and "Underwriting."

     The shares of Common Stock are being offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders, in whole or in part, and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of Royce Investment Group, Inc., 199 Crossways Park Drive, Woodbury, New York 11799 on or about February 18, 1997.

ROYCE INVESTMENT GROUP, INC.                     CONTINENTAL BROKER-DEALER CORP.

                The date of this Prospectus is February 12, 1997

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and quarterly reports for the first three fiscal quarters of each year containing unaudited summary consolidated financial information.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that (i) neither the over-allotment option granted to the Underwriters nor the Representative's Warrants will be exercised, and (ii) no other currently outstanding warrants or options will be exercised.

                                  THE COMPANY

     The Company is a health care consulting and management company dedicated to improving the quality, controlling the cost, and enhancing the efficiency of the management and delivery of health care services by focusing on the physician as the most important factor in the health care system. In pursuing these goals, the Company currently provides its proprietary "Quality Management Program" to hospitals to educate their medical staffs on patient management. As an expansion of its business, the Company is developing and will operate various managed care health programs ("health plans") in association with physician networks, hospitals, and other health care providers based upon its belief that it can apply its Quality Management Program experience to improve the management and delivery of health care services in managed care systems. As part of its health plan business, the Company will organize physicians into independent practice associations, or networks, that will provide services to the Company's health plans as well as independent health plans. In addition, the Company intends to provide management services to its health plans as well as to independent health plans. The Company concentrates its efforts on rural communities, particularly in the south-central, southeast, and central United States, with an initial focus for its health plans on Mississippi and Tennessee, where the development of managed care programs has lagged behind other areas of the country.

     Under its Quality Management Program, physicians employed by the Company consult directly with attending physicians at hospitals regarding their overall patient management program, as systematized in the medical record. The Quality Management Program is designed to (i) improve patient care by encouraging the use of the Company's proprietary methodology to assist physicians in the identification of symptoms and conditions, to determine appropriate treatment, and to prioritize the goals and objectives of the treatment plan, (ii) reduce the cost to its hospital-clients of patient care as a result of the early intervention in identified health problems, and (iii) more accurately describe in the medical record the severity and complexity of the patient's illness and the resources utilized to treat the patient. The benefits of the Quality Management Program typically result in increased Medicare reimbursements for the Company's hospital-clients.

     To leverage the expertise and professional relationships it has gained from providing its Quality Management Program and to capitalize on the evolution from traditional fee-for-service to capitated systems in rural communities, the Company currently is developing and will operate a variety of community-based, physician-driven, comprehensive health plans. The Company's health plans are being designed to provide high-quality and cost-efficient health care by aligning the interests of physicians and their patients by involving selected community physicians in the development and implementation of treatment standards, by including selected leaders in the physician community as owners of the local health plans, and by providing participating physicians with the opportunity to share in savings realized from their own practice management through the return of a portion of risk pools established to protect against cost overruns.

     The Company's strategy is to be an important provider of health care consulting services and health plans. Key aspects of this strategy include (a) concentrating the Company's Quality Management Program and health plan operations in predominately rural areas in order to take advantage of the lack of market penetration, the relative lack of competition, and the local reputation and relationships it has developed; (b) focusing on the role of the physician as the most important factor in the delivery of health care services through co-ownership of the Company's health plans with physicians who provide services to those health plans and through local physician participation in developing and implementing treatment standards for their communities; (c) increasing the number of clients for its Quality Management Program by offering new services and expanding its marketing efforts in its existing market area and by introducing its services into new market areas; and (d) applying the experience it has gained through its Quality Management Program to the development and operation of health plans.

                                  THE OFFERING

Common Stock offered by the
  Company...........................     2,000,000 shares

Common Stock outstanding prior to
  this offering.....................     6,931,082(1)

Common Stock to be outstanding after
  this offering.....................     8,754,082 shares(1)(2)

Use of proceeds.....................     The Company intends to apply the net
                                         proceeds of this offering to develop,
                                         establish, and expand its health plans
                                         ($2,500,000); establish reserves in
                                         furtherance of its health plans
                                         ($3,000,000); complete an acquisition
                                         ($1,000,000); expand its Quality
                                         Management Program ($500,000); and
                                         provide working capital for general
                                         corporate purposes ($1,190,000). See
                                         "Use of Proceeds."(3)

Nasdaq National Market Symbol.......     BMAN

Risk Factors and Dilution...........     A purchase of shares of Common Stock
                                         involves a high degree of risk and
                                         immediate and substantial dilution to
                                         the purchasers in this offering. See
                                         "Risk Factors" and "Dilution."
---------------
(1) Does not include (a) 1,018,566 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options, or (b) 57,805 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants. The outstanding stock options vest over a three-year period. The outstanding options and warrants first become exercisable in January 1997. See "Management -- Stock Option Plans" and "Description of
    Securities -- Warrants."

(2) Upon completion of this offering, David M. Birman, M.D., Chairman of the Board, President, and Chief Executive Officer of the Company, will tender to the Company approximately 177,000 shares of Common Stock as payment in full of his note payable to the Company of $775,000, plus accrued interest. See "Certain Transactions." In connection with this offering, Dr. Birman also has deposited 1,000,000 shares of Common Stock into escrow (the "Escrow Shares"). The Escrow Shares are included in the number of shares of Common Stock to be outstanding after this offering. The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels. If such earnings levels are met, the Company will record a substantial non-cash charge to operations, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Dr. Birman. See "Risk
    Factors -- Charge to Earnings in the Event of Release of Escrow Shares" and "Principal Stockholders -- Escrow Shares."

(3) At the initial offering price of $5.00 per share of Common Stock, the net proceeds to the Company from this offering are expected to be approximately $8.2 million. The Company will not receive any proceeds from the sale of any shares of Common Stock sold pursuant to the exercise of the Underwriters' over-allotment option. See "Principal Stockholders" and "Underwriting."

                             ---------------------

     Unless the context otherwise requires, the term "Company" refers to Birman Managed Care, Inc., a Delaware corporation, and its subsidiaries, including Birman & Associates, Inc., BMC Health Plans, Inc., and Hughes & Associates, Inc. The address of the Company is 502 Gould Drive, Cookeville, Tennessee 38506, and its telephone number is (615) 432-6532. Except as otherwise indicated, the information in this Prospectus has been adjusted to give effect to the change of the state of incorporation of the Company from Tennessee to Delaware on September 9, 1996 by means of a merger in which the shareholders of the predecessor Tennessee corporation received 72.939 shares of the Company's Common Stock for each 100 shares of common stock of the Tennessee corporation then outstanding.

                             SUMMARY FINANCIAL DATA

                                         HISTORICAL                                  HISTORICAL
                                   ----------------------   PRO FORMA(3)      -------------------------   PRO FORMA(3)
                                                            -------------                                 -------------
                                     FISCAL YEAR ENDED        12 MONTHS          THREE MONTHS ENDED       THREE MONTHS
                                          JUNE 30,              ENDED               SEPTEMBER 30,             ENDED
                                   ----------------------     JUNE 30,        -------------------------   SEPTEMBER 30,
                                     1995         1996          1996             1995          1996           1996
                                   ---------    ---------   -------------     -----------   -----------   -------------
                                                      (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS:
  Revenue........................  $   4,818    $   8,417     $   8,417        $   1,417     $   2,372      $   2,372
  Costs and expenses:
    Cost of revenue..............      2,381        2,279         2,279              431           889            889
    Selling, general and
      administrative.............      3,114        4,237         4,309              926         1,169          1,182
                                   ---------    ---------     ---------        ---------     ---------      ---------
    Income (loss) from
      operations.................       (677)       1,901         1,829               60           314            301
                                   ---------    ---------     ---------        ---------     ---------      ---------
  Income (loss) from continuing
    operations...................       (483)       1,172         1,130               35           241            244
                                   ---------    ---------     ---------        ---------     ---------      ---------
  Net income (loss)..............  $    (699)   $   1,172     $   1,130        $      35     $     241      $     244
                                   =========    =========     =========        =========     =========      =========
  Net income (loss) per share:(2)
    -- primary...................  $    (.10)   $     .17     $     .13        $     .01     $     .04      $     .03
                                   =========    =========     =========        =========     =========      =========
    -- fully diluted.............  $    (.10)   $     .15     $     .12        $     .00     $     .03      $     .03
                                   =========    =========     =========        =========     =========      =========
Weighted average common shares
  outstanding:
    -- primary...................  6,703,517    6,703,517     8,526,517        6,703,517     6,703,517      8,526,517
                                   =========    =========     =========        =========     =========      =========
    -- fully diluted.............  6,703,517    7,703,517     9,526,517        7,703,517     7,703,517      9,526,517
                                   =========    =========     =========        =========     =========      =========

                                                                            SEPTEMBER 30, 1996
                                                              ----------------------------------------------
                                                                                                PRO FORMA,
                                                                ACTUAL       PRO FORMA(1)     AS ADJUSTED(3)
                                                              ----------     ------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $1,762,684      $  866,771       $  9,532,731
  Total assets..............................................  $4,341,661      $5,388,490       $ 12,803,490
  Total liabilities.........................................  $  911,491      $1,958,320       $  1,958,320
  Stockholders' equity......................................  $3,430,170      $3,430,170       $ 10,845,170

---------------

(1) Gives effect on a pro forma basis to the recent acquisition of the capital stock of Canton Management Group, Inc. ("Canton"). See "The Company." The pro forma combined statement of operations data and consolidated balance sheet data for the year ended June 30, 1996, and the three month period ended September 30, 1996 do not purport to represent what the Company's results of operations or consolidated balance sheet data would have been if such acquisition had been consummated on the first day of the respective periods. See "Unaudited Pro Forma Financial Information."

(2) Earnings per share is based on the average number of shares of Common Stock and Common Stock equivalents outstanding during the year. Shares of Common Stock to be placed in escrow upon completion of this offering, which are Common Stock equivalents, have been included in the calculation of fully diluted earnings per share. Shares of Common Stock issued at amounts substantially below the initial public offering price within the one-year period prior to the initial filing of the registration statement relating to this offering are considered outstanding for all periods presented. The pro forma average number of shares of Common Stock and Common Stock equivalents outstanding include the shares issuable upon the completion of this offering, less 177,000 shares tendered by Dr. Birman in payment of a note payable to the Company of $775,000, plus accrued interest. See "Principal Stockholders -- Escrow Shares," "Certain Transactions" and Note 16 of the Notes to Consolidated Financial Statements.

(3) Gives effect on a pro forma, as adjusted basis to (a) the recent acquisition of Canton, and (b) the sale by the Company of the Common Stock offered hereby at the initial public offering price of $5.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     The purchase of shares of Common Stock involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective purchasers should consider carefully the factors listed below in evaluating a purchase of shares of Common Stock.

EXPANSION INTO NEW BUSINESS

     Since it began its business in 1991, the Company has derived substantially all of its revenue from its Quality Management Program activities. The Company's health plan business is in the start-up stage. There can be no assurance that the Company will be successful in introducing its health plans or that the health plans will achieve or maintain profitability in the future. Thus, historic operating results may not be indicative of future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

GROWTH STRATEGY AND LIMITATIONS ON GROWTH

     The Company's growth strategy involves the development and operation of health plans, primarily in rural communities. The success of these health plans will depend upon the Company's ability to obtain and maintain necessary state licenses, organize physician networks, secure employers as subscribers to the health plans, secure Medicare and Medicaid contracts for its health plans, secure adequate numbers of enrollees to make its health plans economically viable, and manage the health plans. Identifying and recruiting candidates to be participating providers and obtaining the necessary licenses to offer and operate health plans can be a lengthy, complex, and costly process. Although the Company believes that its reputation and relationships with hospitals and physicians in market areas in which it intends to establish health plans will enable it to organize physician networks and enlist other providers for its health plans, there can be no assurance that the Company will be able to do so, that the Company will be able to obtain necessary licenses, or that the Company will be able to operate profitably any health plan.

     The Company has recently experienced rapid growth in its Quality Management Program business. The continued rapid growth of that business may impair the Company's ability to provide effectively its consulting services, particularly if the Company is unable to recruit and train an adequate number of qualified physicians and allied health specialists and adequately manage and supervise its staff of physicians and allied health specialists. In addition, there can be no assurance that the Company will manage its expanding operations effectively or that it will be able to achieve its planned growth. See "Business -- Growth Strategy."

POTENTIAL FLUCTUATION IN OPERATIONS AND OPERATING RESULTS

     The Company's operating results could vary from period to period as a result of seasonality in discharges of Medicare patients by Quality Management Program hospital-clients, fluctuations in severity of illness, changes in the Medicare prospective payment system, the expiration of contracts to provide Quality Management Program services coupled with a failure to replace such contracts with comparable engagements, underperforming contract engagements, and changes in governmental regulations. The Company's operating results will also vary from period to period as a result of the development, marketing, start-up, and management of its health plan business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF MEDICARE AUDITS ON QUALITY MANAGEMENT PROGRAM BUSINESS

     Hospitals and physicians providing services under Medicare are subject to regulatory responsibilities imposed by the Health Care Financing Administration ("HCFA"). Peer Review Organizations ("PROs") engaged by HCFA in each state routinely review and audit reimbursement requests, including patient admissions, quality of care, and appropriateness of diagnostic-related group ("DRG") selections, among other things. The depth of review varies from hospital to hospital. There is always a risk that PRO attention may focus with increased scrutiny on reimbursement requests submitted by hospital-clients of the Company that achieve increased reimbursements as a result of the Quality Management Program. In addition, HCFA investigates allegations of fraud and abuse of Medicare and Medicaid and has instituted a multi-state program called "Operation Restore Trust" to punish persons engaged in fraud and abuse of Medicare and Medicaid, recover funds, identify areas of vulnerability, and prevent fraud. Among the areas of investigatory interest to HCFA are billing code fraud, billing schemes, contingent fees, and kickbacks involving providers. Historically, the Quality Management Program has not been the cause of a focused review or audit by a PRO or a formal investigation by HCFA. However, there can be no assurance that focused reviews, audits, or investigations will not occur in the future. A denial of reimbursement requests submitted by a hospital-client as a result of the implementation of the Quality Management Program may result in the Company being required to reimburse all or a portion of its fees to the hospital-client, could result in one or more hospital-clients seeking to withdraw from their contracts, and could result in a formal investigation by HCFA. Such events could have a material adverse effect on the Company.

PRINCIPAL CLIENTS

     The Company has provided Quality Management Program services to various hospitals operated by Quorum Health Care, Inc. ("Quorum") since 1991. Services to hospitals operated by Quorum produced approximately 42% of the Company's Quality Management Program revenue in fiscal 1996 and approximately 25% of the Company's revenue for the first quarter of fiscal 1997. Historically, the on-site management of each Quorum hospital has made its own decision regarding the engagement of the Company, and the Company has entered into a separate contract with each engaging Quorum facility. The Company is endeavoring to expand its Quality Management Program client base to reduce its dependence on Quorum hospitals.

NEED TO PREDICT AND CONTROL HEALTH CARE COSTS

     The profitability of the Company's health plans will depend in large part upon the ability of the Company to predict health care costs accurately and to control those costs through the negotiation of favorable provider contracts and the imposition of utilization management, case management, and quality assurance programs. The demographic characteristics in the rural communities to be served by the Company's health plans may contribute to health care costs that exceed Company projections or increase more rapidly than anticipated. In this regard, persons in the rural communities to be served by the Company's health plans may, among other things, be older and have lower incomes than persons in other areas of the country. Changes in health care practices, inflation, new technologies, major epidemics, diseases and catastrophes, clusters of high-cost cases, and numerous other factors affecting the delivery and costs of health care cannot be predicted or controlled and may adversely affect the Company's ability to predict and control health care costs and claims. In addition, there can be no assurance that provider agreements negotiated in the future will not result in substantially higher costs to the Company that cannot be passed through to payors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In addition to the challenge of controlling health care costs, the Company will face pressure from payors under employer-sponsored and government-sponsored programs to contain premium costs by renegotiation. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. The Company's financial condition or results of operations could be adversely affected by any limitation on the Company's ability to increase or maintain its premium levels.

RISK OF LIMITED HEALTH PLANS

     The Company intends to offer prospective payors three health plan alternatives: a health maintenance organization ("HMO"), a preferred provider organization ("PPO"), and a point-of-service option. Initially, it will offer only HMOs to commercial and perhaps Medicaid enrollees. Because PPOs and the point-of-service option require the additional component of indemnity insurance, the availability of the PPOs and point-of-service option will require separate licensure of an insurance company and agent and is not expected to be available to payors and/or enrollees for at least six months following the launch of each HMO plan. National Benefits Resources, Inc. ("NBR"), a managing general underwriter of indemnity insurance products and a stockholder in the Company, is assisting the Company in arranging the necessary insurance licenses. However, there can be no assurance that the Company will be able to offer a PPO or a point-of-service option at the time or times that it desires to do so or that any of the Company's health plans that are launched will be successful in offering its intended spectrum of plans.

HEALTH CARE REFORM

     As a result of the escalation of health care costs and the inability of many individuals and employers to obtain affordable health insurance, numerous health care reform proposals have been, and may continue to be, introduced in the United States Congress and state legislatures. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health care coverage to their employees, the creation of a government health insurance plan or plans that would cover all citizens, mandated health plan benefits, mandated provider payment arrangements, and other proposals involving various aspects of health plan operations. There can be no assurance which, if any, of these proposals will be adopted or the effect on the Company of any such proposals that are adopted. See
"Business -- Government Regulation."

GOVERNMENT REGULATION

     The Company, its Quality Management Program hospital-clients, the health plans to be organized by the Company, and health insurance companies are subject to substantial regulation at both the federal and state levels. The Company is subject to a number of laws governing issues as diverse as relationships between health care providers and their referral sources, prohibitions against providers referring patients to an entity with which the provider has a financial relationship, licensure and other regulatory approvals, the corporate practice of medicine, and regulation of unprofessional conduct by providers, including fee-splitting arrangements. Although the Company believes that its current operations comply, and its proposed operations will comply, with relevant federal and state laws, many aspects of the relationships between the Company and its hospital-clients and the Company's health plans have not been the subject of judicial or administrative interpretation. An adverse review or determination by any court or applicable administrative agency or changes in the regulatory requirements could have a material adverse effect on the operations and financial condition of the Company.

     Regulatory matters affecting HMOs and health insurance companies in particular include regulations relating to cash reserves, minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, premium rates, and periodic examinations by federal and state agencies. The Company will be subject to state insurance laws if and to the extent it assumes the risk for the provision of health services. In addition, the Company is subject to federal and state antitrust laws, which prohibit the Company from engaging in anticompetitive activities, such as monopolization and price fixing. State regulations may also restrict the ability of Company HMOs to distribute funds to the Company. Changes also could be made in Medicare and Medicaid reimbursement rates. Many states have adopted, or are considering, regulations relating to mandatory benefits, provider compensation, "any willing provider" provisions, and the composition of physician networks. Changes in federal and state laws could increase health care costs and administrative expenses. There can be no assurance that any future regulatory action by governmental agencies will not have an adverse impact on the profitability or marketability of the Company's health plans in their respective jurisdictions. See "Business -- Government Regulation."

DEPENDENCE UPON REIMBURSEMENT BY THIRD-PARTY PAYORS

     Clients for the Company's Quality Management Program derive, and the Company through its health plans will derive, substantial revenue from third-party payors. The health care industry is undergoing cost-containment pressures as third-party payors seek to impose lower reimbursement and utilization rates and to negotiate reduced rate payments with medical service providers. The Company believes that this trend will continue. Reductions in payments to hospitals or other changes in reimbursements for health care services could have a direct or indirect material adverse effect on the Company.

SUBSTANTIAL COMPETITION

     The Company's Quality Management Program competes for hospitals as clients in the revenue optimization sector of the health care consulting business. The Company's health plans will compete in the managed care and insurance sectors of the health care industry. Both sectors are highly competitive. Within each sector, there are a large number of competitors, many of which have substantially greater financial, technical, marketing, and management resources than the Company. Although the Company believes the acceptance of its Quality Management Program and its familiarity with and reputation in rural areas will enable it to compete successfully, there can be no assurance that the Company will be able to compete effectively against existing competitors or that additional competitors will not enter the rural markets the Company plans to serve. See "Business -- Competition."

RISKS ASSOCIATED WITH HEALTH PLAN CONTRACTS; CAPITATED FEE REVENUE

     The Company's success will depend, in part, upon its ability to develop and market its point-of-service options that offer enrollees the right to select providers at the time services are sought from the HMO or the PPO or from outside the system. The Company will offer its HMOs to payors on a prepaid basis, pursuant to which the HMO will accept a capitated or prepaid per member per month fee for providing all necessary covered services to a payor's enrollees. Initially the Company will pay its providers in Mississippi on a discounted fee-for-services basis. At such time that the HMO is fully implemented in Mississippi, per member per month capitated fees will then be paid by the HMO to the participating providers. HMO contracts shift much of the financial risk of providing health care from the payor to the provider. The proliferation of HMO elections by enrollees could result in greater predictability of Company revenue and related expenses, while increased elections for PPO and point of service options by enrollees could result in greater unpredictability of expenses if enrollees that do not select the HMO option require more frequent or extensive care than anticipated. As a result, the Company may incur additional costs that would reduce or eliminate any earnings under its contracts. The Company intends to reinsure catastrophic and excess risks. There can be no assurance that the Company will be able to negotiate satisfactory contracts with payors or with health care providers or obtain or maintain catastrophic reinsurance.

PROVIDER RELATIONS

     The Company will contract with physicians, hospitals, and other providers in order to manage health care costs and utilization and monitor the quality of care being delivered by its health plans. In some geographic markets, certain providers, particularly hospitals and multi-specialty physician groups, may have significant market positions or even monopolies that could make it difficult for the Company's health plans to negotiate favorable contracts with those providers. In addition, many of these providers may compete directly with the Company's health plans. If such providers refuse to contract with the Company's health plans or utilize their market position to negotiate contracts that are not favorable to the Company's health plans or that place the Company's health plans at a competitive disadvantage, the Company's ability to market health plans that will be profitable in those geographic areas could be adversely affected. Initially, the Company will rely upon its arrangements with MedSouth and other providers to service its Mississippi health plan. Because certain physicians in MedSouth will own equity interests in the MSO and Care3, Inc., the Company currently believes it has a limited exposure to such provider relations issues in that geographic region. In any particular market, however, providers could refuse to contract with the Company, demand higher payments or take other actions that could result in higher health care costs, less desirable products for customers or enrollees, or difficulty meeting regulatory or accreditation requirements.

LIABILITY AND INSURANCE

     The physicians and allied health specialists employed by the Company in its Quality Management Program do not treat patients, make any treatment or diagnostic decisions, or provide any medical services. Although the Company believes that the Quality Management Program activities of its physicians do not constitute the practice of medicine or establish physician-patient relationships for which the Company could incur liability, the Company may be exposed to the risk that professional liability claims could be brought against the Company by third parties.

     In its health plan business, the Company will provide only non-medical services. It will not control or direct the practice of medicine by the physicians or the compliance with certain regulatory and other requirements directly applicable to physicians or physician groups. However, Company-managed networks may become subject to claims, suits, or complaints relating to services and products provided by the physicians in the network, and there can be no assurance that such claims will not be asserted against the Company.

     Although the Company maintains, and expects to continue to maintain, insurance coverage for professional liability claims, such insurance, by its nature, is limited in the scope of coverage and amount. Each of the Company's health plans will maintain, and the Company will require each physician participating in the Company's health plans to maintain, comprehensive professional liability insurance. There can be no assurance that any claims asserted against the Company will not be successful or, if successful, will not exceed the limits of any insurance coverage maintained by or for the benefit of the Company. Furthermore, there can be no assurance that insurance coverage will continue to be available at acceptable rates. See "Business -- Potential Liability and Insurance."

     New forms of health care organizations have increasingly been subject to liability for reasons such as failing to credential providers properly or contributing to physician malpractice. In response, many health care organizations obtain general liability, managed care, and professional liability insurance coverage. In addition, medical directors have also faced professional liability claims and state licensure challenges. The Health Care Quality Improvement Act of 1986, however, provides immunity from damages for professional review actions taken by professional review bodies, including health plans, in good faith, provided that certain procedural standards are met. The Company intends to comply with such procedures in its professional review actions. However, no assurance can be given that the Company will satisfy the indemnity requirements or that any insurance coverage the Company obtains will be adequate to protect against all claims that may be asserted against the Company.

     Like HMOs and health insurers generally, the Company intends to exclude certain health care services from coverage under its health plans. In the ordinary course of its health plan business, the Company will be subject to claims by its enrollees arising out of decisions made by its health plans to restrict treatment or to restrict reimbursements for certain services. The loss of any such claim, resulting in a significant punitive or other damage award or a directive that the Company significantly change its operations, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. There can be no assurance that successful claims of enrollees will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company depends to a significant extent on the efforts and skills of its key personnel, particularly David N. Birman, M.D. and D. Bradley Seitzinger, M.D., with respect to its Quality Management Program business and Vincent W. Wong and Mark C. Wade with respect to its health plan business. The Company has entered into employment agreements with all four of these key employees. The loss, incapacity, or unavailability of any of these individuals could adversely affect the Company's operations. In addition, it may be necessary for the Company to attract and retain additional individuals to support the growth of its business or to replace key personnel in the event of the termination of their employment with the Company. The Company intends to acquire a $1,000,000 key man insurance policy on the life of Dr. Birman. See
"Management -- Employment Agreements."

FUTURE CAPITAL NEEDS

     Implementing the Company's growth strategy will require substantial additional capital for the development of its health plans and for the marketing and expansion of its Quality Management Program. In particular, development of additional health plans will require significant capital for organization, licensure, marketing and meeting capital reserve requirements imposed by various states. To date, the Company has financed its growth primarily through operating income, a bank term loan, and the proceeds of private offerings of shares of Common Stock, the most recent offering being completed in June 1996. The

Company believes that its existing cash resources, together with the net proceeds from this offering, cash flow from operations, and available lines of credit will be sufficient to meet the Company's working capital and expansion needs for at least the next 12 months.

     Since the rate of expansion of the Company's business will depend on the availability of capital, the Company may be required to raise additional capital in the future. The Company may obtain such capital through additional borrowings or the issuance of additional equity or debt securities, either of which could have an adverse effect on the value of the shares of Common Stock offered by this Prospectus. There can be no assurance that the Company will be able to secure such financing, if necessary, on favorable terms. If the Company is unable to secure additional financing in the future, its ability to pursue its growth strategy and meet capital reserve requirements imposed upon HMOs may be delayed, perhaps indefinitely, and its results of operations for future periods could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOTING CONTROL

     Upon completion of this offering, David N. Birman, M.D., the Chairman of the Board, President, and Chief Executive Officer of the Company, will have sole beneficial ownership, together with his wife, Sue D. Birman, Executive Vice President and a director of the Company, of approximately 56.02% (including the Escrow Shares and assuming the tender of approximately 177,000 shares of Common Stock by Dr. Birman in repayment of outstanding indebtedness to the Company) of the outstanding shares of the Common Stock of the Company (approximately 53.25% if the over-allotment option granted to the Underwriters is exercised). Consequently, absent a further issuance of shares of Common Stock, Dr. Birman will continue to be able to control the election of the Board of Directors of the Company and thereby determine the Company's policies and the outcome of corporate actions requiring stockholder approval.

CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES

     Following completion of this offering, the Company will have outstanding 1,000,000 Escrow Shares. The Escrow Shares will be released from escrow if the Company attains certain earnings levels over the next one to three years. The Escrow Shares will not be deemed to be outstanding for the purpose of calculating primary earnings per share until the Company determines that it is probable that such conditions will be met. In the event that the Company releases any shares from escrow to Dr. Birman, an officer and director of the Company, the Company will be required to record a non-cash compensation expense for financial reporting purposes. In the event of the release of the Escrow Shares, the Company will recognize a substantial non-cash charge to operations, equal to the then fair value of such shares, during the period in which the earnings thresholds are probable of being met, which would have the effect of significantly reducing or eliminating earnings, if any, at such time. In addition, the non-cash compensation expense will not be deductible for income tax purposes. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders -- Escrow Shares." There can be no assurance that the Company's earnings will attain the targets that would enable the Company to release the Escrow Shares.

ABSENCE OF DIVIDENDS

     The Company has paid no cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements, and other factors. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of Common Stock offered hereby will experience immediate and substantial dilution of the pro forma net tangible book value of the shares of Common Stock in the amount of $3.77 per share at the initial public offering price of $5.00 per share of Common Stock. In the event that the Representative's Warrants or other warrants or options to purchase Common Stock are exercised, or in the event that the

Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in this offering may experience further dilution in the pro forma net tangible book value per share of Common Stock. See "Dilution."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF MARKET PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or continue after this offering. If an active public market for the Common Stock does not develop or is not sustained, it will be more difficult for an investor desiring to liquidate his, her or its investment in the Common Stock to do so in an orderly fashion and could result in a decline in the market price for the Common Stock, perhaps below the price paid by the investor for such Common Stock. The initial public offering price of the Common Stock offered hereby was determined by negotiations between the Company and the Representative and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting" for factors considered in determining the initial public offering price. From time-to-time after this offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, the timing of the launch of health plans, changes in general conditions in the economy or the health care industry, legislative and regulatory actions, or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. On occasion, the equity markets have experienced significant price and volume fluctuations that have affected the market prices for many companies' securities, at times for reasons unrelated to the operating performance of those companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following this offering. Any such fluctuations that occur following this offering may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     The sale of a substantial number of shares of Common Stock after this offering, or the perception that such a sale could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sales or perception of such sales could make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. After giving effect to the sale of the Common Stock offered hereby and the tender of shares of Common Stock in repayment of a note payable to the Company, the Company will have 8,754,082 shares of Common Stock outstanding, including the 2,000,000 shares offered hereby and the Escrow Shares. The 2,000,000 shares offered hereby will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,754,082 shares are "restricted securities" within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act. The restricted shares may be sold in the future in compliance with Rule 144. Rule 144 generally provides that beneficial owners of Common Stock who have held such common stock for two years may sell, within any three-month period, a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. The Company has agreed not to sell any shares of its Common Stock, and its directors and officers have agreed not to offer, sell, or otherwise dispose of any shares that they currently own or that they may subsequently acquire upon exercise of options or warrants for a period of 24 months after the date of this Prospectus, except as otherwise permitted by the Representative. All of the Company's other stockholders have agreed not to sell any shares of Common Stock that they currently own or that they may subsequently acquire upon exercise of options or warrants for a period of 22 months after the date of this Prospectus. The Representative may consider permitting a sale of shares subject to so-called "lock-up" agreements in private transactions or pursuant to a registration statement effective under the Securities Act, if the Representative reasonably determines that the sale of such shares would not result in a material adverse effect to the value of the securities. See "Description of Securities -- Registration Rights."

     The Securities and Exchange Commission (the "Commission") has proposed reducing the initial Rule 144 holding period to one year. It is unclear whether or when such rule change will be enacted. If enacted, such modification will reduce the time when certain shares of the Common Stock become eligible for resale, although such shares will continue to be subject to the lock-up agreements described above.

STOCK ISSUABLE PURSUANT TO REPRESENTATIVE'S WARRANTS, OPTIONS, AND OTHER
WARRANTS

     The Company has agreed to issue to the Representative the Representative's Warrants to purchase 200,000 shares of Common Stock. The holders of the Representative's Warrants will have the right to require the Company to register the Representative's Warrants or the shares of Common Stock issuable upon exercise of the Representative's Warrants under the Securities Act. The Representative's Warrants will be exercisable at a price equal to 120% of the initial public offering price of the Common Stock during the four-year period commencing one year after the date of this Prospectus. The Company has also reserved 1,558,780 shares of Common Stock for issuance under the Company's stock option plans (the "Stock Option Plans") and 57,805 shares of Common Stock for issuance under warrants previously issued by the Company. The exercise price of the previously granted options is $1.37 per share ($5.00 per share for options granted to non-employee directors) and the weighted average exercise price of the previously issued warrants is $1.39 per share. With the exception of one option that is vested as to 20,058 shares, the previously granted options may be exercised beginning February 1, 1997. The previously issued warrants are exercisable at any time on or after January 1, 1997 and before December 31, 2001.

     The holders of the Representative's Warrants, options granted or that may be granted under the Company's Stock Option Plans, and outstanding warrants may profit from a rise in the market price of the Common Stock. The existence of the Representative's Warrants, options, and warrants may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, such holders are likely to exercise their rights at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such warrants and options.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and of the Delaware General Corporation Law (the "Delaware GCL") could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions (i) permit the issuance, without further stockholder approval, of preferred stock with rights and privileges that could be senior to the Common Stock, and (ii) require a super-majority vote requirement in connection with the adoption of certain corporate transactions not unanimously recommended to the stockholders by the Board of Directors, including merger, sale of assets, and securities acquisition transactions. Following this offering, the Company will also be subject to Section 203 of the Delaware GCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Securities." Because any person interested in acquiring the Company or its business could be obligated to do so in a transaction negotiated with management of the Company, the prospects of a disposition of the Company through an auction process are reduced, thereby reducing the potential that a significant premium over the market value of shares of Common Stock would occur. However, because the directors of the Company owe a fiduciary duty to the stockholders, if a decision to sell the Company is made the directors could have an obligation to maximize the price paid for the Company or the shares of its Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements and information contained under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" concerning future, proposed, and intended activities of the Company and the health care industry, and other statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Securities Act). Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors."

                                  THE COMPANY

     The Company was incorporated in 1994 in Tennessee under the name BA Forum, Inc. Its name was changed to Birman Managed Care, Inc. in October 1995. The Company was reincorporated in Delaware in September 1996. The Company serves as the holding company for Birman & Associates, Inc. and BMC Health Plans, Inc. Birman & Associates, Inc. has been engaged in the business of providing the Quality Management Program since 1991. As of June 30, 1995, Birman & Associates, Inc. distributed all of the shares of capital stock of Birman Farms, Inc., a livestock breeding operation, as a dividend to its then sole shareholder, David
N. Birman, M.D. In July 1995, Dr. Birman contributed all of the outstanding common stock of Birman & Associates, Inc. to the Company. BMC Health Plans, Inc. was formed in November 1994 to pursue the development of the Company's health plan business with Dr. Birman as its sole shareholder. In January 1995, Dr. Birman contributed all of the outstanding common stock of BMC Health Plans, Inc. to the Company.

     In furtherance of its health plan business, in June 1996 the Company acquired substantially all of the assets of Hughes & Associates, Inc. ("Hughes"), a Jackson, Mississippi-based provider of utilization review services to insurance companies and health care plans.

     On January 15, 1997, the Company acquired substantially all of the issued and outstanding shares of capital stock of Canton, an inactive holder of a certificate of authority to operate a HMO in Mississippi. Canton has been renamed Care3, Inc.. As a result of the issuance of shares of Care3, Inc. to certain of the founders of Canton, Care3, Inc. currently is a 69% subsidiary of the Company. The Company may reduce its ownership percentage of Care3, Inc. to 60% by allowing selected physicians to acquire shares of Care3, Inc. common stock. The Company anticipates that it will own not less than 60% of Care3, Inc.

     Through another newly formed subsidiary, MMMC, Inc., the Company is embarking into the management services organization ("MSO") business by entering into an administrative services agreement with a network of private medical practitioners in the Gulfport, Mississippi area, MedSouth, Inc. ("MedSouth"). The Company anticipates that it will hold a 90% interest in the MSO, with MedSouth owning the balance of the capital stock.

     The Company's executive offices are located at 502 Gould Drive, Cookeville, Tennessee 38506; its telephone number is (615) 432-6532.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, at the initial public offering price of $5.00 per share, are estimated to be approximately $8,190,000, after deducting estimated offering expenses of approximately $1,010,000 and underwriting discounts and commissions of $800,000. The Company currently intends to use the net proceeds of this offering for the following purposes:

                                                                               ESTIMATED
                                     PURPOSE                                     AMOUNT
    -------------------------------------------------------------------------  ----------
    HMO restricted cash reserves(1)..........................................  $3,000,000
    Development and implementation of health plans(2)........................  $2,500,000
    Acquisition of Canton(3).................................................  $1,000,000
    Expansion of Quality Management Program business(4)......................  $  500,000
    Working capital for general corporate purposes...........................  $1,190,000

---------------
(1) This amount represents the estimated sums required to be deposited in restricted accounts to evidence the Company's solvency under the HMO licensing regulations of Tennessee, Kentucky, and other states.

(2) This amount includes the estimated cost of developing and implementing a health plan in Tennessee and the possible development and implementation of similar plans in Kentucky and approximately two other states.

(3) This amount includes the estimated cost of completing the acquisition of Canton, the holder of a certificate of authority to operate a HMO in Mississippi, including the cash portion of the purchase price paid to the shareholders of Canton and the start-up operation of the health plan in Mississippi.

(4) This amount includes the estimated costs of developing computer software and databases to enhance the Quality Management Program; the recruitment, employment, and training of professional staff members, including physicians; and Quality Management Program marketing and promotional costs and expenses to be incurred through July 31, 1997.

     Until applied as set forth above, the net proceeds will be invested in short-term, investment-grade instruments or bank certificates of deposit. Investment of the net proceeds in short-term securities rather than operations could adversely affect the Company's overall return on its capital.

     The foregoing represents the Company's current intentions with respect to the allocation of the net proceeds of this offering based upon its present plans and business conditions. There can be no assurance that unforeseen events or changes in business conditions or federal or state or government regulations will not result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. See "Risk Factors."

     The Company will not receive any proceeds from the sale of Common Stock offered by certain stockholders in connection with any exercise of the Underwriters' over-allotment option. See "Principal Stockholders." Any funds received by the Company upon exercise of the Representative's Warrant will be added to working capital.

                                DIVIDEND POLICY

     To date, the Company has not paid any cash dividends on its Common Stock. The payment of dividends in the future will be within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. The Company does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations. See "Risk Factors -- Absence of Dividends" and "Description of Securities."

                                    DILUTION

     The difference between the public offering price per share of Common Stock and the as adjusted pro forma net tangible book value per share of Common Stock after this offering and giving effect to the recent acquisition of Canton constitutes the dilution to investors in this offering. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total pro forma assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock (excluding escrow shares).

     At September 30, 1996, the pro forma net tangible book value of the Company was $1,654,845 (unaudited), or $0.28 per share of Common Stock. At September 30, 1996, after giving effect to the sale of the Common Stock offered hereby at the initial offering price of $5.00 per share (less underwriting discounts and commissions and estimated expenses of this offering) and the tender of shares of Common Stock in repayment of a note payable to the Company, the as adjusted pro forma net tangible book value at that date would be $9,545,805, or $1.23 per share. This represents an immediate increase in the adjusted pro forma net tangible book value of $.95 per share to existing stockholders and an immediate dilution of $3.77 per share to new investors, or approximately 75% of the initial offering price of $5.00 per share.

     The following table illustrates the per share dilution to new investors without giving effect to the results of operations of the Company subsequent to September 30, 1996:

    Initial public offering price........................................            $5.00
      Pro forma net tangible book value at September 30, 1996............  $ .28
      Increase attributable to new investors.............................  $ .95
    Net tangible book value after offering...............................            $1.23
                                                                                     -----
    Dilution to new investors............................................            $3.77
                                                                                     =====

     The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid, and the average price per share paid by existing stockholders and by new investors in this offering.

                                          SHARES PURCHASED
                     ----------------------------------------------------------      TOTAL CONSIDERATION       AVERAGE
                     NON- ESCROW   ESCROW       SHARES                              ---------------------       PRICE
                       SHARES      SHARES      TENDERED      NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                     ----------   ---------   -----------   ---------   -------     -----------   -------     ---------
Existing
  stockholders.....  5,931,082    1,000,000     (177,000)   6,754,082    77.15%     $ 2,010,000    16.74%       $ .30
Public investors...  2,000,000           --           --    2,000,000    22.85%     $10,000,000    83.26%       $5.00
                     ---------    ---------      -------    ---------   ------      -----------   ------
         Total.....  7,931,082    1,000,000     (177,000)   8,754,082   100.00%     $12,010,000   100.00%
                     =========    =========      =======    =========   ======      ===========   ======

     The above table assumes no exercise of (i) the Underwriters' over-allotment option, (ii) the Representative's Warrants, (iii) other outstanding warrants to purchase 57,805 shares of Common Stock at a weighted average exercise price of $1.39 per share, (iv) options to purchase 1,006,566 shares of Common Stock granted to key employees at an exercise price of $1.37 per share, and (v) options to purchase 12,000 shares of Common Stock granted to non-employee directors at an exercise price of $5.00 per share. See "Risk
Factors -- Immediate and Substantial Dilution," "Management -- Compensation of Directors," "Management -- Fiscal 1996 Option Grants," "Principal Stockholders," "Underwriting," and "Description of Securities." If the Underwriters' over-allotment is exercised in full, the number of shares of Common Stock held by existing stockholders will be reduced to 6,454,082 shares, or 73.73% of the total number of shares to be outstanding after this offering, and the number of shares of Common Stock held by new investors will be increased to 2,300,000, or 26.27% of the total number of shares of Common Stock to be outstanding after this offering. See "Principal Stockholders."

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of September 30, 1996, (ii) the pro forma capitalization as of September 30, 1996, giving effect to the recent acquisition of Canton, as if such acquisition had occurred on such date, and (iii) the pro forma capitalization as of September 30, 1996, as adjusted to give effect to the sale of the Common Stock offered hereby (at the initial public offering price of $5.00 per share), the tender of 177,000 shares of Common Stock of Dr. Birman as payment in full of his $775,000 note payable to the Company, plus accrued interest, and the application of the net proceeds therefrom as described under "Use of Proceeds," as if all such events had occurred on September 30, 1996.

                                                                    SEPTEMBER 30, 1996
                                                      ----------------------------------------------
                                                                                        PRO FORMA
                                                        ACTUAL       PRO FORMA(1)      AS ADJUSTED
                                                      ----------     ------------     --------------
Long-term debt(1)(2)................................  $    4,404      $  604,404       $    604,404
                                                      ----------      ----------       ------------
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...           0               0                  0
  Common Stock, $.001 par value, 25,000,000 shares
     authorized; 6,931,082 shares issued and
     outstanding actual and 8,754,082 shares issued
     and outstanding pro forma as adjusted(3)(4)....       6,931           6,931              8,754
Additional paid-in capital..........................   1,780,612       1,780,612          9,193,789
Retained earnings...................................   1,642,627       1,642,627          1,642,627
                                                      ----------      ----------       ------------
          Total stockholders' equity................  $3,430,170      $3,430,170       $ 10,845,170
                                                      ==========      ==========       ============
          Total capitalization......................  $3,434,574      $4,034,574       $ 11,449,574
                                                      ==========      ==========       ============

---------------
(1) The purchase price for Canton was $1,500,000, of which $700,000 was paid in cash at the closing and $800,000 is payable in four equal annual installments of $200,000 of principal plus interest at 2% per annum on the unpaid principal balance commencing on the first anniversary of the closing.

(2) The Company has a $1,000,000 maximum principal amount working capital revolving line of credit facility with American National Bank and Trust Company of Chicago. The facility has an initial maturity date of October 31, 1997. The facility provides for the accrual of interest on the unpaid balance at an annual rate equal to the lender's prime rate, adjusted daily. The facility is secured by the accounts receivable of the Quality Management Program and of Hughes.

(3) Excludes (a) 1,006,566 shares of Common Stock subject to options pursuant to the Company's 1995 Option Plan at an exercise price of $1.37 per share; (b) 12,000 shares of Common Stock subject to options pursuant to the Company's 1996 Non-Employee Directors' Non-Qualified Stock Option Plan at an exercise price of $5.00 per share, (c) 57,805 shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants at a weighted average exercise price of $1.39 per share, and (d) 200,000 shares of Common Stock subject to the Representative's Warrants. See "Management -- Stock Option Plans" and "Description of Securities."

(4) Includes 1,000,000 Escrow Shares. See "Principal Stockholders -- Escrow Shares."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary historical financial data have been derived from the audited consolidated financial statements of the Company. The historical consolidated statement of operations data set forth below with respect to the fiscal years ended June 30, 1995 and June 30, 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The selected financial data for the three months ended September 30, 1995 and 1996 have been derived from unaudited financial statements that are included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending June 30, 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                          HISTORICAL                                 HISTORICAL
                                     ---------------------   PRO FORMA(3)    ---------------------------   PRO FORMA(3)
                                                             -------------                                 -------------
                                       FISCAL YEAR ENDED       12 MONTHS         THREE MONTHS ENDED        THREE MONTHS
                                           JUNE 30,              ENDED              SEPTEMBER 30,              ENDED
                                     ---------------------     JUNE 30,      ---------------------------   SEPTEMBER 30,
                                       1995        1996          1996            1995           1996           1996
                                     ---------   ---------   -------------   ------------   ------------   -------------
                                                       (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS:
  Revenue..........................  $   4,818   $   8,417     $   8,417      $    1,417     $    2,372      $   2,372
  Costs and expenses:
    Cost of revenue................      2,381       2,279         2,279             431            889            889
    Selling, general and
      administrative...............      3,114       4,237         4,309             926          1,169          1,182
                                     ----------  ----------   ----------      ----------     ----------     ----------
    Income (loss) from
      operations...................       (677)      1,901         1,829              60            314            301
                                     ----------  ----------   ----------      ----------     ----------     ----------
  Income (loss) from continuing
    operations.....................       (483)      1,172         1,130              35            241            244
                                     ----------  ----------   ----------      ----------     ----------     ----------
  Net income (loss)................  $    (699)  $   1,172     $   1,130      $       35     $      241      $     244
                                     ==========  ==========   ==========      ==========     ==========     ==========
  Net income (loss) per share:(2)
    -- primary.....................  $    (.10)  $     .17     $     .13      $      .01     $      .04      $     .03
                                     ==========  ==========   ==========      ==========     ==========     ==========
    -- fully diluted...............  $    (.10)  $     .15     $     .12      $      .00     $      .03      $     .03
                                     ==========  ==========   ==========      ==========     ==========     ==========
Weighted average common shares
  outstanding:
  -- primary.......................  6,703,517   6,703,517     8,526,517       6,703,517      6,703,517      8,526,517
                                     ==========  ==========   ==========      ==========     ==========     ==========
  -- fully diluted.................  6,703,517   7,703,517     9,526,517       7,703,517      7,703,517      9,526,517
                                     ==========  ==========   ==========      ==========     ==========     ==========

                                                                            SEPTEMBER 30, 1996
                                                              ----------------------------------------------
                                                                                                PRO FORMA,
                                                                ACTUAL       PRO FORMA(1)     AS ADJUSTED(3)
                                                              ----------     ------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $1,762,684      $  866,771       $  9,532,731
  Total assets..............................................  $4,341,661      $5,388,490       $ 12,803,490
  Total liabilities.........................................  $  911,491      $1,958,320       $  1,958,320
  Stockholders' equity......................................  $3,430,170      $3,430,170       $ 10,845,170

---------------
(1) Gives effect on a pro forma basis to the recent acquisition of the capital stock of Canton. The pro forma combined statement of operations data for the year ended June 30, 1996, and the three-month period ended September 30, 1996 does not purport to represent what the Company's results of operations would have been if such acquisition had been consummated on the first day of the respective periods. Proforma condensed consolidated financial statements (unaudited) of the Company are included in the "Financial Statements" section of this Prospectus.

(2) Earnings per share is based on the average number of shares of Common Stock and Common Stock equivalents outstanding during the year. Shares of Common Stock to be placed in escrow upon completion of this offering, which are Common Stock equivalents, have been included in the calculation of fully diluted earnings per share. Shares of Common Stock issued at amounts substantially below the initial public offering price within the one-year period prior to the initial filing of the registration statement relating to this offering are considered outstanding for all periods presented. The pro forma average number of shares of Common Stock and Common Stock equivalents outstanding include the shares issuable upon the completion of this offering, and excludes 177,000 shares tendered by Dr. Birman as payment in full of his $775,000 note payable to the Company, plus accrued interest. See "Principal Stockholders -- Escrow Shares," "Certain Transactions" and Note 16 of the Notes to Consolidated Financial Statements.

(3) Gives effect on a pro forma, as adjusted basis to (a) the recent acquisition of Canton, and (b) the sale by the Company of the Common Stock offered hereby at the initial public offering price of $5.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." Includes Escrow Shares. See footnote 2 above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS AND ORGANIZATION

     The Company is a health care consulting and management company dedicated to improving the quality, controlling the cost, and enhancing the efficiency of the management and delivery of health care services by focusing on the physician as the most important factor in the health care system. The Company commenced operations in 1991 as Birman & Associates, Inc. to provide its proprietary Quality Management Program to hospitals to educate their medical staffs on patient management. As an expansion of its business, the Company, through BMC Health Plans, Inc., is developing and will operate various health plans in association with physician networks and other health care providers based upon its belief that it can apply its Quality Management Program experience to improve the management and delivery of health care services in managed care systems. As part of its health plan business, the Company will organize physicians into independent practice associations, or networks, that will provide services to health plans, including those operated by the Company. The Company concentrates its efforts on rural communities, particularly in the south-central, southeast, and central United States, with an initial focus for its health plans in Mississippi and Tennessee, where the development of managed care programs has lagged behind other areas of the country.

     The Company has historically rendered its consulting services under contracts with hospital-clients that typically provide for results oriented compensation to the Company based upon increases in the hospital-clients' revenue attributable to the Quality Management Program. The Company also has fixed rate and combined fixed rate and results oriented engagements with certain hospital-clients. Substantially all of the Company's revenue in its 1995 and 1996 fiscal years and the first quarter of fiscal 1997 was derived from consulting fees from its Quality Management Program.

     The Company intends to leverage the expertise and professional relationships it has gained from providing its Quality Management Program and to capitalize on the evolution from traditional fee-for-service to capitated systems in rural communities. The Company currently is developing and will operate a variety of community-based, physician-driven, comprehensive health plans. To accelerate entry into the health plan business in Mississippi, the Company has acquired Canton, an inactive holder of a certificate of authority to operate an HMO in certain counties in northern Mississippi. Also, the Company has arranged for MedSouth Inc. to provide health care services through its provider network consisting of approximately 350 physicians, four hospitals, and several ancillary health service providers in the Gulfport, Mississippi area. The Company currently anticipates that the Mississippi HMO will commence operations soon after it receives authority to operate in the six county southern Mississippi region, which the Company expects to occur in the first quarter of calendar 1997. In addition, the Company plans to apply to the State of Tennessee for an HMO license to utilize a physician network the Company is developing in that state.

     To position itself for future expansion, in 1994 the Company was incorporated as Birman Managed Care, Inc. in Tennessee to be the holding company for Birman & Associates, BMC Health Plans Inc., and any other future subsidiaries. In connection with the formation of the Company as a holding company for its subsidiaries, in June 1995 Birman & Associates, Inc. distributed to its then sole shareholder, David N. Birman, M.D., all of the shares of capital stock of Birman Farms, Inc., a livestock breeding operation. In September 1996, the Company was reincorporated as a Delaware corporation.

     The following discussion of the results of the operations and financial condition of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Historical results and percentage relationships among accounts are not necessarily an indication of trends in operating results for any future period. The consolidated financial statements present the accounts of Birman Managed Care, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company changed its fiscal year end for financial reporting purposes from December 31 to June 30 beginning with the 1995 fiscal year.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of revenue represented by certain items reflected in the Company's Consolidated Statements of Operations for the periods indicated.


                                                    FISCAL YEAR           THREE MONTHS ENDED
                                                      JUNE 30                SEPTEMBER 30,
                                                  ---------------     ---------------------------
                                                  1995      1996         1995            1996
                                                  -----     -----     -----------     -----------
                                                                      (UNAUDITED)     (UNAUDITED)
    Revenue.....................................  100.0%    100.0%       100.0%          100.0%
    Cost of revenue.............................   49.4%     27.1%        30.4%           37.5%
    Gross margin................................   50.6%     72.9%        69.6%           62.5%
    Selling, general and administrative
      expenses..................................   64.7%     50.3%        65.3%           49.3%
    Income (loss) from operations...............  (14.1)%    22.6%         4.3%           13.3%
    Other income (expense):
      Interest expense..........................   (1.2)%     (.5)%        (.7)%            .0%
      Interest income...........................     .6%       .5%          .3%            1.6%
      Loss on sale of assets....................     --       (.1)%         --              --
    Income (loss) before provision for income
      taxes.....................................  (14.7)%    22.5%         3.9%           14.9%
    Provision for income tax (expense)
      benefit...................................    4.7%     (8.6)%       (1.4)%          (4.7)%
    Income (loss) from continuing operations....  (10.0)%    13.9%         2.5%           10.2%
    Loss from discontinued operations...........   (4.5)%      --           --              --
    Net income (loss)...........................  (14.5)%    13.9%         2.5%           10.2%

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1995

     Revenue. Revenue from the Quality Management Program increased by 56%, to approximately $2,216,000 in the three months ended September 30, 1996, from approximately $1,417,000 in the comparable period of the prior year. Additional revenue of $156,000 is attributable to the operations of Hughes. The growth in revenue was attributable to management's action to initiate engagements by new hospital-clients. The aggregate Medicare discharges of the hospital-clients increased by 68.7% to 11,300 for the three months ended September 30, 1996, from 6,700 in the comparable period of the prior year and the number of hospital-clients increased to 32 in September 1996 from 21 in September 1995.

     Cost of Revenue. The cost of revenue includes all costs directly associated with the operations of the Quality Management Program, including compensation of physicians and allied medical specialists, consulting staff travel and lodging, and other direct costs of the Quality Management Program. The cost of revenue of the Quality Management Program increased by 89%, to approximately $814,000 for the three months ended September 30, 1996, from approximately $431,000 in the comparable period of the prior year due to an increase in the number of hospital-clients. The Company's cost of revenue increased to 37.5% for the three months ended September 30, 1996 from 30.4% for the three months ended September 30, 1995, due primarily to (i) a one-time charge for the development of an audit and compliance program for the Quality Management Program, which resulted in a 3.6% increase in the cost of revenue;
(ii) an increase in training costs due to the hiring of additional physicians and allied medical specialists for hospital engagements scheduled or anticipated to start in the second quarter of fiscal 1997, which resulted in an increase in cost of revenue of 2.0%; and (iii) an increase in other direct costs of the Quality Management Program, which resulted in a 1.5% increase in cost of revenue.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 26.3%, to approximately $1,169,000 for the three months ended September 30, 1996, from approximately $926,000 in the comparable period of the prior year. The increase in selling, general and administrative expenses for the three months ended September 30, 1996 was primarily attributable to (i) the expansion of the Company's management team and
(ii) selling, general and administrative expenses for Hughes & Associates, Inc., which was acquired in June 1996 and not consolidated with the financial statements in the comparable period of the prior year. As a percentage of revenue, selling, general and administrative expenses decreased to 49.3% for the three months ended September 30, 1996 from 65.3% in the comparable period in the prior year.

     Interest Income and Expense. Interest income increased to approximately $38,000 for the three months ended September 30, 1996 from approximately $4,600 in the comparable period of the prior year. This increase was attributable to interest on the increased balance of cash deposits held primarily in money market accounts and also on the increased balance on loans made by the Company to Dr. Birman in connection with the farm operations distributed to him in fiscal 1995. See "Discontinued Operations" below. Interest expense decreased approximately $10,000, an improvement of 97% for the three months ended September 30, 1996 from the comparable period of the prior year, as a result of the Company repaying substantially all the outstanding principal of its term loan in June 1996.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO THE FISCAL YEAR ENDED JUNE 30, 1995

     Revenue. For the fiscal year ended June 30, 1996, revenue from the Quality Management Program increased by $3.6 million to $8.4 million, or 75%, over the revenue for fiscal 1995. Approximately 75% of this increase was attributable to an overall improvement in the Company's results from the Quality Management Program as measured by increases in the hospital-clients' Medicare related revenue and approximately 25% of this increase was attributed to management's action to initiate engagements by new hospital-clients. Period to period changes in the volume of the Quality Management Program business of the Company is measured in aggregate annual Medicare discharges of the Company's hospital-clients. Aggregate Medicare discharges is a factor of the size and number of hospital-clients. The aggregate Medicare discharges of the hospital-clients increased from 30,000 in fiscal 1995 to 36,000 in fiscal 1996 and the number of hospital-clients increased from 20 in June 1995 to 29 in June 1996.

     Cost of Revenue. The cost of revenue includes all costs directly associated with the operations of the Quality Management Program, including compensation of physicians and allied medical specialists, consulting staff travel and lodging, and other direct costs of the Quality Management Program. In fiscal 1996, the Company changed the compensation program for its physicians and allied medical specialists from fixed per diem rates to a combination of salary and performance-based arrangements and implemented a geographically focused marketing plan that was effective in improving the utilization of existing consulting personnel and resources. These changes reduced the cost of revenue by approximately $100,000 in fiscal 1996. This cost decrease, combined with increased revenue, resulted in a 22% improvement in the gross margin from fiscal 1995 to fiscal 1996.

     Selling, General and Administrative Expenses. For fiscal 1996, selling, general and administrative expenses increased to $4.2 million from $3.1 million in fiscal 1995. Approximately 72% of this increase is a result of a full year of costs of executive and administrative personnel hired in mid-fiscal 1994 to position the Company to develop its health plan business and the expenditure of funds to develop the health plan business. In addition, the Company increased its Quality Management Program marketing efforts and incurred costs associated with the exploration of acquisition opportunities. As a percentage of revenue, selling, general and administrative expenses decreased from 64.7% to 50.3% in fiscal 1996, a 14% improvement, as a result of an enhanced marketing plan that increased revenues significantly. The enhanced marketing plan included the addition of new sales personnel, the expansion into new markets, and the utilization of a team approach to marketing, which included involving physicians in the marketing effort. Management currently intends to continue to utilize the new sales approach in the foreseeable future. During the first four months of fiscal 1997, the Company recruited four new hospital-clients.

     Interest Income and Expense. Interest income increased almost $20,000, or 64%, in fiscal 1996 over fiscal 1995 as a result of the accrual of interest on loans made by the Company to Dr. Birman in connection with the farm operations distributed to him in fiscal 1995. See "Discontinued Operations" below. Interest expense decreased approximately $13,000, an improvement of 23% in fiscal 1996 over fiscal 1995, as a result of the Company repaying the $483,896 outstanding principal balance of its term loan.

     Discontinued Operations. The losses from discontinued operations for fiscal 1995 related to a farm operated by the Company during the period that Dr. Birman was the sole shareholder of Birman & Associates, Inc. All assets and liabilities related to the farm operation were distributed by the Company to Dr. Birman as of the close of fiscal 1995. During fiscal 1996, no expenses were incurred by the Company in connection with this discontinued operation. However, the Company lent Dr. Birman approximately $28,000 per month throughout fiscal 1996 to fund negative cash flow experienced by the farm. The total amount lent to Dr. Birman during the period of July 1, 1995 through September 9, 1996 to defray the operating and ownership costs of the farm was approximately $465,000. Accordingly, as of September 9, 1996, Dr. Birman owed a total of $775,000 to the Company. See "Certain Transactions."

RECENT AND PROPOSED ACQUISITIONS

     In furtherance of its health plan business, in June 1996 the Company acquired substantially all of the assets of Hughes, a provider of utilization review services to insurance companies and health plans. Hughes did not contribute materially to the results of operations of the Company for fiscal 1996. The Company anticipates that Hughes will make a reasonable direct contribution to the revenue and net operating income of the Company beginning in fiscal 1997, particularly after the Company commences its health plan business. In this regard, the utilization review and case management services of Hughes are expected to enable the Company to market its physician networks and management service organization services to large, self-funded employee groups.

     As discussed under "Business and Organization," above, the recent acquisition of Canton provides to the Company a certificate of authority to operate an HMO in certain counties in northern Mississippi. The Company has made application to the Department of Insurance of the State of Mississippi for authority to operate an HMO in the six-county southern Mississippi region. The Company expects to receive that authority in the first quarter of calender 1997, at which time the Company's Mississippi HMO will commence operations. The effect on the Company's operations of the Mississippi HMO will depend to a large extent on the Company's ability to attract enrollees to its Mississippi health plan which, in turn, will depend to a significant extent upon the Company's ability to offer PPO and point-of-service options to its enrollees in addition to the HMO option. Because the Company's health plan business will be in a "start-up" phase for at least six months after the HMO commences operations in Mississippi, the Company anticipates that the Canton acquisition will result in a net operating loss during at least the first three quarters of calendar 1997.

SEASONALITY

     Revenue and operating results historically have varied significantly from period to period based upon seasonality. The Company typically realizes a substantial portion of its revenue during the calendar quarters ending December 31, March 31, and June 30, with significantly lower revenue realization during the calendar quarter ended September 30. Additionally, revenue fluctuates from month-to-month based on the total number of Medicare discharges experienced by hospital-clients and hospital-clients' average case mix index reflecting severity of illness. The Company anticipates that this seasonality will diminish with the introduction of health plan revenue.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital to market its Quality Management Program and to develop and launch its health plan business including, among other costs, the organization of the requisite management infrastructure necessary to implement the Company's health plan business. During fiscal 1995, the Company financed its operating and business development activities primarily through operating revenue, net borrowings in excess of repayments of principal of $542,930 under a term loan made available to the Company by First American National Bank of Tennessee, net collections on notes receivable from Dr. Birman and short-term borrowings from a director and unrelated third parties of $171,854, and proceeds of $144,299 from the sale of assets.

     During the three months ended September 30, 1995, the Company financed its operating and business development activities primarily through operating revenue and the net proceeds of $392,500 from the private placement of shares of Common Stock. During the three months ended September 30, 1995, the Company repaid $95,800 net principal of its term loan using proceeds from the private placement of Company Stock. In addition, the Company advanced approximately $143,000 against notes receivable from Dr. Birman and invested approximately $11,000 in the purchase of property and equipment. See "Certain Transactions."

     During fiscal 1996, the Company financed its operations and business development activities primarily through operating revenue and the net proceeds of a $1,605,043 private placement of Common Stock. In fiscal 1996, the Company repaid the entire principal balance of its term loan using proceeds from the private placement of Common Stock. In addition, the Company repaid $175,000 of short-term borrowings through the exchange of 127,645 shares of Common Stock.

     During the three months ended September 30, 1996, the Company financed its operating and business activities primarily through operating revenue. In the three months ended September 30, 1996, the Company advanced approximately $141,000 to Dr. Birman, invested approximately $142,000 in the purchase of property and equipment, and repaid $1,607 of principal of its term loan. In addition, the Company collected $9,000 in notes receivable from Dr. Birman. See "Certain Transactions."

     The Company recently acquired all of the outstanding capital stock of Canton for $1,500,000, of which $700,000 was paid in cash and $800,000 was paid by the issuance of promissory notes payable in four equal annual installments of $200,000 each plus interest at the rate of 2% per annum on the unpaid principal balance. Additional capital will be required to establish the reserves required under Mississippi and Tennessee HMO regulations and to further develop and market the Company's health plans.

     The Company has a $1,000,000 maximum principal amount working capital line of credit facility with American National Bank and Trust Company of Chicago. The credit facility is secured by a pledge of the Company's Quality Management Program and quality assurance/utilization review accounts receivable. These receivables are obligations of the hospital-clients to the Company and of insurance company and self-insured employer clients to Hughes, and are not Medicare or Medicaid receivables.

     The Company believes that the net proceeds of this offering, together with its existing cash resources and available credit facilities, will be sufficient to meet the Company's anticipated acquisition, expansion, and working capital needs for the next 24 months. The Company, however, may raise capital through the issuance of long-term or short-term debt or the issuance of securities in private or public transactions to fund future expansion of its business either before or after the end of the 24-month period. There can be no assurance that acceptable financing for future transactions can be obtained.

IMPACT OF ACCOUNTING STANDARDS

Escrowed Shares

     The Company contemplates that the release of the Escrow Shares to Dr. Birman, who is an officer and director of the Company, should it occur, will result in a substantial non-cash compensation charge to operations, based on the then fair market value of the shares. Such charge could cause the Company to report a net loss or reduce or eliminate the Company's net income, for financial reporting purposes, for the period during which such shares are or become probable of being released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities. See "Principal Stockholders -- Escrow Shares."

Recent Pronouncements

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's fiscal year ending June 30, 1997. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

     During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for fiscal years beginning after December 31, 1995.

     Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

                                    BUSINESS

OVERVIEW

     The Company is a health care consulting and management company dedicated to improving the quality, controlling the cost, and enhancing the efficiency of the management and delivery of health care services by focusing on the physician as the most important factor in the health care system. In pursuing these goals, the Company currently provides its proprietary Quality Management Program to hospitals to educate their medical staffs on patient management. As an expansion of its business, the Company is developing and will operate various health plans in association with physician networks, hospitals, and other health care providers based upon its belief that it can apply its Quality Management Program experience to improve the management and delivery of health care services in managed care systems. As part of its health plan business, the Company will organize physicians into independent practice associations, or networks, that will provide services to the Company's health plans as well as to independent health plans. In addition, the Company intends to provide management services to its health plans as well as to independent health plans. The Company concentrates its efforts on rural communities, particularly in the south-central, southeast, and central United States, with an initial focus for its health plans on Mississippi and Tennessee, where the development of health care management systems and managed care programs has lagged behind other areas of the country.

     Under its Quality Management Program, physicians employed by the Company consult directly with attending physicians at hospital-clients regarding their overall patient management program, as systematized in the medical record. The Quality Management Program is designed to (i) improve patient care by encouraging the use of the Company's proprietary methodology to assist physicians in the identification of symptoms and conditions, to determine appropriate treatment, and to prioritize the goals and objectives of the treatment plan, (ii) reduce the cost to its hospital-clients of patient care as a result of the early intervention in identified health problems, and (iii) more accurately describe in the medical record the severity and complexity of the patient's illness and the resources utilized to treat the patient. The benefits of the Quality Management Program typically result in increased Medicare reimbursements for the Company's hospital-clients.

     To leverage the expertise and professional relationships it has gained from providing its Quality Management Program and to capitalize on the evolution from traditional fee-for-service to capitated systems in rural communities, the Company currently is developing and will operate a variety of community-based, physician-driven, comprehensive health plans. The Company's health plans are being designed to provide high-quality and cost-efficient health care by aligning the interests of physicians and their patients by involving selected community physicians in the development and implementation of treatment standards, by including selected leaders in the physician community as owners of the local health plans, and by providing participating physicians with the opportunity to share in savings realized from their own practice management through the return of a portion of the risk pools established to protect against cost overruns. The Company's health plans will offer a number of programs, including a point-of-service option that will enable patients to control their health care costs while maintaining access to a broad range of providers. Under the point-of-service option, patients will have the flexibility to select physicians participating in the Company's HMO, PPO, or indemnity plan at the time service is sought in order to control their health care costs while maintaining access to a broad range of providers.

INDUSTRY BACKGROUND

General

     In response to escalating health care costs over the past 20 years, federal and state governmental authorities have increasingly emphasized stringent cost-containment measures and employers, consumers, and other purchasers of health care have sought cost-effective alternatives to traditional indemnity insurance, under which providers generally receive payment on a fee-for-service basis.

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     Although traditional health insurance plans permit enrollees to select any physician or hospital, enrollees are often responsible for significant deductibles and provider charges in excess of reimbursement allowances. Developed primarily as an alternative to traditional indemnity insurance, HMOs arrange for the delivery of health care to enrollees through participating health care providers for a fixed monthly premium with little or no deductibles or copayments regardless of the frequency, value, or type of health care services utilized. HMOs generally are able to arrange for health care delivery at lower costs than those associated with traditional indemnity insurance plans by managing the utilization of health care services, by imposing case management procedures, by negotiating with providers for discounts from standard health care provider rates, and through risk-sharing arrangements with the providers.

     Since the mid-1980s, increased employer focus on health care costs, employee choice, and flexibility in obtaining health care has led to the development of additional managed health care options, some of which are self-funded. These alternatives include PPOs and point-of-service options. In a PPO, the enrollee obtains care from a network of preferred providers who provide services on a discounted fee-for-service basis. A point-of-service option offers a combination of HMO, PPO, and indemnity insurance. Option plans have gained favor with some large employer groups because they allow consolidation of health benefit programs and often permit the enrollee to choose providers within the HMO or to select a PPO or unaffiliated provider at a higher out-of-pocket cost. While increasingly popular as a means of expanding employee choice, these alternatives also result in increased health care costs to employers to the extent that employees select health care options without the managed care features of HMOs.

Medicare and Medicaid

     In 1965, Congress enacted the Medicare and Medicaid programs as a part of the Social Security Amendments. Medicare is a national health insurance program for disabled and aged Americans that separates coverage for inpatient hospital services and physician services, compensates physicians on a "usual and customary" charge basis, and pays hospitals on a reasonable cost basis. In general, most Americans who either (i) are age 65 or older, (ii) receive disability payments under Social Security, or (iii) need a kidney transplant or renal dialysis are entitled to inpatient hospital services, commonly known as Medicare Part A benefits. By paying a monthly fee, any person entitled to Part A benefits also may choose to receive additional coverage for physician and outpatient ambulatory service coverage, commonly known as Medicare Part B. The Medicare program is administered by HCFA, a division of the Department of Health and Human Services, although HCFA has assigned most of the day-to-day administration of the Medicare program to private enterprises, such as insurance companies, appointed as fiscal intermediaries.

     In response to spiralling increases in Medicare expenditures, significant amendments were made to the Medicare program in 1983, including a conversion of the Part A program to the prospective payment system. Under Part A of the Medicare program, the Medicare program currently pays a hospital a preset amount on a per-case basis based upon a prospectively assigned reimbursement value. A prospective payment is established by classifying each Medicare patient admitted by the hospital into one of 495 diagnosis-related groups ("DRGs"). Each DRG is cost-weighted based on an index of average costs set by HCFA. To determine the reimbursement rate for the hospital, the relative cost weight for an assigned DRG is then multiplied by a blended rate assigned to the hospital that takes into account various factors, such as location, Medicare utilization, and community economics.

     The average value of all DRGs assigned to cases within a given time frame is referred to as the case mix index ("CMI"). The CMI represents the average severity of the cases treated by a hospital. The greater the severity of illness, the higher the CMI; the greater the CMI, the higher the Medicare reimbursement. A hospital must efficiently provide high-quality care and accurately report its severity of illness through appropriate DRGs in order to realize fair compensation under the Medicare system.

     Medicaid is a federal/state program that provides medical assistance for low income individuals who are aged, blind, disabled, or eligible for Aid to Families with Dependent Children assistance. In general, each state administers its own Medicaid program. The amount of federal payments contributed to each state's Medicaid program is based upon the state's per-capita income level. To qualify for federal Medicaid funds, a state

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Medicaid program must meet minimum requirements regarding coverage and services.
States also may elect to extend coverage to larger populations or offer a broader range of services. Under Medicaid, hospitals are generally paid based on their reasonable costs or variations on prospective payment systems and physicians are paid using a charge-based system, fee schedules, or relative value scales.

Managed Care

     Managed care encompasses various arrangements among health care providers, payors, and enrollees that apply utilization review, utilization of authorization systems, case management, and allocation of risks and rewards to increase the efficiency of delivery of health care services. Managed care delivery systems may include coalitions of independent medical practices, alliances between hospitals and individual medical practices or physician networks, PPOs, and HMOs. The primary tools used to manage the allocation of health care services are capitation and other prepayment arrangements that transfer a portion of the financial risk of providing health care services to the providers. Under capitation programs, health care providers receive payment in advance in a fixed monthly amount per member per month or a fixed amount upon the occurrence of a specific defined health problem. As a result, the provider bears the economic risk that the actual cost of caring for plan enrollees exceeds the capitation rate. Through contributions to and participation in risk pool reserves, the health plans create economic incentives designed to encourage providers to monitor enrollees, eliminate inefficiencies, and reduce unnecessary utilization of services while maintaining and improving the quality of patient care.

     Managed care systems generally assign responsibility for a patient's medical care to a primary care physician who monitors case history, coordinates medical services, and typically authorizes, in advance, all specialty and non-primary care services other than emergency care. Prepaid health plans are designed to obligate providers to plan and coordinate the services administered to enrollees, assure the continuity and appropriateness of care, and control the use of medical resources through (i) utilization management, (ii) case management, and (iii) associated quality assurance verifications (collectively, "Treatment Standards"). Utilization management is a process occurring before authorization of treatment that evaluates the need for and extent of treatment. Case management is the process occurring after authorization of treatment to monitor the actual administration of treatment. Quality assurance is the ongoing evaluation of the level of care being provided to the patients. In many large managed care organizations, Treatment Standards are set on a company-wide or national basis by a panel of physicians, allied health professionals, and business personnel employed by the health care company. The Company believes that health plans that require local physicians to adhere strictly to company-wide or national Treatment Standards often limit the physicians' autonomy and thereby weaken the traditional physician-patient relationship.

     Payors, including governmental entities and employers, increasingly expect health care plans and providers to develop and maintain quality results through utilization review and quality assurance programs and to accept an allocable share of the risk of providing medical care. This focus on cost-containment and financial risk sharing has placed independent providers and small and mid-sized provider groups at a significant competitive disadvantage because of their typically higher operating costs, limited purchasing power, and limited risk management experience. Accordingly, many providers have sought to affiliate with experienced organizations that manage the non-medical aspects of their practices, such as office management and billing.

Company Position

     Based upon its Quality Management Program experience, the Company believes that providers in rural areas prefer management organizations that are local in nature and permit physician ownership and involvement in setting Treatment Standards. In both its Quality Management Program and its health plan business, the Company recognizes the importance of the physician as the director of the consumption of medical services for patients. In the Quality Management Program, physicians employed by the Company work directly with a hospital-client's attending physicians to improve their identification of symptoms and conditions, diagnosis, utilization management, and case management. The Company's health plan business will feature networks of community-based physicians who will establish Treatment Standards at a local level

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

and who will have a financial interest in the efficient delivery of appropriate health care. Through the unique involvement by physicians, the Company believes that its Quality Management Program and health care systems address industry concerns and create attractive and distinctive products.

GROWTH STRATEGY

     The Company's strategy is to build on the strong reputation, health care and management experience, and market position of its Quality Management Program to further expand that consulting business and to penetrate rapidly the managed care segment of the industry. The Company plans to employ the following strategies to reach these objectives:

     - Focus on Rural Markets. The Company plans to focus its Quality Management Program and health plan operations predominantly in rural areas in order to take advantage of the lack of market penetration, less competitive market conditions, and the local reputation and relationships it has developed through its Quality Management Program. Large, urban-based medical consulting and managed care providers historically have not concentrated their efforts on rural areas. As a result, rural areas are served by fewer health care organizations than larger metropolitan areas and competitive factors are less intense. In addition, the Company's experience in serving rural areas through its Quality Management Program has resulted in the Company gaining a reputation and relationships in these areas and enhancing its understanding of the special characteristics of health care in these areas.

     - Focus on the Role of the Physician. The Company focuses on the role of the physician as the most important factor in the delivery of health care services. The Company's health plans will be organized to align the interests of the participating physicians with those of the patients, to enhance the physician-patient relationship, and to reduce the influence of third parties in the delivery of health care services in local communities. Local physicians will participate in establishing Treatment Standards, have an ownership interest in the Company's health plans serving the physicians' community, and share in risk pools savings. The Company believes that these factors will enable it to attract and retain local physicians for its health plans and to utilize the reputation of these local providers to attract payors and enrollees.

     - Develop New Quality Management Program Clients and Services. The Company plans to increase the number of its clients for its Quality Management Program by expanding its marketing efforts in its existing market areas, entering new market areas, and offering new services to existing and new clients. The Company intends to develop and offer to its Quality Management Program clients a comprehensive line of additional services that will ultimately include utilization review of patient care services, medical information management, access to proprietary computer database information to evaluate trends in patient treatment, and development of billing procedures for third-party payors under traditional indemnity, managed care, and governmental plans.

     - Launch Health Plans Applying the Quality Management Experience. The Company plans to utilize the experience it has gained in its Quality Management Program in the areas of patient case management, efficient utilization of health care resources, and proper substantiation of treatment to assist community physicians in participating in the establishment of Treatment Standards for the Company's health plans. The Company believes that this expertise will enable it to transition providers in rural areas successfully from traditional fee-for-service reimbursement to capitated health care plans.

QUALITY MANAGEMENT PROGRAM

Concept

     Under its Quality Management Program, the Company's specially trained physicians provide consultation to attending physicians regarding the overall treatment of patients and the documentation of such treatment with a view towards improving patient care, containing the cost of patient care, optimizing the receipt of appropriate Medicare reimbursements, working to reduce malpractice claims, and improving patient

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

satisfaction. The central premises of the Quality Management Program are (i) recognizing the physician as the primary director of medical services for the patient and (ii) assisting the physician to develop a problem-oriented format that produces a complete, consistent, and legible medical record that is essential to quickly and accurately identify and prioritize disease conditions and treatment plans in order to improve patient care and patient satisfaction, reduce the cost of health care by controlling resource consumption, ensure receipt of appropriate Medicare reimbursement, and reduce malpractice claims.

     The attending physician is responsible for the initial patient contact, the initial evaluation of symptoms and conditions, preliminary diagnosis, hospital admissions, referrals to specialists, ordering of laboratory services, and prescribing medication. This places the attending physician in the unique position of influencing the hospital's reimbursement revenue, costs, and liability. Since the writing of orders is the responsibility of the attending physician, the attending physician in essence controls the process and usage of almost all health care. As a result, a significant aspect of the Quality Management Program involves consultation and training of the attending physician at the hospital in facilitating efficient delivery of high-quality health care.

     The medical record is the primary tool used by physicians to direct the medical treatment of a patient, communicate instructions to other health care service providers, evaluate the progress of the patient, support reimbursements from third-party payors, including Medicare, and evidence compliance with Treatment Standards and professional responsibilities. The Company believes that complete, systemized, and legible medical records enable physicians to design and record appropriate treatment plans, similar to a business plan, to address symptoms and conditions that affect the patient from admission to discharge, and to prioritize, in writing, goals and objectives for appropriate management. Through the formulation of treatment plans and improved documentation, the attending physician focuses on proper diagnosis and thereby becomes more effective in measuring the patient's severity of illness and progress. The Quality Management Program also typically results in a more accurate reporting of the hospital's DRG elections, which results in increased Medicare reimbursement to the hospital.

     The treatment plans and documentation may be applied to clinical guidelines and quality assessment procedures to increase the total quality of care and evidence compliance with Treatment Standards. Recognition of the severity of illness and well-documented records of treatment reduces the likelihood of errors and omissions, thereby decreasing the liability exposure to the physician and the hospital.

Operations

     Following engagement, the Company assigns a team consisting of a physician and an allied health specialist to each hospital-client. The team profiles the client's Medicare patient medical records and identifies problem areas (such as legibility, proper documentation of patients' histories and physical condition, discharge summaries, and patient education) in order to identify the specific hospital-client's needs. After an extended program introduction, the team interacts on a weekly basis with attending physicians and allied health professionals in the hospital, on a peer-to-peer level, to assist them in adopting in their daily routines the practice management methods underlying the Quality Management Program. A Company executive informs the hospital's chief executive officer or chief financial officer of the status of the engagement through a monthly report that summarizes net revenue from Medicare reimbursements to the client, changes in CMI, and other operating information.

     The Quality Management Program emphasizes a problem-solving approach. Working with the hospital-client's medical records, the Company's physicians conduct concurrent and retrospective reviews to train attending physicians to present their findings of symptoms and conditions more thoroughly; to specify clinical care; to prioritize treatment goals and objectives; to document properly the process of patient management; and to work to use hospital-client resources effectively. The Company's allied health specialists educate the hospital-client's allied health staff regarding the reimbursement process, encourage coding decisions recognizing legitimate resource expenditures, and assure proper preparation and maintenance of supporting documentation. As a result, this program supports the implementation of quality health care services, while creating a medical record that supports the selection of coding options that provide optimal and appropriate reimbursement. The physicians and allied health specialists employed by the Company in its Quality Management

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

Program do not treat patients, make treatment or diagnostic decisions, or provide medical services in connection with the Quality Management Program.

     The Company knows of no principal competitor that features peer-to-peer training of physicians. The Company believes that the use of physicians on its consulting staff heightens the Company's professionalism and expertise, provides greater flexibility in addressing client needs, and maximizes the Company's impact and value for its clients. These factors distinguish the Company from other firms offering competing services.

Fee Structures

     A key feature of the Quality Management Program is the Company's fee arrangements. The Company offers fee arrangements that are (i) results oriented,
(ii) fixed for the term of the contract, or (iii) a combination of fixed fee and results oriented arrangements. Results oriented fees are measured by increases in the hospital-client's revenue attributable to the Quality Management Program, and are not based on physician reimbursements. While the Company's revenue from each client varies depending on client size, the Company receives an average monthly fee under all fee arrangements of approximately $30,000 per client. The Company generally enters into two-year agreements with each hospital-client, which are often renewed.

Client Benefits

     The Company believes that its Quality Management Program provides hospital-clients with improved quality of care and cost effectiveness, increased patient satisfaction, better utilization of hospital resources, increased compliance with Medicare coding and reimbursement requirements, increased net revenue and realization of appropriate payment for services rendered, and decreased liability exposure. While considerable variation in reimbursement gains occur on a per-hospital basis as a result of factors such as hospital size and patient population mix, Quality Management Program hospital-clients typically experience increased Medicare reimbursements of between 10% and 25% within the first year of the Company's engagement.

HEALTH PLANS

Concept

     To leverage the expertise and professional relationships it has developed through its Quality Management Program, the Company currently is developing a variety of community-based, physician-driven, comprehensive health plans. To align the interests of the participating physicians with those of the enrollees, local physicians will participate in establishing Treatment Standards and will share in cost savings in patient care through the return of a portion of risk pools established to protect against cost overruns. In addition, selected physicians will have an ownership interest in the local health plans and management service organizations to be organized by the Company. The Company anticipates that the Treatment Standards will encourage participating physicians to apply the Company's Quality Management Program in their practices in order to improve the efficiency of the delivery of health care services and thereby maximize their returns from the risk pools.

     Through health-care providers, the Company's health plans will offer enrollees a comprehensive range of health care services, including ambulatory and outpatient physician care, hospital care, and ancillary diagnostic and therapeutic services. The Company also intends to provide vision, prescription drug, and dental services on an indemnity basis through arrangements with insurers.

     The Company's health plans will include HMO, PPO, and point-of-service options. The point-of-service option will allow enrollees to choose from among participating and non-participating providers each time medical attention is desired. The point-of-service option will be available for all types of enrollees, including Medicare and Medicaid enrollees, if applicable. See "Risk Factors -- Risk of Limited Health Plans." In order to provide the PPO and point-of-service options, the Company has entered into an alliance with NBR under which NBR will arrange licensing, product development, indemnity insurance coverage, reinsurance coverage, provider excess insurance coverage, underwriting, and insurance compliance services. The Company will pay NBR a fee equal to 4.5% of the gross premium revenues derived from the health plans. The Company and NBR are addressing a more comprehensive alliance agreement that will, among other things, clarify and place time limits on the performance under the strategic alliance.

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     Because of the Company's presence in the rural south-central, southeast, and central United States health care market, the initial market area for the Company's health plans will be in Mississippi and Tennessee. Currently, the Company is establishing provider networks for its health plan business and initiating the licensure process to operate health plans in these states. The Company currently anticipates that its first health plan will be operational in Mississippi in the first quarter of calendar 1997.

Plan Management

     The Company plans to organize separate community-based management service organizations ("MSOs") to provide administrative services to each community health plan and physician network. The Company will centralize each MSO's management and administrative services. Each MSO will be owned by the Company and selected participating physicians. These MSOs will afford providers with access to the experience of the Company in the health care business and in the Quality Management Program. The economies of scale inherent in a MSO will enable the Company to reduce operating costs by centralizing certain clerical functions, group purchasing, claims processing, and negotiation of health plan contracts.

     Once physician networks are established in a market, the Company will administer capitated contracts by profiling costs of care based on patient populations, analyzing physician treatment patterns, and monitoring specific health plan contract requirements. The Company believes that its Quality Management Program experience in the areas of information systems, utilization management, physician relationships, reimbursement, and case management will provide it with an advantage in providing these aspects of its health plan business.

     Unlike many large national organizations, each MSO will have its own committee in which local physicians will participate. The committee will implement a quality assurance program for the health plan, conduct peer reviews to assure compliance with MSO rules and other Treatment Standards, and implement and review other Treatment Standards. The Company will encourage providers to apply the Quality Management Program methodology in their delivery of cost-effective, quality care.

     After formation of the MSOs, the Company intends to represent the physician networks in arranging access by other health plans operating in the local communities and to market the physician networks and MSO administrative services to large, self-funded employer groups. Under self-funded plans, employers self-insure their health care expenses and pay for health care claims as such claims are incurred. The Company will offer utilization review, case management, provider network discounts, and claims processing for these self-insured plans. To provide utilization review and case management services to the health plans, in June 1996 the Company acquired Hughes & Associates, Inc., a Jackson, Mississippi-based company. Hughes acts as the health care authorization service for a number of indemnity insurance companies and health plans and is certified to provide utilization review services in Tennessee, Mississippi, and Louisiana.

Anticipated Sources of Revenue

     The Company expects to generate health plan revenue from (i) premium charges to employers and enrollees, (ii) Medicare and state welfare system payments, and (iii) network access fees charged to self-funded employers and other health care plans. The Company intends to structure its premium rates primarily through community rating, based upon the aggregate costs of basic benefit plans for the Company's entire membership population calculated on a per-member/per-month basis and converted into premium rates based on coverage. The Company intends to adjust the premium rates for various groups based upon the average age, sex, claims experience, utilization experience, incurred but not reported claims, inflationary factors, credibility, and reinsurance pooling levels. The enrollees will pay copayments, coinsurance, or deductibles at the time certain services are provided in order to encourage appropriate utilization of health care services by enrollees.

     The Company envisions that it will contract with Medicaid and state welfare systems to provide its health care services. Mississippi has recently enacted legislation that encourages state welfare participation in managed care programs. Tennessee provides state welfare system access to HMOs and PPOs through TennCare(TM).

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     The Company's MSOs will receive a percentage of the premiums paid to the
Company's health plans as fees for its management services. Each of the Company's health plans will contract with its applicable MSO for the provision of management services.

     The Company intends to represent its provider networks in negotiating with self-insured employers and other health care systems for access to the provider network. Access fees will vary depending upon the number of providers in the network. The Company also may provide administrative, utilization review, case management services, provider network discounts, and claims processing to self-insured employers for a fee.

Provider Fees

     The Company's health plans will compensate physicians, hospitals, and other health care providers through capitation or discounted fee-for-service payments. The Company intends to compensate its capitated providers at a flat per-member/per-month rate, utilizing financial participation in risk pools to encourage physicians to provide high-quality medical care through the application of the Company's Quality Management Program. The PPO providers will be compensated on a discounted fee-for-service basis, and the indemnity providers will be paid on pre-established fee schedule rates, less deductibles and coinsurance amounts paid by enrollees. Providers generally will be required to obtain pre-authorization for certain treatments and will be obligated to deliver health care according to the health plan's Treatment Standards in order to assure proper treatment and prevent inappropriate charges. The Company will obtain reinsurance of catastrophic and excess claims through NBR. Thus, the health plans will allocate financial risk among the Company, participating providers, insurers, and enrollees.

Recent Developments

     Mississippi. The Company plans to launch its first health plan in Mississippi during the first quarter of calendar 1997. To accelerate entry into the health plan business in Mississippi, the Company acquired Canton, an inactive holder of a certificate of authority to operate an HMO in certain counties in northern Mississippi. Also, it has arranged for MedSouth to provide health care services through its provider network consisting of approximately 350 physicians, four hospitals, and several ancillary health service providers in the Gulfport, Mississippi area. The Company has also established a MSO to provide administrative and management services to MedSouth. The Company is proceeding to obtain necessary state health department and insurance department authorizations to provide HMO health care services to enrollees in six counties in southern Mississippi. The Company then intends to enlist other service providers, primarily in the northern and the Delta regions of Mississippi, and to apply for qualification to provide services to Medicaid beneficiaries in Mississippi. Certain of the sellers of Canton and MedSouth will be minority owners of the Mississippi health plan, and MedSouth will have an ownership interest in the MSO that will provide administrative services to MedSouth. The Company anticipates that it also soon will be in a position to offer point-of-service options to enrollees in Mississippi and that it will be in a position to offer PPO options to enrollees in Mississippi approximately six months after the introduction of the HMO.

     Tennessee. The Company, together with 35 local primary care physician-shareholders, has organized a provider network for a health plan to serve 16 counties in the Cumberland Valley region of Tennessee. The physician network has contracted with over 285 primary care physicians and 650 specialty physicians to provide services on a capitated fee and discounted fee for service basis. The Company is in the process of contracting with hospitals and other providers to complete this network. The Company plans to apply to the state of Tennessee for an HMO license utilizing this network in the first quarter of calendar 1997. The Company also has organized a MSO to provide administrative services to the network and the health plan.

     Kentucky. The Company has identified Kentucky as a natural extension of its health plan business because of its proximity to Tennessee, a favorable regulatory environment, and the Company's experience in Kentucky with its Quality Management Program.

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SALES AND MARKETING

     The Company markets its Quality Management Program through a direct sales force consisting of three full-time sales professionals. The sales force employs a team marketing approach utilizing Company physicians. The Company participates in hospital trade shows and utilizes a proprietary database to identify prospective hospital-clients on the basis of CMI and demographic information. The Company has found that its most successful engagements have evolved from acceptance of its Quality Management Program by each of the hospital-prospect's administrative, attending physician, and medical records staff groups. Once the Company has identified a prospective hospital-client, it provides introductory information designed to demonstrate the effectiveness and potential benefits of the program to the prospect's senior administrative and financial officers. Thereafter, the Company follows a coordinated effort to include the hospital's attending physicians and medical records specialists in the engagement decision making process.

     The Company currently plans to market its health plans through a small full-time sales force that will include members of the Company's senior management and local and national third-party brokers and agents. The Company will market its health plans to local commercial employers, individuals, and self-funded employers. In addition, the Company will contract with sponsors of government programs such as state welfare agencies. Once a payor has selected the Company to provide health plan services, the Company will shift its marketing focus to prospective enrollees through newsletters, brochures, enrollee education programs, seminars, direct mail advertising, and responses to satisfaction surveys. The Company intends to develop print advertising directed at payors and direct advertising to prospective enrollees through consumer media campaigns. The Company's marketing programs will emphasize the local physician ownership of the health plan, commitment to preventative care, access to quality providers and services, understanding of the particular local market, variety of products, and price stability. The Company believes that the local physician ownership of its health plans will be advantageous to its marketing effort in the Gulfport, Mississippi area where it will offer its first health plan.

     The Company intends to apply for Medicaid approval of its health plans in Mississippi and Tennessee. Once its plans are so approved, the welfare agency in each state will assign Medicaid-qualified residents to the Company's health plan after giving consideration to the patient's choice of physician and choice of available health plans. The Company's physician network will provide services to Medicaid recipients in return for capitated payments. The Company believes that its name recognition and reputation as a locally owned health plan will be significant factors in encouraging Medicaid recipients to select the Company's health plan over competing plans. The Company intends to apply for Medicare risk contracts after each health plan reaches minimum commercial membership requirements.

CUSTOMERS

     Since 1991, the Company has provided its Quality Management Program in approximately 84 hospitals located in 15 states. Currently, the Company is providing its Quality Management Program at approximately 32 hospitals in 13 states. The Company's clients are located principally in rural markets where health care facilities frequently lack the resources to develop internal quality training programs. The Company seeks two-year agreements with each Quality Management Program client. The Company's engagement is often continued beyond the initial two-year term on a fixed fee basis. Out of approximately 84 engagements, only four have been terminated prior to the end of the contract term.

     Services provided to hospitals operated by Quorum resulted in approximately 42% of the Company's revenue in fiscal 1996 and approximately 25% of the Company's revenue for the first quarter of fiscal 1997. Quorum operates 249 acute care facilities in 41 states. Over the past five years, the Company has provided its Quality Management Program at 33 Quorum-operated facilities. Currently, the Company is providing Quality Management Program services at 12 Quorum-operated facilities. Historically, the on-site management of each Quorum hospital has made its own decision regarding the engagement of the Company and the Company has entered into a separate contract with each engaging Quorum facility. The Company has no long-term contractual or other relationships with Quorum.

     The Company recently contracted to provide Quality Management Program services to Community Medical Center in Toms River, New Jersey, under an agreement that provides for an initial fixed fee of $225,000 per month. The monthly fee is subject to quarterly adjustment based upon the case mix index experience of the hospital during the preceding quarterly period of the agreement. The agreement with Community Medical Center has an initial term of 30 months commencing December 1, 1996, subject to early termination rights beginning in April 1997, and is renewable annually.

     The Company anticipates that the customers of its health plan business will include employees and individuals located in its health plan market areas and state welfare agencies servicing Medicaid recipients located in those areas. Large employers offering self-funded health plans will be sought as customers of the Company's MSOs. See "Business -- Sales and Marketing."

COMPETITION

     Although its Quality Management Program services are significantly different from those offered by other hospital consulting services, the Company competes for consulting business primarily with revenue-optimization service companies. Approximately 500 to 700 companies of varying size offer revenue-optimization services that may be considered competitive with the Company. Competitors include the health care consulting practice groups of Andersen Consulting, the Gailer Review Group, Health Care Management Advisors, Inc., Iameter, MC Strategies, Inc., National Coding Service, Inc., Quality Medical Consultants, Inc., and J. A. Thomas & Associates, Inc., an Ernst & Young preferred provider. Most of these firms have substantially greater financial, technical, marketing, and management resources than the Company. The Company does not believe that any single company commands significant market share. Larger, more established consulting firms have an enhanced competitive position due, in part, to established name recognition and direct access to hospital-clients through the provision of other services. Smaller firms, although not necessarily offering services comparable to those of the Company, compete on the basis of price. There can be no assurance that the Company will continue to be able to compete successfully. The Company competes for its Quality Management Program clients by distinguishing its services from those provided by revenue optimization service companies, which generally do not use a physician-dominated consulting staff comparable to that of the Company or embrace a peer-to-peer teaching approach.

     The managed care industry is highly competitive. The Company's health plans will compete with other providers of health care services, including regional hospitals and physician practice groups. Competitors include large indemnity insurers with established managed care operations, such as Aetna, Blue Cross & Blue Shield, CIGNA, and Prudential; HMOs, such as U.S. Health Care, Humana, Kaiser Permanente, and Quorum; physician management companies, such as MedPartners/Mulliken; and physician sponsored organizations. Many competitors offer a broader range of health care services than the Company's health plans will offer, have extensive relationships with group specialty practices, and have financial, managerial, marketing, and technical resources that are much greater than those of the Company.

     The managed health care industry has experienced significant changes in recent years, primarily as a result of rising health care costs. Employer groups have demanded a variety of health care options, such as traditional indemnity insurance, HMOs, PPOs, and point-of-service options. The Company's proposed operations ultimately will compete with providers of all of these products. The Company will be required to respond to various competitive factors affecting the health care industry generally, including new medical technologies that may be introduced, general trends relating to demand for health care services, regulatory, economic, and political factors, changes in patient demographics, and competitive pricing strategies by HMOs and other health care plans. The Company will be subject to competition in any new geographic area it may enter, with respect to any products it may offer, and with respect to any commercial and governmental health care programs developed. There can be no assurance that the Company will be able to compete successfully.

     The Company believes that health plans are in demand in rural communities where the transition from traditional fee-for-service to capitation has lagged other areas of the country. The Company believes that the principal competitive factors in the health plan market include price, participation by practicing physicians, reputation in the community and other rural markets, documented performance, profitability, and quality.

Based upon these competitive factors, the Company believes that it will be able to compete successfully in the rural markets by adhering to its business strategy.

GOVERNMENT REGULATION

     The Company is subject to various state and federal laws that regulate the relationship between providers of health care services and payors as well as laws and regulations relating to business corporations in general. Although many aspects of the Company's Quality Management Program have not been the subject of state or federal regulatory interpretation, the Company believes its current operations are, and its proposed operations will be, in material compliance with applicable laws. There can be no assurance, however, that a review of the Company's current or proposed businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion.

     In recent years, numerous legislative proposals have been introduced or proposed in the United States Congress and in some state legislatures that would effect major changes in the United States health care system at both the national and state level. It is not clear at this time which proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company.

Licensure

     All states impose licensing requirements on individual physicians and on certain types of providers of health care services. While the performance of consulting services to hospitals and management services on behalf of medical practices does not currently require any regulatory approval on the part of the Company, there can be no assurance that such activities will not be subject to licensure in the future.

Corporate Practice of Medicine

     Many states, including Mississippi, Tennessee, and Kentucky, maintain prohibitions against physicians practicing medicine as a business corporation. These laws vary from state to state and are enforced by the state courts and regulatory authorities with broad discretion. The Company could incur liability in the event it fails to enter into appropriate contractual arrangements with physicians or other health care professionals in conjunction with its consulting activities or health plans. The Company will not employ physicians to practice medicine, will not represent to the public that it offers medical services, and will not control or interfere with the practice of medicine by physicians. Accordingly, the Company does not believe that its operations will violate applicable state laws regulating the practice of medicine by a business corporation. However, because the laws governing the corporate practice of medicine vary from state to state, any expansion of the operations of the Company to a state with strict corporate practice of medicine laws may require the Company to modify its operations, resulting in increased financial risk to the Company. In addition, there can be no assurance that the Company's arrangements with health care providers will not be successfully challenged as constituting the unauthorized practice of medicine. Also, there can be no assurance that such laws will not be interpreted broadly or amended to be more expansive.

State Fee-Splitting and Referral Prohibitions

     A number of states have enacted laws that prohibit the payment for referrals and other types of kickback arrangements and prohibit physicians from splitting professional fees. These statutes are sometimes quite broad and, as a result, prohibit otherwise legitimate business arrangements. A number of states, for example, prohibit compensation arrangements that provide for the payment of rent for furnishing space, facilities, equipment, or personnel services used by a licensed physician based on a percentage of income from such physician's practice. Penalties for violating these statutes may include revocation, suspension, or probation of the physician's license or other disciplinary action, as well as monetary penalties. Alleged violations also have been used to declare a contract to be void as against public policy.

     As described below, many states have enacted laws that prohibit physicians and, in some cases, all health care workers, from splitting fees or referring patients to entities with which such physician or health care worker has a financial relationship, regardless of the patient's source of payment. Most states provide exceptions that permit health care workers to provide health services personally and as part of a group practice.

     Tennessee prohibits a physician from referring patients to an entity in which the physician has an investment interest. The definition of an investment interest does not include an investment in a publicly traded entity. Penalties for violation of this prohibition include licensing sanctions and civil penalties up to $5,000 for each prohibited referral.

     Kentucky prohibits a health care provider from knowingly soliciting, receiving, or offering any remuneration in return for purchasing, leasing, ordering, or arranging for any goods, service, or items for which payment may be received, regardless of the source of payment. In addition, no provider may knowingly make, offer, or receive a payment for referring a patient to another provider for the furnishing of benefits regardless of the source of payment. The penalties for a violation of this provision may be a fine, prohibition on billing or collecting from patients or third-party payors, or repayment of reimbursement for the services related to the referral. In addition, Kentucky prohibits a physician from giving or receiving, directly or indirectly, any compensation for referring a person to communicate with a licensed physician in such physician's professional capacity or for any professional services not actually and personally rendered. The penalties for a violation of this provision may be a five-year probation or suspension or revocation of such physician's license.

     Pursuant to the terms of the Quality Management Program agreements, the Company will receive fees based upon increases in the hospital-clients' receivables. In addition, pursuant to the terms of the proposed management services agreements for the Company's health plans, the Company will receive fees based upon a percentage of premiums. The Company believes that its fee structures comply in all material respects with the fee splitting laws of the states in which it currently operates or proposes to operate in the future. However, there can be no assurance that such laws will not be interpreted broadly or amended to be more expansive. Further, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations, which could require structural and organizational modifications of the Company's business. Such changes, if any, could have a material adverse effect on the Company. However, since the Company believes that it meets many of the states' exceptions and intends to structure its health plans to comply with such statutes, the Company believes that the risk of state action taken against the Company or any of the Company's contracted health care providers pursuant to the above-referenced provisions is minimal.

State Regulation of Insurance Business and HMOs

     Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. Many state insurance commissioners have interpreted their insurance statutes to prohibit entities from entering into risk-based managed care contracts unless there is an entity licensed to engage in the business of insurance in the chain of contracts. An entity not licensed to provide insurance that contracts directly with a self-insured employer in such a state may be deemed to be engaged in the unlicensed business of insurance. The Company intends to obtain all required or appropriate licenses for its health plan business operations as an HMO or as a provider network. NBR has agreed to arrange licensed insurers to provide indemnity coverage to enrollees in the Company's health plans. The Company believes that it is and will be in compliance with the laws that regulate the business of insurance in the states in which it does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states, or in the states into which the Company may expand, will not require licensure or a restructuring of some or all of the Company's operations.

     Many states also require managed care organizations to contract with any willing qualified provider that desires to contract with the organization. The Company could incur liability in the event a managed care organization under the Company's control fails so to contract.

Federal Medicare and Medicaid Related Regulation

     Since the Company's Quality Management Business focuses on Medicare reimbursement and the Company's health plans will provide services to Medicare and Medicaid patients, the Company is and will be subject to a number of federal laws prohibiting certain activities and arrangements relating to services or items, that are reimbursable by Medicare or Medicaid or other state-funded programs.

     The False Claims Act. The False Claims Act imposes civil liability on persons or corporations that make false or fraudulent claims to the government for payment. A violation of the False Claims Act may result in liability for monetary penalties and exclusion from the Medicare and Medicaid programs. The Company takes measures to ensure that hospital-clients of its Quality Management Program do not submit false or fraudulent claims to the government, and the Company intends to take similar protective measures with respect to its health plan business. Because the Company's current revenue relates to Medicare payments and the Company anticipates that the health plan business could, in the future, receive significant revenue from Medicare and Medicaid, an exclusion from the Medicaid and Medicare programs as a result of a violation of the False Claims Act could have a material adverse effect on the Company. The Company, as well as its hospital-clients, could incur liabilities for violations of the False Claims Act.

     Prohibition on Assignment. The Medicare and Medicaid laws prohibit the assignment of Medicare and Medicaid receivables. As a result, the Company could not obtain a pledge of Medicare and Medicaid receivables as security for payment of remuneration owed to the Company by a health care provider if it so desired. Similarly, the Company could not pledge or assign its Medicare and Medicaid receivables as security for bank lines of credit or other lending arrangements.

     Anti-kickback Statute. Certain provisions of the Social Security Act prohibit the offer, payment, solicitation, or receipt of any form of remuneration either (i) in return for the referral of Medicare or state health program patients or patient care opportunities, or (ii) in return for the recommendation, arrangement, purchase, lease, or order of items or services that are covered by all federal health care programs, except the federal employees health benefit plans (the "Anti-kickback Statute"). The Anti-kickback Statute is broad in scope and has been broadly interpreted by courts in many jurisdictions, potentially subjecting such arrangements to lengthy expensive investigations and prosecutions initiated by federal and state governmental officials. In particular, HCFA has expressed concern that physician ownership in entities in a position to receive referrals from such physicians may violate the Anti-kickback Statute.

     In part to address concerns regarding the Anti-kickback Statute, since July 1991 the Department of Health and Human Services has promulgated regulations that provide exceptions, or "safe harbors," for certain transactions that are deemed not to violate the Anti-kickback Statute. The safe harbors include protection for waivers or coinsurance and deductible amounts, negotiated discounts by providers, risk-sharing arrangements with managed care plans, management and personal services agreements, and investment interests. Since the Company intends to offer physicians an ownership interest in its health plans, the Company plans to structure such ownership so that payments made to physician-investors in its health plans in the form of a return on an investment interest, such as a dividend or interest income, meet the investment interest safe harbor and therefore are not deemed to be prohibited "remuneration" under the Anti-kickback Statute. Accordingly, the Company intends to structure its health plan ownership so that (i) no more than 40% of the investment interests will be held by investors who are in a position or make or influence referrals to the health plan; (iii) no more than 40% of the gross revenue of the health plan will come from referrals, items or services furnished or business otherwise generated from investors; and (iii) the terms of the investment interests offered to investors who are in a position to make or influence referrals to the health plan will be the same as the terms offered to investors who are not in such position. There can be no assurance, however, that more than 40% of the gross revenue of any of the Company's health plans will consistently come from referrals, items or services furnished or business otherwise generated from persons or entities other than physician-investors.

     Violation of the Anti-kickback Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs. Although the Company does not believe that its current operations violate or that its proposed operations will violate the

Anti-kickback Statute, there can be no assurance that in the future regulatory authorities will not determine that the Company's operations violate the Anti-kickback Statute. Because the Company anticipates that its health plans will receive significant revenue as a result of health care services provided to Medicaid and Medicare enrollees, an exclusion from the Medicaid and Medicare programs as a result of a violation of the Anti-kickback Statute could have a material adverse effect on the Company.

     Federal Self-Referral Prohibitions. Significant prohibitions against physician self-referrals for services covered by Medicare and Medicaid programs, commonly known as "Stark II," were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions amended prior physician self-referral legislation known as "Stark I," which applied only to clinical laboratory referrals, by dramatically enlarging the list of services and investment interests to which the referral prohibitions apply. Subject to certain exemptions, Stark II prohibits a physician or a member of such physician's immediate family from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement, including the physician's own group practice, unless such practice satisfies the "group practice" exception. The designated health services include the provision of clinical laboratory services, radiology, and other diagnostic services, including ultrasound services; radiation therapy services; physical and occupational therapy services; durable medical equipment; parenteral and enteral nutrients, equipment, and supplies; prosthetics; orthotics; outpatient prescription drugs; home health services; and inpatient and outpatient hospital services.

     Although the definitions of ownership interests and compensation arrangements are extremely broad, certain ownership interests and compensation arrangements will not trigger the proscriptions of Stark II. In particular, exceptions exist for prepaid health plans and personal services agreements. The prepaid health plan exception covers a physician's ownership interest and compensation arrangement in the case of services furnished by a prepaid health plan. The personal services agreement exception covers compensation pursuant to certain written agreements, such as management or independent contractor agreements. Because the Company will use reasonable efforts to ensure that its health plans meet the exceptions described above, the Company believes that the risk that referrals of patients by physicians who have an interest in the health plans or an agreement with the Company will be limited.

     Interpretative regulations clarifying the provisions of Stark I were issued on August 14, 1995, and Stark II regulations are scheduled to be proposed in January 1997. Although the Company believes its proposed health plan operations will be in compliance with the Stark legislation, future regulations could require the Company to modify its health plan business. In addition, the penalties for violating Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme" and exclusion from the Medicare and Medicaid programs. Because the Company anticipates that its health plans will receive significant revenue as a result of health care services provided to Medicaid and Medicare enrollees, an exclusion from the Medicaid and Medicare programs as a result of a violation of the self-referral prohibitions could have a material adverse effect on the Company.

     The Health Insurance Portability and Accountability Act of 1996. The Health Insurance Portability and Accountability Act of 1996 (the "Portability Act") expands the penalties for health care fraud. The Portability Act prohibits a knowing and willful scheme, such as engaging in a pattern or practice of upcoding or unnecessary care, in order to defraud any health care benefit program, including Medicare and state health care programs. The penalties include exclusion from the Medicare program and monetary penalties. The Company takes measures to ensure that hospital-clients of its Quality Management Program do not engage in schemes to defraud health care programs, and the Company takes and intends to continue to take similar protective measures with respect to its business. Because the Company's current revenue relates to Medicare patients and the Company anticipates that the health plan business could, in the future, receive significant revenue from Medicare, an exclusion from the Medicare program as a result of a violation of the Portability Act could have a material adverse effect on the Company.

POTENTIAL LIABILITY AND INSURANCE

     The Company may be exposed to potential professional liability claims by patients of hospital-clients and patients of providers that participate in the Company's health plans as a result of the negligence or other acts of physicians. The physicians employed by the Company as part of the Quality Management Program do not treat patients, attend patient encounters, make any treatment or diagnosis decisions, or provide any medical services in connection with that program. However, any claims based on allegations that the Company's physicians are engaged in the practice of medicine that ultimately are successful could result in substantial damage awards to claimants, which may exceed the limits of any applicable insurance coverage. The Company's health plans will involve the delivery of health care services to the public. Consequently, the health plans will be exposed to the risk of professional liability claims and may become subject to claims, suits, or complaints relating to services and products provided by such plans, and there can be no assurance that such claims will not be asserted against the Company. In connection with its Quality Management Program business, the Company currently maintains special errors and omissions insurance of $1,000,000 per occurrence with a deductible of $10,000 and general liability insurance of $2,000,000 in the aggregate and $1,000,000 per occurrence. In its health plan business, the Company will maintain an occurrence malpractice liability insurance policy with limits of $5,000,000 in the aggregate and $1,000,000 per occurrence and will require physicians to maintain malpractice liability insurance in amounts which it deems adequate for the types of medical services provided. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a successful claim against the Company that is partially or completely uninsured, the Company's financial condition and reputation could be materially and adversely affected.

     New forms of managed care organizations have increasingly been subject to liability for reasons such as failure to credential providers properly or contributing to physician malpractice. In response, many managed care organizations and other health care entities are not only obtaining general liability insurance but also managed care and professional liability insurance coverage. Medical directors also have also faced professional liability claims and state licensure challenges. The Health Care Quality Improvement Act of 1986, however, provides immunity from damages for professional review actions taken by professional review bodies, including health plans, in good faith, provided that certain procedural standards are met. The Company intends to comply with such procedures in its professional review actions. However, no assurances can be given that the insurance coverages obtained by the Company, tort reform, or immunity provisions will be adequate to insure against all claims that may be asserted against the Company or that insurance coverage will continue to be available at acceptable costs.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS, AND LICENSES

     The Company regards certain features of its services and documentation as proprietary and relies on a combination of contract, copyright, and trade secret laws and other measures to protect its proprietary information. As part of its confidentiality procedures, the Company generally obtains nondisclosure agreements from its employees and hospital-clients and limits access to and distribution of its software, documentation, and other proprietary information. The Company believes that trade secret and copyright protection are less significant than factors such as the knowledge, ability, and experience of the Company's employees and the timeliness and quality of the services it provides. The Company has recently filed applications with the U.S. Patent and Trademark Office to register the tradenames and marks Birman(TM), Care3(TM), and WellFirst(TM) for use in the Company's businesses. Care3 will be the brand name of the Company's health plans.

FACILITIES

     The Company is headquartered in Cookeville, Tennessee, where it occupies approximately 5,800 square feet of space on a month-to-month basis. In addition, the Company rents offices in Phoenix, Arizona, Jackson, Mississippi, and Gulfport, Mississippi. The Company recently entered into a lease for an approximately 20,000 square foot building to be built to the Company's specifications in Cookeville, Tennessee. The term of the lease will be ten years commencing upon completion of the building, which is currently expected to occur in or before the fourth quarter of calendar year 1997. The Company will have an option to purchase the new building. All office space occupied by the Company is leased from unaffiliated third parties. Cookeville is approximately 80 miles east of Nashville, Tennessee.

EMPLOYEES

     At January 2, 1997, the Company employed 72 persons and has contractual arrangements with 22 physicians and other health care professionals. A total of 43 employees are responsible for the administrative affairs of the Company; 22 employees are directly involved in the Quality Management Program business; and 11 employees are directly involved in developing the health plans. The Company is not subject to any collective bargaining agreements, and it considers its relations with employees to be good.

     With respect to its Quality Management Program, the Company has a staff of seven full-time employee-physicians and 16 part-time physician-consultants, all of whom have at least six years of medical practice experience, specializing in areas that include internal medicine, surgery, obstetrics, gynecology, pediatrics, oncology, family practice, and emergency room medicine. The Company also employs 13 full-time and four part-time allied health specialist employees.

LEGAL PROCEEDINGS

     On November 2, 1995, Dallas Riley, Jr., a former employee of Birman & Associates, Inc., filed a lawsuit against Birman & Associates, Inc., David N. Birman, M.D., and Liberty Mutual Insurance Company in the Circuit Court of Putnam County, Tennessee seeking permanent disability benefits under the Tennessee Worker's Compensation statute or, alternatively, $500,000 in damages for personal injury sustained through the alleged negligence of Birman & Associates, Inc. Mr. Riley claims that he was permanently disabled as a result of an injury that he suffered at a Company-sponsored event. The Company's workers' compensation insurance carrier has recently advised the Company that it intends to deny coverage of the claim on the basis that the plaintiff is an independent contractor and not an employee. The Company's general liability insurance carrier has agreed to defend the Company in the action under reservation of rights to contest the timeliness of the Company's notice. The Company believes Mr. Riley's claims are without merit and intends to defend this action vigorously. There are no other material legal proceedings pending against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each member of the Board of Directors and each executive officer of the Company. Directors of the Company hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

                   NAME                     AGE            POSITION WITH THE COMPANY
------------------------------------------  ---   --------------------------------------------
David N. Birman, M.D. ....................  45    Chairman of the Board, President, and Chief
                                                    Executive Officer
Sue D. Birman.............................  38    Executive Vice President and Director
Robert D. Arkin...........................  42    Executive Vice President, Chief Operating
                                                  Officer, Secretary, General Counsel, and
                                                    Director
Douglas A. Lessard........................  35    Vice President, Treasurer, and Chief
                                                  Financial Officer
Vincent W. Wong...........................  38    President and Chief Executive Officer - BMC
                                                    Health Plans, Inc.
Mark C. Wade..............................  40    Executive Vice President-Sales and
                                                  Marketing - BMC Health Plans, Inc.
D. Bradley Seitzinger, M.D. ..............  41    Executive Vice President -- Physician
                                                  Services - Birman & Associates, Inc.
William F. Barenkamp, II..................  41    Vice President and Chief Operating Officer -
                                                    Birman & Associates, Inc.
James J. Rhodes...........................  39    Director
Diedrich Von Soosten......................  56    Director

     David N. Birman, M.D. has served as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and its predecessor corporations since May 1991. From February 1990 to mid-1991, Dr. Birman served as Chairman of the Board of Birman, Mathes & Associates, Inc., a consulting company providing quality management and Medicare reimbursement review services to rural hospitals. From April 1989 until January 1990, Dr. Birman served as a consultant, providing quality management and Medicare reimbursement review services to five rural hospitals. Previously, Dr. Birman was employed by Whitwell Medical Center, Whitwell, Tennessee where, as a physician assistant, he performed certain clinical duties and developed patient care management techniques and reporting strategies that formed the basis for development of the Quality Management Program. Dr. Birman received his M.D. from the Universidad Tecnologica de Santiago; his B.A., with honors in Biology from Occidental College; and certification as a physician assistant in primary care and surgery from the University of Southern California School of Medicine.

     Sue D. Birman has served as Executive Vice President and a director of the Company and its predecessor corporations since May 1991 and served as their Chief Financial Officer from May 1991 until June 1996. From February 1990 to mid-1991, Ms. Birman assisted Dr. Birman in the financial aspects and business development of Birman, Mathes & Associates, Inc. From April 1989 until January 1990, Ms. Birman assisted Dr. Birman in the operation of his consulting firm. Ms. Birman is the spouse of David N. Birman, M.D.

     Robert D. Arkin has served as Chief Operating Officer of the Company since June 1996, as a director since April 1996, and as Secretary and General Counsel since March 1996. Prior to joining the Company, Mr. Arkin was engaged for 16 years in the private practice of law, concentrating in the areas of securities, health, and intellectual property law, including from 1980 to 1984 as an associate and from 1985 to 1986 as a partner with the Minneapolis, Minnesota law firm of Leonard, Street and Deinard. Mr. Arkin is licensed to practice law in the states of Minnesota and Georgia.

     Douglas A. Lessard has served as Chief Financial Officer of the Company since June 1996 and as Controller since January 1996. Mr. Lessard provided accounting and consulting services to the Company from

April 1995 through December 1995. From March 1993 through March 1995, Mr. Lessard served as the Chief Executive Officer and from September 1991 through March 1993, as Chief Financial Officer of the American Institute of Professional Careers, Inc., a private college in Phoenix, Arizona, which provides post-secondary education in legal and other specialized career fields. From March 1989 through September 1991, Mr. Lessard was employed as the Controller for Arizona Building and Development, Inc., a real estate development and management company. Mr. Lessard is a Certified Public Accountant in the State of Arizona.

     Vincent W. Wong has served as President, Chief Executive Officer, and as a director of BMC Health Plans, Inc. since January 1996. For approximately five years before joining BMC Health Plans, Inc., Mr. Wong was employed by Foundation Health Corporation, a New York Stock Exchange listed managed care organization. During such time, Mr. Wong served in positions of increasing responsibility culminating in his service as Vice President of Operations. From 1984 to 1991, Mr. Wong was employed in marketing by Blue Cross Blue Shield of Ohio.

     Mark C. Wade has served as Executive Vice President -- Sales and Marketing of BMC Health Plans, Inc. since July 1995 and has been employed by BMC Health Plans, Inc. since March 1995. From November 1993 to March 1995, Mr. Wade served as the founding director and president of Forum Health Care, Inc., a consulting firm specializing in the development and management of integrated health care delivery networks for both the private and public sectors. From February 1988 to November 1993, Mr. Wade served in several positions at Health Management Associates, Inc., an Arizona company that, commencing in 1982, developed and managed four prepaid Medicaid plans that operated in 11 of Arizona's 15 counties, a prepaid Medicaid plan in Las Vegas, Nevada, and other managed care programs. Mr. Wade's last position with Health Management Associates, Inc. was as vice president for all private sector commercial sales and marketing activity with particular emphasis on commercial provider networks, including marketing to large insurance companies and self-funded payors, integrated delivery systems, pharmacy networks, managed care benefit designs, and utilization management and third-party administration services.

     D. Bradley Seitzinger, M.D. currently serves as Executive Vice
President -- Physician Services of Birman & Associates, Inc. Since September 1991, Dr. Seitzinger has served in several other capacities at Birman & Associates, Inc., including Regional Physician Manager, Vice President of Quality Management, Vice President of Physician Operations, and Senior Vice President of Physician Operations. From September 1989 to September 1991, Dr. Seitzinger was assistant vice president of medical affairs for Peer Review Systems, Inc., a private company that contracted with HCFA to perform Medicare physician peer review for the State of Ohio. Prior to 1993, Dr. Seitzinger worked in concurrent capacities, including, from 1986 to 1992, assistant professor of internal medicine at The Ohio State University College of Medicine, and from 1987 to 1992, private practice as an internal medicine specialist at Medical Evaluation Services, Inc., Columbus, Ohio. He is certified by the American Board of Internal Medicine. Dr. Seitzinger received his M.D. from The Ohio State University. He is licensed to practice medicine in Arizona, Indiana, Ohio, and Tennessee.

     William F. Barenkamp, II has been employed by Birman & Associates, Inc. since November 1993, currently as Vice President and Chief Operating Officer. From January 1991 to November 1993, Mr. Barenkamp attended Dallas Theological Seminary, receiving an M.A. in Theology in 1993. During such period, Mr. Barenkamp served as associate pastor at East Grand Baptist Church, Dallas, Texas. From November 1986 to December 1990, Mr. Barenkamp was the Director of Marketing and Sales for CSS/Cooper Hotels, Inc. of Memphis, Tennessee.

     Diedrich Von Soosten became a director of the Company in September 1996. Since 1990, Mr. Von Soosten has been Managing Partner of Coloney Von Soosten & Associates, Inc., a management consulting and financial advisory services firm specializing in business turnarounds. Prior to 1990, Mr. Von Soosten was an independent consultant providing restructuring and turnaround assistance to underperforming businesses. Mr. Von Soosten is a former director and officer of the Association of Certified Turnaround Professionals.

     James J. Rhodes became a director of the Company in September 1996. Since 1986, Mr. Rhodes has served as a Regional Manager in the pension division of ManuLife Financial (The Manufacturer's Life Insurance Company (USA)), a global financial services company offering annuities, insurance, and investment products.

BOARD COMMITTEES

     There are two committees of the Board of Directors: the Compensation Committee and the Audit Committee. The Compensation Committee determines the Company's executive compensation policies and practices and changes in compensation and benefits for senior management. The Compensation Committee also administers the Company's 1995 Stock Option Plan. The Audit Committee reviews the internal accounting procedures of the Company, consults with the Company's independent accountants, and reviews the services provided by such accountants. Messrs, Rhodes and Von Soosten currently serve as the members of the Compensation Committee and Audit Committee.

COMPENSATION OF DIRECTORS

     All directors receive reimbursement for reasonable expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, all non-employee directors receive $2,000 for each Board meeting that they attend. All non-employee directors are also entitled to receive awards and options to purchase shares of Common Stock under the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan. See "Management -- Stock Option Plans -- 1996 Directors' Option Plan."

EXECUTIVE COMPENSATION

     The following table provides certain information concerning the compensation earned by the Company's Chief Executive Officer and the four next highly compensated executive officers who received compensation in excess of $100,000 for services rendered in all capacities to the Company for fiscal 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                OTHER       -----------------------------
                                                                ANNUAL                        ALL OTHER
                                          SALARY    BONUS    COMPENSATION   AWARDS/OPTIONS   COMPENSATION
NAME AND THEN-PRINCIPAL POSITION   YEAR     ($)      ($)         ($)             (#)             ($)
---------------------------------  ----   -------   ------   ------------   --------------   ------------
David N. Birman, M.D. ...........  1996   350,000   60,000       69,025              --           --
  Chairman of the Board,           1995   275,000       --       52,922              --           --
  President, and Chief Executive   1994   262,500       --       48,223              --           --
  Officer(1)
D. Bradley Seitzinger, M.D. .....  1996   203,301   15,000       14,272         145,879           --
  Executive Vice President --      1995   174,325       --       13,731              --           --
  Physician Services(2)            1994   158,290       --       13,344              --           --
Sue D. Birman....................  1996   150,000   40,000       11,834              --           --
  Executive Vice President, Chief  1995   118,617       --       11,968              --           --
  Financial Officer (until May     1994    63,643       --       11,279              --           --
  1996), and Director(3)
Richard M. Ross..................  1996   202,500       --       17,588              --           --
  Vice Chairman (until August      1995    15,000       --       49,713              --           --
  1996) (4)                        1994        --       --       27,095              --           --
Robert D. Arkin..................  1996    41,250       --      247,885         291,758           --
  Chief Operating Officer and      1995        --       --           --              --           --
  Secretary(5)                     1994        --       --           --              --           --

---------------

(1) Other Annual Compensation for David N. Birman, M.D. for fiscal 1996 was $5,484 in medical insurance premiums, $40,903 in officer's life insurance premiums, $19,638 in auto allowance, and $3,000 in 401(k) matching contributions; for fiscal 1995, $4,900 in medical insurance premiums, $29,550 in officer's life insurance premiums, $16,000 in auto allowance, and $2,472 in 401(k) matching contributions; and for fiscal 1994, $6,156 in medical insurance premiums, $26,472 in officer's life insurance premiums, and $15,595 in auto allowance.

(2) Other Annual Compensation for D. Bradley Seitzinger, M.D. for fiscal 1996 was $5,484 in medical insurance premiums, $6,708 in auto allowance, and $2,080 in 401(k) matching contributions; for fiscal 1995, $4,900 in medical insurance premiums, $7,188 in auto allowance, and $1,643 in 401(k) matching contributions; and for fiscal 1994, $6,156 in medical insurance premiums and $7,188 in auto allowance.

(3) Other Annual Compensation for Sue D. Birman for fiscal 1996 was $9,834 in auto allowance and $2,000 in 401(k) matching contributions; for fiscal 1995, $11,000 in auto allowance and $968 in 401(k) matching contributions; and for fiscal 1994, $11,279 in auto allowance.

(4) Mr. Ross served as Vice-Chairman and a director of the Company from February 1994 to August 1996. Effective September 1, 1996, Mr. Ross resigned as Vice-Chairman and a director of the Company. Mr. Ross currently serves as a consultant to the Company. See "Certain Transactions." Other Annual Compensation for Richard M. Ross for fiscal 1996 was $4,783 in medical insurance, and $12,805 in officer's life insurance premiums; for fiscal 1995, $2,039 in medical insurance and $47,674 in consulting fees paid to Mr. Ross prior to being employed by the Company; and for fiscal 1994, $27,095 in consulting fees paid to Mr. Ross prior to being employed by the Company.

(5) Other Annual Compensation for Robert D. Arkin for fiscal 1996 was $985 in medical insurance premiums and $246,900 in legal fees paid to Mr. Arkin prior to being employed by the Company.

EXECUTIVE BONUS PLAN

     The Company has adopted an Executive Bonus Plan (the "Executive Bonus Plan") pursuant to which officers of the Company are eligible to receive cash bonuses after the close of each fiscal year of the Company. The Executive Bonus Plan is administered by the Compensation Committee of the Board of Directors. Bonuses are determined on the basis of (i) the operating profit of the Company,
(ii) net revenue growth of the Company achieved as a percentage of the goal established by the Company at the beginning of the fiscal year, and (iii) the officer's individual performance and contribution to the Company. An officer's bonus for any fiscal year may not exceed such officer's annual base salary multiplied by the Target Bonus Percentage as defined in the Executive Bonus Plan in such fiscal year.

STOCK OPTION PLANS

1995 Stock Option Plan

     The Company has adopted the 1995 Stock Option Plan (the "1995 Option Plan") pursuant to which key employees, including officers and directors who are employees, and consultants of the Company are eligible to receive incentive stock options as well as non-qualified stock options and stock appreciation rights ("SARs"). The Plan, which expires in October 2005, is administered by the Compensation Committee of the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Compensation Committee of the Board of Directors. SARs, which give the holder the privilege of surrendering such rights for an amount of stock equal to the appreciation in the Common Stock between the time of grant and the surrender, may be granted on any terms determined by the Compensation Committee of the Board of Directors. The Plan also permits the grant of new stock options to participants who tender shares of the Company's Common Stock as payment of the exercise price of stock options or the payment of withholding tax ("Reload Options"). The Reload Options will be granted at the fair market value of a share of Common Stock on the date of the grant and will be exercisable six months following the date of the grant. The Plan also includes limited option valuation rights upon a change of control of the Company. As of June 30, 1996, options for the exercise of 1,006,566 shares have been granted under the 1995 Option Plan at the exercise price of $1.37 per share. A total of 1,458,780 shares of Common Stock are reserved for issuance under the 1995 Option Plan.

1996 Directors' Option Plan

     On September 9, 1996, the Company adopted the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1996 Directors' Plan"). A total of 100,000 shares of Common Stock are reserved for issuance under the 1996 Directors' Plan. Under this plan, upon initial election to the Board of Directors, non-employee directors are awarded options to purchase 6,000 shares of Common Stock. Upon each subsequent election to the Board of Directors, non-employee directors receive option awards to purchase 3,000 shares of Common Stock. These options, which have an exercise price equal to the fair market value of the shares of Common Stock as of the date of grant, vest at the rate of 33.33% per year. All options awarded under the 1996 Directors' Plan expire on the first to occur of
(i) 10 years after the date of grant, or (ii) 90 days after the date the director is no longer serving in such capacity for reasons other than death or disability. On September 9, 1996, each of Messrs. Rhodes and Von Soosten were granted options to purchase 6,000 shares of Common Stock under this plan at an exercise price of $5.00 per share.

FISCAL 1996 OPTION GRANTS

     The following table sets forth certain information concerning individual grants of incentive stock options to executive officers and directors during the fiscal year ended June 30, 1996:

                                          NUMBER OF     PERCENTAGE OF
                                           SHARES           TOTAL
                                          UNDERLYING       OPTIONS        EXERCISE
                                           OPTIONS         GRANTED        PRICE PER
        NAME OF DIRECTOR OR OFFICER        GRANTED       UNDER PLAN         SHARE       EXPIRATION DATE
    ------------------------------------  ---------     -------------     ---------     ---------------
    D. Bradley Seitzinger, M.D..........   145,879           14.5%          $1.37             2/1/06
    William F. Barenkamp, II............    72,940            7.2%          $1.37             2/1/06
    Douglas A. Lessard..................    72,940            7.2%          $1.37             2/1/06
    Vincent W. Wong.....................   218,819           21.7%          $1.37            1/29/06
    Mark C. Wade........................   145,879           14.5%          $1.37            11/1/05
    Robert D. Arkin.....................   291,757           29.0%          $1.37             3/1/06

     At year end, June 30, 1996, none of the options granted by the Company were exercisable and the value attributed to the shares of Common Stock of the Company was equal to the $1.37 exercise price of the options. None of the persons named in the Summary Compensation Table exercised options during the fiscal year ended June 30, 1996.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of its current executive officers. The employment agreements provide for annual salaries that generally are subject to annual adjustments for increases in the Consumer Price Index; participation in employee deferred compensation plans, stock options and retirement and insurance plans; and include customary noncompetition, nondisclosure, and severance provisions. Set forth below is a summary of other principal provisions of those employment agreements:

     In March 1996, the Company entered into an employment agreement with David
N. Birman, M.D. for a term expiring June 30, 2001, pursuant to which Dr. Birman serves as Chief Executive Officer of the Company. The employment agreement provides for an initial base salary of $350,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $60,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Dr. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to him under 1995 Option Plan shall accelerate and become vested. If Dr. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following the severance of his employment.

     In March 1996, the Company entered into an employment agreement with Sue D. Birman for a term expiring June 30, 2001, pursuant to which Ms. Birman serves as Executive Vice President of the Company. The employment agreement provides for an initial base salary of $150,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $10,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Ms. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, she shall be entitled to receive her base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to her under 1995 Option Plan shall accelerate and become vested. If Ms. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, she shall be entitled to receive, as severance, her base salary (as last adjusted) payable over the 12-month period following the severance of her employment.

     In March 1996, the Company entered into an employment agreement with Robert
D. Arkin for a term expiring June 30, 2001, pursuant to which Mr. Arkin serves as Chief Operating Officer, Secretary, and General Counsel of the Company. The employment agreement provides for an initial base salary of $206,250 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $9,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Arkin's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to him under 1995 Option Plan shall accelerate and become vested. If Mr. Arkin's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following the severance of his employment.

     In March 1996, the Company entered into an employment agreement with Douglas A. Lessard for a term expiring June 30, 2001, pursuant to which Mr. Lessard serves as Chief Financial Officer of the Company. The employment agreement provides for an initial base salary of $120,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $9,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Lessard's employment is terminated for reasons other than death, "cause," mutual agreement or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted under the 1995 Option Plan shall accelerate and become vested. If Mr. Lessard's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following his severance of employment.

     In March 1996, the Company entered into an employment agreement with Vincent W. Wong for a term expiring on January 31, 1999, pursuant to which Mr. Wong serves as President and Chief Executive Officer of BMC Health Plans, Inc. The employment agreement provides for an initial base salary to Mr. Wong of $180,000 per annum. The employment agreement also provides Mr. Wong with the opportunity to earn up to an additional $180,000 per annum based upon the number of enrollees in health plans developed, managed, or operated by the Company and health plan net earnings. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Wong's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base monthly salary (as most recently adjusted) payable over the six month period following the severance of his employment, and all unvested stock options granted to him under the 1995 Option Plan shall accelerate and become vested.

     In July 1995, the Company entered into an employment agreement with Mark C. Wade for a term expiring on September 1, 1998, pursuant to which Mr. Wade serves as Executive Vice President -- Sales and Marketing of BMC Health Plans, Inc. The employment agreement provides for a base salary of $165,000 per annum with the opportunity for Mr. Wade to earn up to an additional $85,000 per annum based upon the number of enrollees in health plans developed, managed, or operated by the Company. Mr. Wade's employment agreement does not contain a severance provision.

     The Company has entered into an employment agreement with D. Bradley Seitzinger, M.D. pursuant to which Dr. Seitzinger provides supervisory and other services to the Company on a full-time basis. The employment agreement is terminable by either party upon 14 days' prior written notice. The employment agreement provides for the review of Dr. Seitzinger's salary from time to time and authorizes the payment of additional compensation, by way of salary, bonus, or otherwise, at the discretion of the Company. Dr. Seitzinger currently receives a base salary of $208,000 per annum. Dr. Seitzinger's employment agreement does not contain a severance provision.

     In November 1993, the Company entered into an employment agreement with William F. Barenkamp, II pursuant to which Mr. Barenkamp provides supervisory and other services to the Company on a full-time basis. The employment agreement is terminable by either party without prior notice upon a material breach of the terms thereof. The employment agreement provides for the review of Mr. Barenkamp's salary from time to time and authorizes the payment of additional compensation, by way of salary, bonus, or otherwise, at the discretion of the Company. Pursuant to the employment agreement, Mr. Barenkamp currently receives a base salary of $100,000 per annum. Mr. Barenkamp's employment agreement does not contain a severance provision.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware GCL, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors other than for liabilities arising from (i) any breach of the directors' duty of loyalty to the Company and its stockholders; (ii) acts or omissions that involve intentional misconduct, fraud, or knowing violations of law; (iii) the payment of distributions in violation of the Delaware GLC; or (iv) transactions in which the director received an improper personal benefit. The Company's Bylaws require the Company to indemnify directors and officers for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being a director or officer of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     The Company has entered into indemnification agreements with its directors and executive officers, which contain provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and Bylaws. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to carry directors' and officers' insurance, if available on reasonable terms. The Company believes these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those that are contained in these indemnification agreements have no effect on a director's or officer's liability under the federal securities laws.

     Except for the legal action described under "Business -- Legal Proceedings," there is no pending litigation or proceeding involving any director, officer, employee, or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Prior to June 30, 1995, the Company operated, as a division, a livestock breeding farm on property owned by David N. Birman, M.D. and Sue D. Birman, his spouse. At that time, Dr. Birman was the sole stockholder, President, and a director of the Company, and Mrs. Birman was an Executive Vice President, the Chief Financial Officer, and a director of the Company. Prior to June 30, 1994, the Company lent to Dr. and Mrs. Birman approximately $482,000, which was used primarily to improve their farm property and residence. During fiscal 1995, Dr. and Mrs. Birman repaid $442,000 of such loan and also received additional advances of approximately $270,000, resulting in an outstanding principal balance of $310,000 at June 30, 1995. As of June 30, 1995, the Company contributed all of its farm assets, subject to the related liabilities, to a new corporation, Birman Farms, Inc., and distributed all of the outstanding shares of capital stock of Birman Farms, Inc. to Dr. Birman. This dividend distribution of property was valued by the Company at $230,000. Subsequent to the distribution, the Company authorized additional advances to Dr. Birman through September 1996 of approximately $465,000 to defray the operating and ownership costs of the farm. Accordingly, as of September 9, 1996, Dr. Birman owed a total of $775,000 to the Company. The Company has made no further advances to Dr. Birman to defray the operating and ownership costs of the farm. All amounts owed to the Company by Dr. Birman accrued interest at a rate of 7% per annum through August 31, 1996 and will accrue interest at the prime rate of American National Bank and Trust Company of Chicago from and after September 1, 1996. Interest is payable annually, in arrears. The outstanding principal balance of the loan plus all unpaid accrued interest is due and payable in full on August 31, 1999. Dr. Birman has the option to tender shares of Common Stock owned by him in repayment of the loan at any time on or prior to January 31, 1997 at a per share price equal to the initial offering price of the Common Stock or after January 31, 1997 at a price per share equal to 92% of the average closing bid price of the Common Stock as reported over the previous 20 consecutive trading days. Dr. Birman has agreed to tender approximately 177,000 shares of Common Stock valued at $4.60 per share in repayment of approximately $796,500 of outstanding principal and interest as of the date of this Prospectus which will repay in full all outstanding advances to Dr. and Ms. Birman. The shares being tendered to the Company by Dr. Birman were acquired by him in his capacity as the founder of the Company for nominal consideration. The repayment of the indebtedness will relieve Dr. Birman of his obligation to pay interest of approximately $65,700 per year (at the current prime rate of American National Bank and Trust Company of Chicago) and will reduce the ownership of Common Stock by Dr. and Mrs. Birman by approximately 3%. No additional loans will be made by the Company to any member of management without the approval of the non-employee members of the Board of Directors of the Company. Dr. Birman has granted the Underwriters a 45-day option to purchase up to 237,500 shares of Common Stock at the initial public offering price, solely to cover over-allotments, if any.

     Richard M. Ross served as Vice-Chairman and as a director of the Company from February 1994 to August 1996. Effective September 1, 1996, Mr. Ross retired as Vice-Chairman and a newly formed company controlled by Mr. Ross was engaged as a consultant to the Company pursuant to a consulting agreement (the "Consulting Agreement"). While serving as Vice-Chairman of the Company, Mr. Ross was actively involved in policy-making matters relating to day-to-day operations of the Company and corporate finance. As a consultant, Mr. Ross will undertake special assignments designated by Dr. Birman and the Board of Directors including, among other things, developing business plans for acquired companies and evaluating acquisition candidates. The Consulting Agreement provides for Mr. Ross to serve as the provider of consulting services thereunder, provides for a fee to be paid to the consultant firm of $186,000 per annum payable in equal monthly installments over the 12-month term of the agreement, and provides for termination of the Consulting Agreement by mutual agreement, upon the occurrence of an uncured material breach, upon the death of Mr. Ross, or 10 days after receipt of notice of termination from the consultant. Except as otherwise provided or as otherwise agreed to by the parties, the Consulting Agreement will be renewed annually by the Company for up to an additional five consecutive years. The Company also paid Mr. Ross a $26,000 severance fee and has transferred to Mr. Ross personal computer equipment used by Mr. Ross in rendering services to the Company and having a value of less than $1,000. In addition, Dr. Birman has sold Mr. Ross 175,000 shares of Company Common Stock in consideration for a $175,000 principal amount promissory note.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Named Executive Officers; (iii) each of the directors; and (iv) all directors and executive officers of the Company as a group.

                                                       COMMON SHARES               COMMON SHARES
                                                     BENEFICIALLY OWNED         BENEFICIALLY OWNED
                                                   PRIOR TO THE OFFERING        AFTER THE OFFERING
                                                  ------------------------     ---------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER        PERCENT      NUMBER       PERCENT
------------------------------------------------  ------------     -------     ---------     -------
David N. Birman, M.D.(1)........................     5,081,408      75.84%     4,904,408      56.02%
Sue D. Birman(1)................................     5,081,408      75.84%     4,904,408      56.02%
D. Bradley Seitzinger, M.D.(2)..................        85,096(3)    1.22%        85,096(3)    *
Robert D. Arkin(2)..............................        97,252(3)    1.38%        97,252(3)    1.11%
Richard M. Ross.................................       175,000       2.52%       175,000       2.00%
James J. Rhodes(2)..............................             0          0              0          0
Diedrich Von Soosten(2).........................             0          0              0          0
Directors and officers as a group
  (10 persons)..................................     5,463,069(3)   76.93%     5,463,069(3)   62.41%

---------------
 *  Less than 1%

(1) Includes 1,000,000 Escrow Shares but excludes approximately 177,000 shares to be tendered upon consummation of the offering. See "Principal Stockholders -- Escrow Shares" and "Certain Transactions". David N. Birman, M.D. disclaims beneficial ownership as to 547,047 shares beneficially owned by Sue D. Birman individually. Sue D. Birman disclaims beneficial ownership as to 4,344,663 shares beneficially owned by David N. Birman, M.D. individually. The address of Dr. and Mrs. Birman is c/o the Company at 502 Gould Drive, Cookesville, Tennessee 38506.

(2) Does not include options to purchase shares of Common Stock scheduled to first become exercisable more than 60 days after the date of this Prospectus. See "Management -- Stock Option Plans" and "Management -- Fiscal 1996 Option Grants."

(3) Includes shares subject to options exercisable within 60 days after the date of the Prospectus of 48,626 shares for Dr. Seitzinger, 97,252 shares for Mr. Arkin, and 170,191 for all officers and directors as a group.

     The following stockholders have granted to the Underwriters an option exercisable within 45 days of the date of this Prospectus to purchase up to a total of 300,000 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions set forth on the cover page of this Prospectus, to cover over-allotments, if any. See "Underwriting."

                                                                                           COMMON
                                                     COMMON                                SHARES
                                                     SHARES       NO. OF SHARES IN       OWNED AFTER
               SELLING STOCKHOLDER                   OWNED      OVER-ALLOTMENT OPTION    EXERCISE(1)
-------------------------------------------------  ----------   ---------------------    -----------
David N. Birman..................................   5,081,408          237,500            4,666,908(2)
Danny F. Cooke...................................     145,879           20,000              125,879
National Benefit Resources Inc. .................     291,758           30,000              261,758
Sunyata International, Ltd. .....................      36,470            5,000               31,470
SWRT Profit Sharing Plan.........................      36,470            5,000               31,470
Gary Peter Klahr Defined Benefit Trust...........      18,235            2,500               15,735

---------------
(1) Amounts shown assume the Underwriters exercise the over-allotment option in full. If the Underwriters exercise the over-allotment option in full, David
    N. Birman, Danny F. Cooke, and National Benefit Resources Inc. will own 53.25%, 1.44%, and 2.99% shares, respectively upon completion of this offering.

(2) Includes 1,000,000 Escrow Shares but excludes approximately 177,000 to be tendered upon consummation of the offering. See "Principal
    Stockholders -- Escrow Shares" and "Certain Transactions."

ESCROW SHARES

     In connection with this offering David N. Birman, M.D. has deposited 1,000,000 shares of Common Stock into escrow. The Escrow Shares are not assignable or transferable. Of the Escrow Shares, (i) 333,333 will be released from escrow if the Company's net after tax income per share (the "Minimum After-Tax Income") for the fiscal year ending June 30, 1997 equals or exceeds $0.17 per share of then issued and outstanding shares of Common Stock of the Company; (ii) 333,333 Escrow Shares (or, if the condition set forth in (i) above was not met, 666,666 Escrow Shares) will be released if the Minimum After-Tax Income for the fiscal year ending June 30, 1998, equals or exceeds $0.26 per share of then issued and outstanding shares of Common Stock of the Company;
(iii) 333,334 Escrow Shares (or, if the conditions set forth in either (i) or (ii) were not met, the remaining Escrow Shares) will be released if the Minimum After-Tax Income for the fiscal year ending June 30, 1999, equals or exceeds $0.39 per share of then issued and outstanding shares of Common Stock of the Company; and (iv) all of the Escrow Shares will be released if the Company is acquired by or merged into another entity, or if all of the outstanding shares of Common Stock (including the Escrow Shares) are acquired, in a transaction in which the Company's stockholders receive per-share consideration equal to or in excess of (A) if the average sales price of the Company's Common Stock is less than $10.00 per share, the greater of (x) 200% of the average sales price, up to a maximum of $10.00 per share, or (y) $6.00 per share, and (B) if the average sales price is equal to or greater than $10.00 per share, the average sales price. The average sales price will be determined as the mean average of the closing sales price over the preceeding five business day period.

     The Minimum After-Tax Income amounts set forth above will be (a) calculated based upon the actual shares outstanding and calculated on a weighed average fully diluted basis in accordance with generally accepted accounting principles, exclusive of any extraordinary earnings or charges (including any charges incurred in connection with the release from escrow of the Escrow Shares and any Escrow Property (as defined below) in respect thereof) and (b) audited by the Company's independent public accountants. The Minimum After-Tax Income amounts set forth above will be subject to adjustment in the event of any stock splits, reverse stock splits, or other similar events.

     Any money, securities, rights, or property distributed in respect of the Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company (the "Escrow Property"). If the applicable Minimum After-Tax Income levels or other criteria set forth above have not been met by July 1, 1999, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to Dr. Birman would be deemed compensatory and, accordingly, would result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 16 of the Notes to the Company's Consolidated Financial Statements.

     The Minimum After-Tax Income levels and other criteria set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is incorporated in the State of Delaware. The Company is authorized to issue 25,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share.

PREFERRED STOCK

     There are no shares of Preferred Stock issued and outstanding. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Company, to issue from time to time such shares of Preferred Stock in one or more classes or series, to establish the number of shares to be included in each such class or series, to fix or alter the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions of the shares of each such class or series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any class or series or the designations of such class or series. The issuance of Preferred Stock could adversely affect, among other things, the rights of existing stockholders or could delay or prevent a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any such issuance could have the effect of delaying, deferring, or preventing a change in control of the Company and could make the removal of the present management of the Company more difficult.

COMMON STOCK

     As of February 1, 1997, there were 6,931,082 shares of Common Stock issued and outstanding, held of record by 38 stockholders. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock issued in this Offering will be fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Upon the liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in all assets of the Company available for distribution after payment of all liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights, and no rights to convert their Common Stock into any other securities.

SECTION 203 OF THE DELAWARE GCL AND CERTAIN CHARTER PROVISIONS

     Upon the completion of this offering, the Company will be subject to
Section 203 of the Delaware GCL. Section 203 of the Delaware GCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "antitakeover" effect in that such provisions may delay, defer, or prevent a change of control of the

Company. These provisions include (a) the requirement that not less than 60% of the voting power present and entitled to vote approve any proposal for (1) the merger of the Company with any other corporation, (2) the sale, lease, transfer, or other disposition of all or any substantial part of the Company's assets, or
(3) the issuance of any of the Company's voting securities in exchange or payment for any securities or other property of any corporation or other entity;
(b) the requirement that certain business combinations with a control person be approved by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast generally by the outstanding Common Stock or be unanimously approved by the Company's Board of Directors; and (c) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine.

REGISTRATION RIGHTS

     The Company has agreed to file and maintain current a registration statement under the Securities Act to register the 528,812 shares of Common Stock owned by Danny F. Cooke, National Benefits Resources, Inc., Sunyata International, Ltd., JWRT Profit Sharing Plan, and Gary Klahr Defined Benefit Trust, being all of the selling stockholders other than David N. Birman, M.D. The Company has agreed to file such registration statement not earlier than 60 nor more than 90 days after the date of this Prospectus. The subject stockholders will also have limited "piggy back" registration rights should the Company preempt the registration statement filed on their behalf, other than to register securities for issuance in a merger or acquisition transaction or pursuant to an employee compensation program. The Company's obligation to register such shares of Common Stock will expire at the time the stockholders named in the registration statement may resell their shares of Common Stock pursuant to Rule 144 under the Securities Act. Notwithstanding the pendency of the registration statement, the shares registered therein will be subject to lock-up agreements under which such stockholders have agreed not to sell their shares of Common Stock for a period of 22 months from the date of this Prospectus.

     If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other holders of Company securities, NBR, as the holder of 291,756 shares of Common Stock, and its permitted transferees are entitled to notice of such registration and are entitled to include their shares of Common Stock therein, provided, among other conditions, that the underwriters of such offering will have the right to limit the number of such shares of Common Stock included in the registration. The foregoing "piggyback" registration rights do not apply to the registration of securities for issuance in merger or acquisition transactions or pursuant to employee compensation programs. The "piggyback" registration rights expire at the time as NBR may resell its shares of Common Stock pursuant to Rule 144(k) under the Securities Act. NBR has waived its rights with respect to this offering. The number of shares held by NBR that are subject to the registration rights will be reduced to the extent that any such shares are sold pursuant to the exercise of the Underwriters' over-allotment option or the registration statement described above. See "Principal and Selling Stockholders" and "Underwriting."

TRANSFER AGENT

     The Company's Transfer Agent is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 8,754,082 shares of Common Stock assuming no exercise of the Representative's Warrants or other outstanding options and warrants. All shares acquired in this offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act.

     The remaining 6,754,082 shares of Common Stock outstanding after this offering are deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of the 6,754,082 shares of Common Stock outstanding, approximately 292,000 shares will be eligible for sale pursuant to Rule 144 commencing 90 days from the date of this Prospectus. The selling stockholders (other than David N. Birman, M.D.), as holders of 528,812 shares of Common Stock, and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Securities -- Registration Rights." The number of outstanding shares of Common Stock that are considered restricted securities and the number of shares of Common Stock held by the selling stockholders (other than David N. Birman, M.D.) subject to registration rights (if such persons are selling stockholders hereunder) will be reduced to the extent of sales of such shares pursuant to the Underwriters' over-allotment option, but will continue to be subject to the lock-up agreements. See "Principal Stockholders."

     In general, under Rule 144 as currently in effect, subject to satisfaction of certain other conditions, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% (approximately 87,540 shares after this offering) of the then-outstanding shares of Common Stock, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least three years and is not an affiliate of the Company can sell such shares under Rule 144 without regard to any of the limitations described above.

     The Company intends to file a registration statement under the Securities Act to register 1,558,780 shares of Common Stock reserved for issuance upon the exercise of options which have been or may be granted pursuant to the 1995 Option Plan and the 1996 Directors' Plan. See "Management -- Stock Option Plans." Such registration statement is expected to be filed not earlier than one year after the date of this Prospectus and is anticipated to become effective upon its filing. After the effective date of such registration statement, shares acquired upon the exercise of such options may generally be sold without restriction in the public market, subject to Rule 144 notice requirements and volume limitations for stockholders who are affiliates of the Company.

     Each holder of Common Stock who is an officer, director, or key employee of the Company has entered into a "lock-up" agreement providing that such persons will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock that they currently own or that they subsequently acquire upon exercise of options or warrants for a period of 24 months after the date of this Prospectus without the prior written consent of the Representative. In addition, all of the Company's other stockholders have agreed not to sell their shares of Common Stock that they currently own or that they subsequently acquire upon exercise of options or warrants for a period of 22 months after the date of this Prospectus.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made regarding the effect, if any, that future sales of restricted shares or the availability of restricted shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through the Representative, Royce Investment Group, Inc., have severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their names at the initial public offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus:

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Royce Investment Group, Inc. .............................................  1,000,000
    Continental Broker-Dealer Corp. ..........................................  1,000,000
                                                                                ---------
              Total...........................................................  2,000,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any of the shares offered hereby. The Representative has advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and that they may allow to certain dealers that are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess of $0.20 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.05 per share to other dealers who are members of the NASD. After the commencement of this offering, the public offering price, the concession, and the reallowance may be changed by the Underwriters.

     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3.0% of the gross proceeds derived from the sale of the Common Stock offered hereby, including any Common Stock purchased from the selling stockholders upon exercise of the Underwriters' over-allotment option, of which $25,000 has been paid to date. Any expenses in excess of such expense allowance will be borne by the Underwriters. The Company has previously paid or reimbursed fees and expenses totalling approximately $54,279 to W.B. McKee Securities, Inc., a NASD member, in connection with this offering. The Company also has agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose.

     Certain stockholders of the Company have granted to the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock from them at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may purchase these shares solely to cover over-allotments, if any, in connection with the sale of shares of Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment.

     The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Representative's Warrants to purchase up to 200,000 shares of Common Stock. The Representative's Warrants will be exercisable during the four-year period commencing one year from the date of this Prospectus at an exercise price of $7.50 per share (150% of the initial public offering price of the Common Stock), subject to adjustment in certain events. The Representative's Warrants will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the date of this Prospectus except to officers of the Underwriters or members of the selling group. The Company has agreed to register the Common Stock issuable upon exercise of the Representative's Warrants under the Securities Act during the four-year period commencing one year from the date of this Prospectus on two separate occasions, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggyback" registration rights to holders of the Representative's Warrants during the seven-year period following the date of this Prospectus. The Representative's Warrants include a provision permitting the holders to elect a cashless exercise.

     During the term of the Representative's Warrants, the holders will have the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the

Company's other stockholders. Any profit realized by the holders of the Representative's Warrants upon the sale of such warrants or the Common Stock issuable thereunder may be deemed to be additional underwriting compensation. The holders of the Representative's Warrants may be expected to exercise the Representative's Warrants at a time when the Company in all likelihood would be able to obtain equity capital on terms more favorable than those provided in the Representative's Warrants.

     The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for any of the Common Stock offered hereby. Accordingly, the offering price of the shares of Common Stock offered hereby has been determined by negotiations between the Company and the Representative and is not necessarily related to the Company's asset value, net worth, or other established criteria of value. Factors considered in determining such price and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, the general condition of the securities markets, and such other factors as were deemed relevant.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     For a period of five years following the closing of this offering, the Representative will have the right to nominate one member of the Company's Board of Directors.

     Upon completion of this offering, the Company will enter into a one-year financial consulting agreement with the Representative. Under this agreement, the Company will pay the Representative a fee equal to 1.5% of the gross proceeds derived from the sale of Common Stock offered hereby, including any Common Stock sold upon exercise of the over-allotment option, for financial consulting services provided to the Company by the Representative. Also upon completion of this offering, the Company and the Representative will enter into an agreement that will provide that in the event the Representative arranges for the sale of substantially all of the assets of the Company or for a merger, consolidation, or acquisition during the five-year period commencing on the date of this Prospectus, the Representative will receive a fee based on a sliding scale ranging from 5% of the first $1.0 million of consideration, 4% of the consideration between $1.0 million and $2.0 million, and 3% of the consideration in excess of $2.0 million.

     The foregoing is a brief summary of the material provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

     The Representative has indicated its intention to make a market in the Company's Common Stock after the offering made hereby. In connection with that activity, the Representative may but shall not be required to effect transactions which stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock will be passed upon for the Company by Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois. Certain legal matters related to health care law will be passed upon for the Company by Schottenstein, Zox & Dunn, 41 South High Street, Columbus, Ohio. Certain legal matters will be passed upon for the Underwriters by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, One East Camelback Road, Phoenix, Arizona.

                                    EXPERTS

     The financial statements of the Company and of Canton for the fiscal year ended June 30, 1996 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants. The financial statements of the Company and Canton for the fiscal year ended June 30, 1995 included in this Prospectus have been audited by Semple & Cooper, P.L.C., independent certified public accountants, for the period indicated in their report thereof. Such financial statements have been included herein in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     On July 24, 1996 the Company, with the approval of the Board of Directors, advised Semple & Cooper, P.L.C. that it was dismissing such accounting firm and was retaining the accounting firm of BDO Seidman, LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ended June 30, 1996. The decision to retain BDO Seidman, LLP was made because of that firm's extensive experience in representing public companies and was not motivated by any disagreements between the Company and Semple & Cooper, P.L.C. concerning any accounting matter. Semple & Cooper, P.L.C. had been retained since 1994 and during the entire period of their engagement with the Company there were no disagreements on any matter relative to accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Semple & Cooper, P.L.C.'s satisfaction, would have resulted in a reference to the subject matters of the disagreement in connection with its report. The Semple & Cooper, P.L.C. reports on the Company's financial statements have not contained an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope, or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(iv) of Regulation S-B promulgated under the Securities Act. During the two-year period prior to July 24, 1996, the Company did not consult BDO Seidman, LLP concerning any matter or the type of opinion that might be rendered.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

     The Registration Statement and the reports and other information to be filed by the Company following this offering in accordance with the Securities Exchange Act of 1934, as amended, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission:
7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Il 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company intends to provide its stockholders with annual reports containing financial statements audited by independent auditors and quarterly reports for the first three fiscal quarters of each year containing unaudited summary consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGE
                                                                                 -----------
BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES
Reports of Independent Certified Public Accountants............................    F-2 & F-3
Consolidated Balance Sheet as of June 30, 1996 and September 30, 1996
  (Unaudited)..................................................................          F-4
Consolidated Statements of Operations for the years ended June 30, 1995 and
  1996 and the three months ended September 30, 1995 and 1996 (Unaudited)......          F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended
  June 30, 1995 and 1996 and the three months ended September 30, 1996
  (Unaudited)..................................................................          F-6
Consolidated Statements of Cash Flows for the years ended June 30, 1995 and
  1996 and the three months ended September 30, 1995 and 1996 (Unaudited)......          F-7
Notes to Consolidated Financial Statements.....................................          F-8

BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES PROFORMA FINANCIAL STATEMENTS
Introduction to Proforma Condensed Consolidated Financial Statements
  (Unaudited)..................................................................         F-18
Proforma Condensed Consolidated Balance Sheet as of September 30, 1996
  (Unaudited)..................................................................         F-19
Proforma Condensed Statement of Operations for the year ended June 30, 1996
  (Unaudited)..................................................................         F-20
Proforma Consolidated Statement of Operations for the three months ended
  September 30, 1996 (Unaudited)...............................................         F-21
Notes to Proforma Condensed Consolidated Financial Statements (Unaudited)......         F-22

CANTON MANAGEMENT GROUP, INC., (A DEVELOPMENT STAGE COMPANY)
Reports of Independent Certified Public Accountants............................  F-24 & F-25
Balance Sheet as of June 30, 1996 and September 30, 1996 (Unaudited)...........         F-26
Statements of Operations for the years ended June 30, 1995 and 1996 and for the period from October 3, 1993 (Inception) to June 30, 1996 and the three months
  ended September 31, 1995 and 1996 (Unaudited)................................         F-27
Statements of Changes in Stockholder's Equity for the period from October 3,
  1993 (Inception) to June 30, 1996 and the three months ended September 30,
  1996 (Unaudited).............................................................         F-28
Statements of Cash Flows for the years ended June 30, 1995 and 1996 and for the period from October 3, 1993 (Inception) to June 30, 1996 and the three months
  ended September 30, 1995 and 1996 (Unaudited)................................         F-29
Notes to Financial Statements..................................................         F-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Birman Managed Care, Inc. and Subsidiaries
Cookeville, Tennessee

     We have audited the accompanying consolidated balance sheet of Birman Managed Care, Inc. and Subsidiaries (the "Company") as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Birman Managed Care, Inc. and Subsidiaries at June 30, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Los Angeles, California
August 2, 1996, except for
Notes 7 and 16, which are as
of September 9, 1996

                          INDEPENDENT AUDITORS' REPORT

To The Stockholders and Board of Directors of
  Birman Managed Care, Inc. and Subsidiaries

     We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Birman Managed Care, Inc. and Subsidiaries for the year ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity, and cash flows of Birman Managed Care, Inc. and Subsidiaries for the year ended June 30, 1995, in conformity with generally accepted accounting principles.

                                          SEMPLE & COOPER, P.L.C.

Certified Public Accountants

Phoenix, Arizona
July 19, 1996

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET



                                                                  JUNE 30,      SEPTEMBER 30,
                                                                    1996            1996
                                                                 ----------     -------------
                                                                                 (UNAUDITED)
    ASSETS

    Current assets:
      Cash and cash equivalents (Notes 1 and 2)................  $1,872,343      $ 1,449,652
      Accounts receivable, net of allowance for doubtful
         accounts of $44,159
         (Notes 1, 2, and 16)..................................   1,043,771          992,903
      Prepaid expenses and other...............................       9,903           48,245
      Notes receivable.........................................      22,323           27,802
      Deferred tax asset (Notes 1 and 8).......................      95,549           95,549
                                                                 ----------      -----------
              Total current assets.............................   3,043,889        2,614,151
                                                                 ----------      -----------
    Property and equipment, net of accumulated depreciation
      (Notes 1, 4, 5 and 6)....................................     293,684          413,303
    Note receivable-related party (Note 3).....................     631,173          775,000
    Deferred offering costs (Note 1)...........................      25,000          475,960
    Goodwill (Note 1)..........................................      16,145           15,741
    Other assets...............................................          --           47,506
                                                                 ----------      -----------
              Total assets.....................................  $4,009,891      $ 4,341,661
                                                                 ==========      ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Current portion of note payable (Note 5).................  $    2,435      $     2,496
      Current portion of capital lease obligations (Note 6)....       1,540            2,505
      Accounts payable.........................................     117,025          698,158
      Accrued expenses.........................................       2,050               --
      Income taxes payable (Notes 1 and 8).....................     635,205          148,308
                                                                 ----------      -----------
              Total current liabilities........................     758,255          851,467
    Note payable, less current portion (Note 5)................       5,028            4,404
    Capital lease obligations, less current portion (Note 6)...       2,009               --
    Deferred income taxes payable (Notes 1 and 8)..............      55,620           55,620
                                                                 ----------      -----------
              Total liabilities................................     820,912          911,491
                                                                 ----------      -----------
    Commitments and contingencies (Notes 3 and 7)..............          --               --
    Stockholders' equity: (Note 11)
      Preferred stock, $.001 par value, 5,000,000 shares
         authorized, none issued or outstanding................          --               --
      Common stock, $.001 par value, 25,000,000 shares
         authorized, 6,931,082 issued and outstanding..........       6,931            6,931
      Additional paid-in capital...............................   1,780,612        1,780,612
      Retained earnings........................................   1,401,436        1,642,627
                                                                 ----------      -----------
              Total stockholders' equity.......................   3,188,979        3,430,170
                                                                 ----------      -----------
              Total liabilities and stockholders' equity.......  $4,009,891      $ 4,341,661
                                                                 ==========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 YEAR ENDED                   THREE MONTHS ENDED
                                          -------------------------     -------------------------------
                                           JUNE 30,       JUNE 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                             1995           1996            1995              1996
                                          ----------     ----------     -------------     -------------
                                                                         (UNAUDITED)       (UNAUDITED)
Revenue.................................  $4,817,572     $8,416,946      $ 1,417,291       $ 2,372,137
Cost of revenue.........................   2,381,023      2,278,932          431,208           888,516
                                          ----------     ----------       ----------        ----------
Gross margin............................   2,436,549      6,138,014          986,083         1,483,621
Selling, general and administrative
  expenses..............................   3,113,660      4,236,607          925,731         1,169,119
                                          ----------     ----------       ----------        ----------
Income (loss) from operations...........    (677,111)     1,901,407           60,352           314,502
                                          ----------     ----------       ----------        ----------
Other income (expense):
  Interest expense......................     (57,857)       (44,835)         (10,295)             (247)
  Interest income.......................      28,758         47,257            4,661            38,338
  Loss on sale of assets................      (1,464)        (5,065)              --                --
                                          ----------     ----------       ----------        ----------
                                             (30,563)        (2,643)          (5,634)           38,091
                                          ----------     ----------       ----------        ----------
Income (loss) before provision for
  income taxes..........................    (707,674)     1,898,764           54,718           352,593
Provision for income tax (expense)
  benefit (Note 8)......................     224,331       (726,983)         (19,750)         (111,402)
                                          ----------     ----------       ----------        ----------
Income (loss) from continuing
  operations............................    (483,343)     1,171,781           34,968           241,191
Discontinued operations: (Note 10)
  Loss from discontinued operations (net
     of income tax benefit of $143,700
     in 1995)...........................    (215,550)            --               --                --
                                          ----------     ----------       ----------        ----------
Net income (loss).......................  $ (698,893)    $1,171,781      $    34,968       $   241,191
                                          ==========     ==========       ==========        ==========
Primary income (loss) per common stock
  share: (Note 1)
  Income (loss) from continuing
     operations.........................  $     (.07)    $      .17      $       .01       $       .04
  Loss from discontinued operations.....        (.03)            --               --                --
                                          ----------     ----------       ----------        ----------
  Net income (loss) per share...........  $     (.10)    $      .17      $       .01       $       .04
                                          ----------     ----------       ----------        ----------
Weighted average common shares
  outstanding (Note 1)..................   6,703,517      6,703,517        6,703,517         6,703,517
                                          ==========     ==========       ==========        ==========
Fully diluted income (loss) per common
  stock share: (Note 1)
  Income (loss) from continuing
     operations.........................  $     (.07)    $      .15      $       .00       $       .03
  Loss from discontinued operations.....        (.03)            --               --                --
                                          ----------     ----------       ----------        ----------
  Net income (loss) per share...........  $     (.10)    $      .15      $       .00       $       .03
                                          ==========     ==========       ==========        ==========
Weighted average common shares
  outstanding (Note 1)..................   6,703,517      7,703,517        7,703,517         7,703,517
                                          ==========     ==========       ==========        ==========

   The accompanying notes are an integral part of the consolidated financial statements

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE YEARS ENDED JUNE 30, 1995 AND 1996 AND THE THREE-MONTH PERIOD ENDED
                         SEPTEMBER 30, 1996 (UNAUDITED)

                                                  COMMON STOCK      ADDITIONAL                    TOTAL
                                   PREFERRED   ------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                     STOCK      SHARES     AMOUNT    CAPITAL      EARNINGS       EQUITY
                                   ---------   ---------   ------   ----------   ----------   -------------
Balance at June 30, 1994.........   $    --    5,470,467   $5,471   $    2,029   $1,158,548    $ 1,166,048
Dividend distribution (Note
  10)............................        --           --       --           --     (230,000)      (230,000)
Net loss.........................        --           --       --           --     (698,893)      (698,893)
                                    -------    ---------   ------   ----------   ----------    -----------
Balance at June 30, 1995.........        --    5,470,467    5,471        2,029      229,655        237,155
Stock sales (Note 11)............        --    1,332,970    1,333    1,603,710           --      1,605,043
Issuance of stock for debt.......        --      127,645      127      174,873           --        175,000
Net income.......................        --           --       --           --    1,171,781      1,171,781
                                    -------    ---------   ------   ----------   ----------    -----------
Balance at June 30, 1996.........        --    6,931,082    6,931    1,780,612    1,401,436      3,188,979
Net income (unaudited)...........        --           --       --           --      241,191        241,191
                                    -------    ---------   ------   ----------   ----------    -----------
Balance at September 30, 1996
  (unaudited)....................   $    --    6,931,082   $6,931   $1,780,612   $1,642,627    $ 3,430,170
                                    =======    =========   ======   ==========   ==========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     YEAR ENDED                THREE MONTHS ENDED
                                              -------------------------   -----------------------------
                                               JUNE 30,      JUNE 30,     SEPTEMBER 30,   SEPTEMBER 30,
                                                 1995          1996           1995            1996
                                              -----------   -----------   -------------   -------------
                                                                           (UNAUDITED)     (UNAUDITED)
Increase (Decrease) in Cash and Cash
  Equivalents
Cash flows from operating activities:
Net income (loss) from continuing
  operations................................  $  (483,343)  $ 1,171,781     $  34,968      $   241,191
                                              -----------   -----------      --------      -----------
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.............       83,981        73,814        17,995           22,865
  Loss on sale of assets....................        1,464         5,065            --               --
  Interest income debited to note
     receivable.............................      (28,427)      (28,011)       (3,953)         (17,074)
  Receivable converted to note receivable...       (5,500)           --            --               --
  Loss from discontinued operations.........     (215,550)           --            --               --
  Interest expense credited to note
     payable................................        1,900            --         1,900               --
  Changes in operating assets and
     liabilities:
     Accounts receivable....................      241,193      (547,706)     (128,365)          50,868
     Prepaid expenses and other.............           --        (9,903)           --          (38,342)
     Deferred tax asset.....................     (308,970)       27,372        18,892               --
     Goodwill...............................           --       (16,145)           --               --
     Other assets...........................           --            --            --          (47,506)
     Accounts payable -- trade..............        8,439      (264,953)      (57,061)         581,133
     Accrued expenses.......................        8,771        (6,721)          228           (2,050)
     Income taxes payable
       -- current...........................      (35,260)      596,138        (8,799)        (486,897)
       -- deferred..........................      (98,128)      213,421           678               --
                                              -----------   -----------      --------      -----------
                                                 (346,087)       42,371      (158,485)          62,997
                                              -----------   -----------      --------      -----------
Net cash provided by (used in) operating
  activities................................     (829,430)    1,214,152      (123,517)         304,188
                                              -----------   -----------      --------      -----------
Cash flows from investing activities:
  Purchase of property and equipment........      (65,527)     (107,035)      (10,605)        (142,080)
  Collection of notes receivable -- related
     parties................................      441,784            --       107,187            9,000
  Advances for notes receivable -- related
     party..................................     (269,930)     (343,579)     (250,360)        (141,232)
  Proceeds from sale of assets..............      144,299         2,325            --               --
                                              -----------   -----------      --------      -----------
     Net cash provided by (used in)
       investing activities.................      250,626      (448,289)     (153,778)        (274,312)
                                              -----------   -----------      --------      -----------
Cash flows from financing activities:
  Deferred offering costs...................           --       (25,000)      (25,000)        (450,960)
  Proceeds from debt........................    1,091,000        81,548       161,100               --
  Payments on debt..........................     (548,070)     (565,444)     (256,900)          (1,607)
  Proceeds from sale of stock...............           --     1,605,043       392,500               --
                                              -----------   -----------      --------      -----------
     Net cash provided (used in) by
       financing activities.................      542,930     1,096,147       271,700         (452,567)
                                              -----------   -----------      --------      -----------
Net increase (decrease) in cash and cash
  equivalents...............................      (35,874)    1,862,010        (5,595)        (422,691)
Cash and cash equivalents at beginning of
  year......................................       46,207        10,333        10,333        1,872,343
                                              -----------   -----------      --------      -----------
Cash and cash equivalents at end of year....  $    10,333   $ 1,872,343     $   4,738      $ 1,449,652
                                              ===========   ===========      ========      ===========

   The accompanying notes are an integral part of the consolidated financial statements

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS SUMMARY:

     The Company is a health care consulting and management company dedicated to improving the quality, controlling the cost and enhancing the efficiency of the management and delivery of health care services by focusing on the physician as the most important factor in the health care system. In pursuing these goals, the Company currently provides its proprietary "Quality Management Program" to hospitals and their attending physicians. In addition, the Company is developing and will operate various health plans in association with physician networks, hospitals, and other health care providers.

     The Company was organized in 1994 and reincorporated in Delaware in 1996 to serve as the holding company of Birman & Associates, Inc., and BMC Health Plans, Inc. The Company acquired a third subsidiary on June 14, 1996, through an asset purchase of Hughes & Associates, Inc. The operations of Hughes & Associates, Inc. are immaterial. This represents a change in the legal entity, but not in the operations of the Company. As such, the accompanying consolidated financial statements are presented on a continuing basis. In addition, effective June 30, 1995, the Company adopted a June 30 fiscal year end. On September 9, 1996, the Company was reincorporated in Delaware by means of a merger in which shareholders of the Company received 72,939 shares of Common Stock for each 100 shares of Common Stock then outstanding.

  Birman Farms -- Discontinued Operation:

     The Company held and operated Birman Farms, a livestock breeding operation, which utilizes farm land owned personally by David N. Birman, M.D. and Sue Birman, the principal stockholders and officers and directors of the Company. Effective June 30, 1995, the Company separately incorporated Birman Farms and distributed the shares of stock as a dividend to David N. Birman, M.D.

  Principles of Consolidation:

     The accompanying consolidated financial statements include the accounts of Birman Managed Care, Inc. and its wholly owned subsidiaries: Birman & Associates, Inc., BMC Health Plans, Inc. and Hughes & Associates, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents:

     Cash and cash equivalents include all highly liquid investments purchased with an initial maturity of three months or less.

  Accounts Receivable:

     Accounts receivable represent amounts earned but not collected in connection with consulting services performed by the Company.

     The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable, based on a review of the individual accounts outstanding and the Company's prior history of uncollectible accounts receivable.

  Property and Equipment:

     Property and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. The estimated useful lives for asset classifications, are as follows:

        Computer equipment.................................................    5 years
        Office equipment and motor vehicles................................    5 years
        Furniture and fixtures.............................................    5 years
        Leasehold improvements.............................................   10 years

  Deferred Offering Costs:

     Deferred offering costs represent costs incurred in connection with the Company's proposed initial public offering of common stock. Deferred offering costs will be netted against the net proceeds from the proposed public offering, or expensed should the offering not be completed.

  Goodwill:

     Goodwill represents the excess of the cost of acquiring the assets of Hughes & Associates, Inc. over the fair value of their net assets at the date of acquisition, June 14, 1996, and is being amortized on the straight-line method over five years. No amortization expense was recorded for the year ended June 30, 1996. For the three-month period ended September 30, 1996 (unaudited), amortization expense of $404 was recorded. The carrying value of goodwill will be periodically reviewed by the Company and impairments, if any, will be recognized when expected future operating cash flows derived from goodwill are less than their carrying value.

  Income Taxes:

     For tax reporting purposes, the Company currently reports revenue and expenses based on the accrual basis method of accounting for the fiscal year ended June 30, 1996. Previously, the Company used the cash basis method for the six-month period ended June 30, 1995.

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and the utilization of the net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Accounting Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share:

     Earnings per share are based upon the weighted average number of shares outstanding for each of the respective years. All weighted average shares outstanding give retroactive effect to the 1,000 for 1 stock split in October 1995 and the 72.939 for 100 exchange of shares of Common Stock in connection with the reincorporation of the Company in Delaware in September 1996. The Company is planning an initial public

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

offering of its Common Stock. Pursuant to Securities and Exchange Commission rules, shares of Common Stock issued for consideration below the anticipated offering price per share during the 12-month period prior to filing of the registration statement has been included in the calculation of common share equivalent shares, using the treasury stock method, as if they had been outstanding for all periods presented. In addition, shares of Common Stock that are subject to options and warrants having exercise prices that are below the anticipated offering price per share, whether or not exercisable, have been included in the earnings per share calculation, using the treasury stock method. One million shares of common stock to be placed in escrow upon completion of the proposed public offering, which are common stock equivalents, have been included in the calculation of fully diluted earnings per share, when they are not anti-dilutive. See Note 16.

  Interim Financial Information:

     The interim financial statements for the three months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of the interim period. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results for the entire year.

  New Accounting Pronouncements:

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

     Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board is effective for specific transactions entered into after December 15, 1995, while the disclosures requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 31, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock-based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown. The Company does not expect adoption to have a material effect on its financial position or results of operations.

2. CONCENTRATION OF CREDIT RISK:

     The Company maintains cash and cash equivalents at three financial institutions. Deposits not to exceed $100,000 at each financial institution are insured by the Federal Deposit Insurance Corporation. At June 30, 1996, and September 30, 1996 (unaudited), the Company has uninsured cash and cash equivalents in the amount of $1,790,463 and $1,489,925, respectively.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's accounts receivable primarily result from its consulting services with rural hospitals in the southeastern, central and south central portion of the United States. The receivables are primarily billed monthly and are unsecured. Ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS:

  Notes Receivable:

     Included in notes receivable at June 30, 1996 and September 30, 1996 (unaudited) are the following related party notes and interest receivable:

                                                                    JUNE 30,   SEPTEMBER 30,
                                                                      1996         1996
                                                                    --------   -------------
    7% notes receivable from David N. Birman, M.D., due on
      demand......................................................  $556,586     $      --
    Interest receivable -- David N. Birman, M.D...................    74,587            --
    Note receivable from David N. Birman, M.D., Interest is the prime rate at American National Bank and Trust of Chicago
      and due in three annual installments beginning 8/31/97.
      Principal due
      8/31/99.....................................................        --       775,000
                                                                    --------      --------
                                                                    $631,173     $ 775,000
                                                                    ========      ========

     For the year ended June 30, 1996, the Company advanced approximately $343,000 to David N. Birman, M.D. On September 1, 1996, the Company consolidated the 7% note receivable and all accrued interest into the new note receivable.

4. PROPERTY AND EQUIPMENT:

     At June 30, 1996, and September 30, 1996 (unaudited) property and equipment consist of the following:

                                                                JUNE 30,   SEPTEMBER 30,
                                                                  1996         1996
                                                                --------   -------------
        Computer and office equipment.........................  $303,000     $ 441,994
        Furniture and fixtures................................   125,286       128,372
        Motor vehicles........................................    44,306        44,306
        Leasehold improvements................................     2,544         2,544
                                                                --------      --------
                                                                 475,136       617,216
        Less accumulated depreciation and amortization........   181,452       203,913
                                                                --------      --------
                                                                $293,684     $ 413,303
                                                                ========      ========

     For the years ended June 30, 1995 and 1996, depreciation expense was $83,981 and $73,814, respectively. For the three months ended September 30, 1995 and 1996, depreciation expense was $17,995 and $22,461, respectively.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

5. NOTES PAYABLE:

     At June 30, 1995 and 1996, and September 30, 1996 (unaudited) notes payable consist of the following:


                                                           JUNE 30,    JUNE 30,  SEPTEMBER 30,
                                                             1995        1996        1996
                                                           ---------   --------  -------------
    Line of credit with First American Bank. The line of
      credit is due in September 1996, with an interest
      rate of prime plus .75%; collateralized by accounts
      receivable and was repaid in June 1996.............. $ 396,000   $    --      $    --
    Note payable to First American Bank. The note is due
      in July 1995, with an interest rate of 9.5%;
      collateralized by accounts receivable...............    80,000        --           --
    Notes payable due to unrelated parties, non-interest
      bearing, due on demand; unsecured. The notes were
      repaid through the issuance of common stock in July
      1995................................................   175,000        --           --
    Note payable to Toyota Motor Credit Corp. The note is
      due and payable in March 1999, with an interest rate
      of 12.5%; collateralized by a vehicle...............        --     7,463        6,900
                                                           ---------   -------     --------
                                                             651,000     7,463        6,900
    Less current portion of long-term notes payable.......  (651,000)   (2,435)      (2,496)
                                                           ---------   -------     --------
                                                           $      --   $ 5,028      $ 4,404
                                                           =========   =======     ========

  Line of Credit

     In August 1996, the Company arranged a $1,000,000 maximum principal amount working capital revolving line of credit facility ("facility") with American National Bank and Trust Company of Chicago. The facility has an initial maturity date of October 31, 1997. The facility provides for the accrual of interest at a floating annual rate equal to the lender's prime rate on the unpaid principal balance. The facility is secured by substantially all of the assets of the Quality Management Program and Hughes & Associates, Inc. Under the terms of the facility, the Company can borrow up to the lesser of: (i) $100,000, or (ii) the maximum facility minus any letter of credit obligations, or (iii) the "Borrowing Base", (i.e., up to 75% of the face amount of all then existing eligible receivables), minus any letter of credit obligations. At September 30, 1996 there was a zero balance on the line of credit.

6. CAPITAL LEASE OBLIGATIONS:

     The Company is the lessee of a telephone system, with an aggregate cost of $4,410, under a capital lease agreement which expires in April 1998. As of June 30, 1996 and September 30, 1996 (unaudited), minimum future lease payments due under the capital lease agreement for the next two years, are as follows:


                                                               JUNE 30,     SEPTEMBER 30,
                                                                 1996           1996
                                                               --------     -------------
        1997.................................................  $ 2,684        $ 3,172
        1998.................................................    2,440             --
                                                               -------        -------
        Total minimum lease payments.........................    5,124          3,172
        Less amount representing interest....................   (1,575)          (667)
                                                               -------        -------
        Present value of net minimum lease payments..........    3,549          2,505
        Less current portion.................................   (1,540)        (2,505)
                                                               -------        -------
        Long-term maturities of capital lease obligations....  $ 2,009        $     0
                                                               =======        =======

     The interest rate is imputed based on the lessor's implicit rate of return at the inception of the lease.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES:

  Operating Leases:

     The Company is currently leasing vehicles and office space under various non-cancellable operating lease agreements, expiring in April 1998. The terms of the lease agreements provide for monthly payments ranging from $138 to $3,450. At June 30, 1996 and September 30, 1996 (unaudited), a schedule of future minimum lease payments due under the non-cancellable operating lease agreements is as follows:


                                                                JUNE 30,     SEPTEMBER 30,
                                                                  1996           1996
                                                                --------     -------------
        1997...................................................  $34,604       $ 100,993
        1998...................................................   12,745          76,284
        1999...................................................       --          27,659
        2000...................................................       --           1,558
                                                                 -------       ---------
                                                                 $47,349       $ 206,494
                                                                 =======       =========

     Rent expense under the foregoing operating lease agreements for the years ended June 30, 1995 and 1996 was $101,040 and $110,588, respectively. Rent expense for the three months ended September 30, 1995 and 1996 (unaudited) was $26,387 and $29,640, respectively. The Company occupies office premises in Cookeville, Tennessee, Jackson, Mississippi, Gulfport, Mississippi, and Phoenix, Arizona. Rent under these facility leases for the years ended June 30, 1995 and 1996 and three months ended September 30, 1995 and 1996 (unaudited) was $49,117, $63,258, $13,950, and $20,307, respectively.

  Employment Contracts:

     The Company has entered into employment contracts with eight key employees, including David N. Birman, M.D. and Sue D. Birman, through June 2001, which provide for minimum annual salary, adjusted for cost-of-living changes, and incentives based on the Company's attainment of specified levels of sales and earnings. At June 30, 1996 and September 30, 1996 (unaudited), the total commitment, excluding incentives, was approximately $5.1 million over the next five years.

  Other Commitments:

     Effective September 1, 1996, the Company entered into a consulting agreement with Richard M. Ross, a former officer and director. Under the terms of the agreement the Company will pay a fee of $186,000 per annum, payable in equal monthly installments. The contract is renewable annually for up to six consecutive years.

8. INCOME TAXES AND DEFERRED INCOME TAXES:

     The provision (benefit) for income taxes consists of the following:


                                                   YEAR ENDED             THREE MONTHS ENDED
                                              --------------------   -----------------------------
                                              JUNE 30,    JUNE 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1995        1996         1995            1996
                                              ---------   --------   -------------   -------------
                                                                      (UNAUDITED)    (UNAUDITED)
      Federal...............................  $(174,531)  $565,183      $15,365        $  86,647
      State.................................    (49,800)   161,800        4,385           24,755
                                              ---------   --------      -------        ---------
                                              $(224,331)  $726,983      $19,750        $ 111,402
                                              =========   ========      =======        =========

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     The provision (benefit) for income taxes based on income from continuing operations differs from the amount obtained by applying the statutory federal income tax rate to income before taxes primarily due to state income taxes.

     The temporary differences that give rise to the deferred tax asset (liability) at June 30, 1996 and September 30, 1996 (unaudited), are presented below:

     Deferred tax asset -- current:

                                                                  JUNE 30,     SEPTEMBER 30,
                                                                    1996           1996
                                                                  --------     -------------
    Allowance for doubtful accounts...........................    $ 18,990       $  18,990
    Adjustment due to change from the cash method of reporting
      income for income taxes to the accrual method...........      76,559       $  76,559
                                                                  --------        --------
                                                                  $ 95,549       $  95,549
                                                                  ========        ========
    Deferred tax liability -- long-term:
         Excess of depreciation for income tax reporting
           purposes over depreciation for financial reporting
           purposes...........................................    $(55,620)      $ (55,620)
                                                                  ========        ========

     No valuation allowance has been recorded since it is more likely than not that the net deferred tax asset will be realized.

9. STATEMENTS OF CASH FLOWS:

     During the years ended June 30, 1995 and 1996 and for the three months ended September 30, 1995 and 1996 (unaudited), the Company recognized investing and financing activities that affected assets and liabilities but did not result in cash receipts or payments.

     For the year ended June 30, 1995, these non-cash activities are as follows:

        The Company reclassified $5,500 from accounts receivable to a note receivable.

        The Company accrued and added $28,427 of interest to notes receivable from David N. Birman M.D.

        The Company declared and distributed as a dividend all of the farm assets in the net amount of $230,000.

     The Company made payments for interest in the amount of $555,957. Payments were made for income taxes in the amount of $74,327.

     For the year ended June 30, 1996, these non-cash activities are as follows:

        The Company accrued and added $28,011 of interest to notes receivable from David N. Birman, M.D.

     The Company financed the purchase of an automobile in the amount of $8,007.

     The Company retired debt in the amount of $175,000 through the issuance of Common Stock.

     The Company made payments for interest in the amount of $46,735. A refund was received for income taxes in the amount of $76,530.

     For the three months ended September 30, 1995 (unaudited), these non-cash activities are as follows:

     The Company accrued and added $3,953 of interest to notes receivable from David N. Birman M.D.

     The Company made payments for interest and taxes in the amount of $8,395, and $8,979, respectively.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     For the three months ended September 30, 1996 (unaudited), these non-cash activities are as follows:

     The Company accrued and added $17,074 of interest to notes receivable from David N. Birman M.D.

     The Company made payments for interest and taxes in the amount of $247 and $598,299, respectively.

10. DISCONTINUED OPERATIONS:

     Birman & Associates, Inc. disposed of Birman Farms as of June 30, 1995. The assets disposed of were primarily comprised of farm equipment and livestock. The farm operation had previously been reported as an operating segment of Birman & Associates, Inc. Birman Farms was placed under a separate corporation and shares were distributed as a dividend in the amount of $230,000, which approximates fair market value, to Dr. Birman.

     Net revenues of Birman Farms for 1995 were $23,076. This amount is not included in net sales in the accompanying consolidated statement of operations.

11. STOCKHOLDERS' EQUITY:

     On October 31, 1995, the Company declared a 1,000-for-1 stock split of the Company's Common Stock. On September 9, 1996, the Company was reincorporated in Delaware by means of a merger in which shareholders received 72.939 shares of Common Stock for each 100 shares of Common Stock then outstanding. The accompanying consolidated financial statements give retroactive effect to the aforementioned transactions.

     During June 1996, the Company issued 1,332,970 shares of Common Stock in a private placement. The shares of Common Stock were sold at $1.37 per share. The net proceeds of $1,605,043 were net of offering expenses of $222,457.

12. STOCK OPTION PLAN:

     On October 31, 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). The aggregate of Common Stock that may be issued pursuant to the Plan will not exceed 1,458,780 shares. Pursuant to the Plan, the Company has issued stock options to various key employees. The table below summarizes the Company's stock option transactions:

                                                           NUMBER      EXERCISE     AGGREGATE
                                                         OF SHARES      PRICE         VALUE
                                                         ----------    --------     ----------
    Balance at June 30, 1995...........................          --      $ --       $       --
    Options granted....................................   1,006,566      1.37        1,380,000
                                                          ---------                 ----------
    Balance at June 30, 1996...........................   1,006,566                 $1,380,000
                                                          =========                 ==========

     The above options are granted at fair market value at the date of grant, become exercisable over a three-year period, or as determined by the Board of Directors, and expire over periods not exceeding five years.

     As of June 30, 1996 and September 30, 1996 (unaudited), none of these options have been exercised and there have been no options forfeited.

13. STOCK WARRANTS:

     As of June 30, 1996 and September 30, 1996 (unaudited), the Company had outstanding warrants to purchase 21,335 shares of Common Stock at $1.43 per share and 36,470 shares of Common Stock at $1.37 per share. The warrants become exercisable in January 1997 and expire at various dates through December 2001.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

14. EMPLOYEE BENEFIT PLAN:

     Effective January 1, 1994, the Company implemented a profit sharing plan covering all full-time employees. The plan is designed as a Code Section 401(k) plan. Employees are permitted to make voluntary contributions to the plan, for which the Company is required to make a matching contribution up to certain limitations. For the years ended June 30, 1995 and 1996, the Company made contributions to the plan in the amounts of $11,766 and $9,482, respectively.

15. SIGNIFICANT CUSTOMER:

     The Company has provided Quality Management Program services to various hospitals owned and managed by Quorum Health Care, Inc. ("Quorum") since 1991. Hospitals owned and managed by Quorum represented approximately 53% and 42% of the Company's Quality Management Program revenue in fiscal 1995 and 1996, respectively. Hospitals owned and managed by Quorum represented approximately 50% and 25% of the Company's Quality Management Program Revenue for the three months ended September 30, 1995 and 1996, respectively.

16. SUBSEQUENT EVENTS:

  Pending Acquisition

     On September 6, 1996, the Company entered into a definitive agreement to acquire most of the issued and outstanding common stock of Canton Management Group, Inc., a Mississippi corporation ("Canton").

     Under the terms of the agreement, the Company will acquire 1,000,000 shares of newly issued preferred stock of Canton for $1.00 per share, payable $700,000 in cash and $300,000 by a promissory note. The promissory note bears interest at a rate of 2% per annum and is payable in varying annual installments over two years. In addition, the Company will acquire approximately 33% of the outstanding common stock of Canton for a $500,000 promissory note which bears interest at a rate of 2% per annum and is payable in varying annual installments over four years.

     Canton will purchase and retire approximately 65% of the outstanding common stock held by persons other than the Company for $1,000,000, payable $700,000 in cash and $300,000 by a promissory note. The promissory note bears interest at a rate of 2% per annum and is payable in varying annual installments over two years.

  Reincorporation

     On September 9, 1996, the Company was reincorporated in Delaware by means of a merger in which shareholders of the Company received 72.939 shares of Common Stock for each 100 shares of Common Stock then outstanding.

  Initial Public Offering

     In September 1996, the Company filed a registration statement for an initial public offering ("IPO"). As amended, the registration statement contemplates the sale of 2,000,000 shares of Common Stock by the Company, subject to the Prospectus relating to the IPO. The anticipated IPO price to the public is expected to be $5.00 per share.

     In connection with the IPO, Dr. Birman, the Company's principal stockholder, has agreed to place 1,000,000 shares of Common Stock in escrow. These shares will not be assignable or transferrable (but may be voted) until such time as they are released from escrow. The release from escrow is based upon the Company meeting certain annual earnings levels over the next three years. All reserved shares remaining in escrow on

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

June 30, 1999 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds providing for the release of the escrow shares to Dr. Birman, the Company will recognize compensation expense at such time based on the fair market value of the shares.

     In addition, it is contemplated that Dr. Birman will tender approximately 177,000 shares of his Common Stock, valued at $4.60 per share, as payment in full of his note to the Company in the amount of $775,000 plus accrued interest, at the time of closing the IPO.

  Directors' Option Plan

     On September 9, 1996, the Company adopted the 1996 Non-Employee Directors Non-Qualified Stock Option Plan (the "1996 Directors' Plan"). A total of 100,000 shares of Common Stock are reserved for issuance under the 1996 Directors' Plan. Under this plan, upon initial election to the Board of Directors, all non-employee directors are awarded options to purchase 6,000 shares of Common Stock. Upon each subsequent election to the Board of Directors, non-employee Directors receive option awards to purchase 3,000 shares of Common Stock. These options, which have an exercise price equal to the fair market value of the shares of Common Stock as of the date of grant, vest at the rate of 33.33% per year. All options awarded under the 1996 Directors' Plan expire on the first to occur of (i) 10 years after the date of grant or (ii) 90 days after the date the director is no longer serving in such capacity for reasons other than death or disability.

  Executive Bonus Plan

     The Company has adopted an Executive Bonus Plan (the "Executive Bonus Plan") pursuant to which officers of the Company are eligible to receive cash bonuses after the close of each fiscal year of the Company. The Executive Bonus Plan is administered by the Compensation Committee of the Board of Directors. Bonuses are determined on the basis of (i) the operating profit of the Company,
(ii) net revenue growth of the Company achieved as a percentage of the goal established by the Company at the beginning of the fiscal year, and (iii) the officer's individual performance and contribution to the Company. An officer's bonus for any fiscal year may not exceed such officer's annual base salary multiplied by the Target Bonus Percentage as defined by the Executive Bonus Plan in such fiscal year.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                                INTRODUCTION TO
              PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited Proforma Condensed Consolidated Balance Sheet as of September 30, 1996, and the unaudited Proforma Condensed Consolidated Statement of Operations for the year ended June 30, 1996 and the three month period ended September 30, 1996 give effect to the acquisition by Birman Managed Care, Inc. of Canton Management Group, Inc. pursuant to the Acquisition Agreement between the parties, and are based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements and notes thereto, which are incorporated by reference herein. The unaudited Proforma Condensed Consolidated Financial Statements do not purport to be indicative of the results which actually would have been obtained had the purchase been effected on the dates indicated or of the results which may be obtained in the future.

     The unaudited Proforma Condensed Consolidated Financial Statements is based on the purchase method of accounting for the acquisition of Canton Management Group, Inc. The proforma entries are described in the accompanying footnotes to the unaudited Proforma Condensed Consolidated Financial Statements.

     The unaudited Proforma Condensed Consolidated Balance Sheet and the unaudited Proforma Condensed Consolidated Statement of Operations and the related notes should be read in conjunction with Birman Managed Care, Inc.'s audited consolidated financial statements contained elsewhere in this Prospectus. In management's opinion, all adjustments necessary to reflect the acquisition have been made.

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

                 PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                          HISTORICAL
                                                            CANTON
                                                          MANAGEMENT
                                          HISTORICAL     GROUP, INC.
                                            BIRMAN      (A DEVELOPMENT                           PROFORMA
                                         CONSOLIDATED   STAGE COMPANY)   PROFORMA ENTRIES      CONSOLIDATED
                                         ------------   --------------   ----------------      ------------
Cash...................................   $ 1,449,652      $  9,984         $ (700,000)(1)      $   759,636
Accounts receivable....................       992,903           727                                 993,630
Prepaid expenses.......................        48,245            --                                  48,245
Notes receivable.......................       802,802            --                                 802,802
Deferred tax asset.....................        95,549            --                                  95,549
Property, plant and equipment..........       413,303            --                                 413,303
Deferred taxes, long-term..............            --        24,000            (24,000)(2)               --
License and goodwill...................        15,741            --          1,103,693(1)         1,119,434
Other assets...........................       523,466       132,425                                 655,891
Restricted certificates of deposit.....            --       500,000                                 500,000
                                          -----------      --------                             -----------
          Total Assets.................   $ 4,341,661      $667,136                             $ 5,388,490
                                          ===========      ========                             ===========
Current portion -- long-term debt......         2,496            --            200,000(1)           202,496
Current portion of capital lease.......         2,505            --                                   2,505
Accounts payable.......................       698,158         6,624                                 704,782
Accrued expenses.......................            --            --                                      --
Income taxes payable...................       148,308            --                                 148,308
Long-term debt.........................         4,404            --            600,000(1)           604,404
Deferred income taxes..................        55,620            --            (24,000)(2)           31,620
Minority interest......................            --            --            264,205(1)           264,205
Preferred stock........................            --            --                                      --
Common stock...........................         6,931            --                                   6,931
Additional paid-in capital.............     1,780,612       713,673           (713,673)(1)        1,780,612
Retained earnings (deficit)............     1,642,627       (53,161)            53,161(1)         1,642,627
                                          -----------      --------                             -----------
                                          $ 4,341,661      $667,136                             $ 5,388,490
                                          ===========      ========                             ===========

---------------

(1) To record the purchase of Canton Management Group, Inc. pursuant to the acquisition agreement between the parties, and record the minority interest.

(2) To reclassify long-term deferred income taxes.

 See accompanying notes to proforma condensed consolidated financial statements
                                 (as adjusted).

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

            PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE YEAR ENDED JUNE 30, 1996 (UNAUDITED)

                                                                   HISTORICAL
                                                                     CANTON
                                                                   MANAGEMENT
                                                   HISTORICAL     GROUP, INC.
                                                     BIRMAN      (A DEVELOPMENT   PROFORMA     PROFORMA
                                                  CONSOLIDATED   STAGE COMPANY)   ENTRIES    CONSOLIDATED
                                                  ------------   --------------   --------   ------------
Revenue.........................................   $ 8,416,946            --                  $ 8,416,946
Cost of revenues................................     2,278,932            --                    2,278,932
                                                   -----------      --------                  -----------
Gross profit....................................     6,138,014            --                    6,138,014
General and administrative expenses.............     4,236,607        71,961          (1)       4,308,568
                                                   -----------      --------                  -----------
Income from operations..........................     1,901,407       (71,961)                   1,829,446
Other income (expense)..........................        (2,643)       12,211          (2)           9,568
                                                   -----------      --------                  -----------
Income before provision for income taxes........     1,898,764       (59,750)                   1,839,014
Income taxes....................................      (726,983)       17,900                     (709,083)
                                                   -----------      --------                  -----------
Net income (loss)...............................   $ 1,171,781      $(41,850)                 $ 1,129,931
                                                   ===========      ========                  ===========
Net income (loss) per share -- primary..........   $       .17      $   (.42)                 $       .17
Net income (loss) per share -- fully diluted....   $       .15      $   (.42)                 $       .15
                                                   ===========      ========                  ===========
Weighted average number of shares outstanding --
  primary.......................................     6,703,517       100,000                    6,703,517
Weighted average number of shares outstanding --
  fully diluted.................................     7,703,517       100,000                    7,703,517
                                                   ===========      ========                  ===========

---------------

(1) Amortization of the licenses recorded in connection with the purchase of Canton Management Group, Inc. will be reported on a straight-line basis over 35 years, commencing when operations begin.

(2) Does not include the effects of additional interest expense on notes payable as amount is immaterial.

 See accompanying notes to proforma condensed consolidated financial statements
                                 (as adjusted).

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

            PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                                                                   HISTORICAL
                                                                     CANTON
                                                                   MANAGEMENT
                                                   HISTORICAL     GROUP, INC.
                                                     BIRMAN      (A DEVELOPMENT   PROFORMA     PROFORMA
                                                  CONSOLIDATED   STAGE COMPANY)   ENTRIES    CONSOLIDATED
                                                  ------------   --------------   --------   ------------
Revenue.........................................   $ 2,372,137      $     --                  $ 2,372,137
Cost of revenues................................       888,516            --                      888,516
                                                   -----------      --------                  -----------
Gross profit....................................     1,483,621            --                    1,483,621
General and administrative expenses.............     1,169,119        13,339          (1)       1,182,458
                                                   -----------      --------                  -----------
Income from operations..........................       314,502       (13,339)                     301,163
Other income (expense)..........................        38,091        16,388          (2)          54,479
                                                   -----------      --------                  -----------
Income before provision for income taxes........       352,593         3,049                      355,642
Income taxes....................................      (111,402)           --                     (111,402)
                                                   -----------      --------                  -----------
Net income (loss)...............................   $   241,191      $  3,049                  $   244,240
                                                   ===========      ========                  ===========
Net income (loss) per share -- primary..........   $       .04      $    .03                  $       .04
Net income (loss) per share -- fully diluted....   $       .03      $    .03                  $       .03
                                                   ===========      ========                  ===========
Weighted average number of shares outstanding --
  primary.......................................     6,703,517       100,000                    6,703,517
Weighted average number of shares outstanding --
  fully diluted.................................     7,703,517       100,000                    7,703,517
                                                   ===========      ========                  ===========

---------------

(1) Amortization of the licenses recorded in connection with the purchase of Canton Management Group, Inc. will be reported on a straight-line basis over 35 years, commencing when operations begin.

(2) Does not include the effects of additional interest expense on notes payable as amount is immaterial.

 See accompanying notes to proforma condensed consolidated financial statements
                                 (as adjusted).

                   BIRMAN MANAGED CARE, INC. AND SUBSIDIARIES

               NOTES TO PROFORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS (AS ADJUSTED)
                                  (UNAUDITED)

1.  PENDING ACQUISITION

     On September 6, 1996, the Company entered into a definitive agreement to acquire most of the issued and outstanding common stock of Canton Management Group, Inc., a Mississippi corporation ("Canton").

     Under the terms of the agreement, on January 15, 1997 the Company acquired 1,000,000 shares of newly issued preferred stock of Canton for $1 per share, for which it paid $700,000 in cash and $300,000 by a promissory note. The promissory note bears interest at a rate of 2% per annum and is payable in varying annual installments over two years. In addition, the Company acquired approximately 33% of the outstanding Common Stock of Canton for a $500,000 promissory note, which bears interest at a rate of 2% per annum and is payable in varying annual installments over four years. Canton purchased and retired approximately 65% of the outstanding Common Stock held by persons other than the Company for $1,000,000, payable $700,000 in cash and $300,000 by a promissory note. The promissory note bears interest at a rate of 2% per annum and is payable in varying annual installments over two years.

2.  EFFECT OF PENDING ACQUISITION

     The adjustments to the Proforma Condensed Consolidated Balance Sheet as of September 30, 1996 reflect the pending acquisition as if it occurred on September 30, 1996. The Proforma Condensed Consolidated Statement of Operations for the year ended June 30, 1996 and the three month period ended September 30, 1996 reflects the pending acquisition as if it occurred on the first day of the period presented.

                         CANTON MANAGEMENT GROUP, INC.,
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               JUNE 30, 1996 AND
                         SEPTEMBER 30, 1996 (UNAUDITED)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Canton Management Group, Inc.
(A Development Stage Company)
Jackson, Mississippi

     We have audited the accompanying balance sheet of Canton Management, Inc. (A Development Stage Company) (the "Company") as of June 30, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the period from October 3, 1993 (Inception) to June 30, 1995 were audited by other auditors whose report dated August 7, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Canton Management Group, Inc. (A Development Stage Company) at June 30, 1996, and the results of its operations and its cash flows for the year then ended, and for the period from October 3, 1993 (Inception) to June 30, 1996, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP
Los Angeles, California
August 7, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Canton Management Group, Inc.
(A Development Stage Company)
Jackson, Mississippi

     We have audited the accompanying statements of operations, changes in stockholders' equity, and cash flows for the period from October 3, 1993 (Inception) to June 30, 1995 of Canton Management, Inc. (A Development Stage Company) (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Canton Management Group, Inc. (A Development Stage Company) for the period from October 3, 1993 (Inception) to June 30, 1995 in conformity with generally accepted accounting principles.

                                          Semple & Cooper, P.L.C.
Phoenix, Arizona
August 7, 1996

                         CANTON MANAGEMENT GROUP, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET



                                                                    JUNE 30,   SEPTEMBER 30,
                                                                      1996         1996
                                                                    --------   -------------
                                                                                (UNAUDITED)
    ASSETS
    Current assets:
      Cash and cash equivalents (Note 1)..........................  $  2,143     $   9,984
      Interest income receivable..................................       998           727
                                                                    --------     ---------
              Total current assets................................     3,141        10,711
                                                                    --------     ---------
    Office equipment, Net (Notes 1 and 4).........................     2,641            --
                                                                    --------     ---------
    Other assets:
      Restricted certificates of deposit (Notes 1 and 2)..........   500,000       500,000
      Organization and license costs (Note 1).....................   132,425       132,425
      Deferred tax asset (Notes 1 and 3)..........................    24,000        24,000
                                                                    --------     ---------
              Total other assets..................................   656,425       656,425
                                                                    --------     ---------
              Total assets........................................  $662,207     $ 667,136
                                                                    ========     =========

    LIABILITIES AND STOCKHOLDER'S EQUITY
    Current liabilities:
      Accounts payable............................................  $ 11,190     $   6,624
                                                                    --------     ---------
    Stockholder's equity: (Note 5)
      Preferred stock, no par value, 1,000,000 shares authorized;
         no shares issued or outstanding..........................        --            --
      Class A voting common stock, no par value, 100,000 shares
         authorized; 100,000 shares issued and outstanding........        --            --
      Class B non-voting common stock, no par value, 100,000
         shares authorized; no shares issued or outstanding.......        --            --
      Paid-in capital.............................................   100,000       100,000
      Contributed capital.........................................   607,227       613,673
      Accumulated deficit, during development stage...............   (56,210)      (53,161)
                                                                    --------     ---------
              Total stockholder's equity..........................   651,017       660,512
                                                                    --------     ---------
              Total liabilities and stockholder's equity..........  $662,207     $ 667,136
                                                                    ========     =========

    The accompanying notes are an integral part of the financial statements.

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                                            FOR THE PERIOD
                                                                                                 FROM
                                      YEAR ENDED               THREE MONTHS ENDED             OCTOBER 3,
                                 --------------------    ------------------------------    1993 (INCEPTION)
                                 JUNE 30,    JUNE 30,    SEPTEMBER 30,    SEPTEMBER 30,      TO SEPT. 30,
                                   1995        1996          1995             1996               1996
                                 --------    --------    -------------    -------------    ----------------
                                                          (UNAUDITED)      (UNAUDITED)
Revenue:
  Donated services.............  $     --    $     --      $      --         $    --           $132,425
  Gain on sale of fixed
     assets....................        --          --             --          10,840             10,840
  Interest income..............     9,724      12,211          3,014           5,548             29,037
                                 --------    --------       --------         -------          ---------
          Total revenue........     9,724      12,211          3,014          16,388            172,302
                                 --------    --------       --------         -------          ---------
Expenses:
  Advertising..................       788          --             --              --              2,395
  Consulting...................    67,800      41,500         11,250           7,250            155,775
  Depreciation.................     1,056       1,056            250              --              2,641
  Donations....................        --       1,000          1,000              --              1,000
  Dues.........................     5,000       1,100             --              --             11,354
  Fees and licenses............        25          25             --           2,542              3,992
  Legal and accounting.........     7,659       8,194             --           1,168             11,897
  Office.......................     3,554       3,021            974             291             15,805
  Printing.....................       213         244             --              --              1,027
  Rent.........................    12,000      12,000          3,000           1,000             26,000
  Telephone....................     4,746       2,527            544             505              6,793
  Travel and entertainment.....     5,587       1,294            294             583             10,784
                                 --------    --------       --------         -------          ---------
          Total expenses.......   108,428      71,961         17,312          13,339            249,463
                                 --------    --------       --------         -------          ---------
Loss before income tax
  benefit......................   (98,704)    (59,750)       (14,298)          3,049            (77,161)
Income tax benefit.............    29,600      17,900             --              --             24,000
                                 --------    --------       --------         -------          ---------
Net loss.......................  $(69,104)   $(41,850)     $ (14,298)        $ 3,049           $(53,161)
                                 ========    ========       ========         =======          =========

    The accompanying notes are an integral part of the financial statements.

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE PERIODS FROM OCTOBER 3, 1993 (INCEPTION) THROUGH SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                     CLASS      CLASS
                                                       A          B                                     RETAINED
                                       PREFERRED     COMMON     COMMON     PAID-IN      CONTRIBUTED     EARNINGS
                                         STOCK       STOCK      STOCK      CAPITAL        CAPITAL       (DEFICIT)
                                       ---------     ------     ------     --------     -----------     ---------
Balance at October 3, 1993
  (Inception)........................     $--          $--        $--      $     --      $      --      $      --
Contributions........................      --          --         --             --        322,359             --
Net Income...........................      --          --         --             --             --         54,744
                                          ---         ---        ---       --------      ---------      ---------
Balance at June 30, 1994.............      --          --         --             --        322,359         54,744
Contributions........................      --          --         --             --         93,920             --
Net Loss.............................      --          --         --             --             --        (69,104)
                                          ---         ---        ---       --------      ---------      ---------
Balance at June 30, 1995.............      --          --         --             --        416,279        (14,360)
Contributions........................      --          --         --             --        190,948             --
Issuance of 100,000 shares of Class A
  common stock, no par value, on June
  27, 1996...........................      --          --         --        100,000             --             --
Net Loss.............................      --          --         --             --             --        (41,850)
                                          ---         ---        ---       --------      ---------      ---------
Balance at June 30, 1996.............      --          --         --        100,000        607,227        (56,210)
Contributions........................      --          --         --             --          6,446             --
Net income...........................      --          --         --             --             --          3,049
                                          ---         ---        ---       --------      ---------      ---------
Balance at September 30, 1996........     $--          $--        $--      $100,000      $ 613,673      $ (53,161)
                                          ===         ===        ===       ========      =========      =========

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                                                   FOR THE
                                                                                                    PERIOD
                                                                                                     FROM
                                                                                                  OCTOBER 3,
                                      YEAR ENDED                   THREE MONTHS ENDED                1993
                               -------------------------     -------------------------------     (INCEPTION)
                                JUNE 30,       JUNE 30,      SEPTEMBER 30,     SEPTEMBER 30,     TO SEPT. 30,
                                  1995           1996            1995              1996              1996
                               ----------     ----------     -------------     -------------     ------------
                                                              (UNAUDITED)       (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)..........  $  (69,104)    $  (41,850)      $ (14,298)        $   3,049        $   (53,161)
Reconciliation of net loss to
  cash used by operating
  activities:
  Donated services...........          --             --              --                --           (132,425)
  Depreciation...............       1,056          1,056             250                --              2,641
  Gain on sale of fixed
     assets..................          --             --              --           (10,840)           (10,840)
Changes in operating assets
  and liabilities:
  Investment income
     receivable..............          --           (998)             --               271               (727)
  Deferred income taxes......     (29,600)       (17,900)             --                --            (24,000)
  Accounts payable...........       2,663          4,566              --            (4,566)             6,624
                               ----------     ----------      ----------          --------          ---------
     Net cash used by
       operating
       activities............     (94,985)       (55,126)        (14,048)          (12,086)          (211,888)
                               ----------     ----------      ----------          --------          ---------
Cash flows from investing
  activities:
  Proceeds from sale of
     assets..................          --             --              --            13,481             13,481
  Purchase of office
     equipment...............          --             --              --                --             (5,282)
  Purchase of restricted
     certificate of
     deposit.................    (250,000)      (250,000)             --                --           (500,000)
                               ----------     ----------      ----------          --------          ---------
     Net cash (used in)
       provided by investing
       activities............    (250,000)      (250,000)             --            13,481           (491,801)
                               ----------     ----------      ----------          --------          ---------
Cash flows from financing
  activities:
  Paid-in capital............          --        100,000              --                --            100,000
  Contributed capital........      93,920        190,948          18,912             6,446            613,673
                               ----------     ----------      ----------          --------          ---------
     Net cash provided by
       financing
       activities............      93,920        290,948          18,912             6,446            713,673
                               ----------     ----------      ----------          --------          ---------
Net increase (decrease) in
  cash and cash
  equivalents................    (251,065)       (14,178)          4,864             7,841              9,984
Cash and cash equivalents,
  beginning of period........     267,386         16,321          16,073             2,143                 --
                               ----------     ----------      ----------          --------          ---------
Cash and cash equivalents,
  end of period..............  $   16,321     $    2,143       $  20,937         $   9,984        $     9,984
                               ==========     ==========      ==========          ========          =========

    The accompanying notes are an integral part of the financial statements

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
      INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Operations:

     Progressive Health Management, Inc. was incorporated in Mississippi on October 3, 1993 for the purpose of providing health care services to Mississippi Medicaid enrollees on a capitated fee basis contracted with the State of Mississippi. Progressive Health Management, Inc. was licensed by the State of Mississippi as a Health Maintenance Organization (HMO) on February 15, 1994.

     Progressive Health Management, Inc. was merged with and into Canton Management Group, Inc. (the "Company") on May 6, 1994.

     The Company has been approved by the Mississippi State Department of Health to provide HMO coverage in the counties of Madison, Attala, Carroll, Grenada, Holmes, Humphreys, Leaks, Leflore, Montgomery and Yazoo.

     As of June 30, 1996, the Company had no contracts in effect with the State of Mississippi to provide any services for enrollees. The Company expects these contracts to be negotiated before March 31, 1997, at which time the Company will officially commence operations as an HMO.

  Accounting Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  Minimum Net Worth Requirements:

     The Company was required by the State of Mississippi to provide a minimum cash insolvency reserve of $500,000 as of June 30, 1996 and September 30, 1996 (unaudited).

  Office Equipment:

     Office equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives are five years.

  Organization and License Costs:

     Costs associated with the organization of the Company and license costs have been capitalized and will be amortized over a five year period and thirty-five year period once operations commence.

  Donated Services:

     The Company has recognized services donated by physicians, attorneys and consultants in the amount of $132,425. These services have been recorded as donated services in the period received.

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

  Income Taxes:

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". Under SFAS No. 109 deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the changes during the period in deferred tax assets and liabilities.

  Interim Financial Information:

     The interim financial statements for the three months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of the interim period. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results for the entire year.

2. RESTRICTED CERTIFICATES OF DEPOSIT:

     As of June 30, 1996, the Company held two $250,000 certificates of deposit bearing interest rates of 4.8% and 3.8%, respectively, and having a maturity date of September 20, 1996. The certificates of deposit are restricted for use as insolvency reserves to meet the minimum net worth requirements of the State of Mississippi.

3. INCOME TAXES:

     Deferred tax assets as of June 30, 1996 and September 30, 1996 (unaudited) consist solely of net operating loss carryforwards as follows:

                                                               JUNE 30,     SEPTEMBER 30,
                                                                 1996           1996
                                                               --------     -------------
        Deferred tax asset-net operating loss................  $ 24,000        $24,000
        Less: Valuation allowance............................         0              0
                                                               $ 24,000        $24,000

     The Company has unused net operating losses available for carryforward to offset future taxable income and tax liabilities for income tax reporting purposes, which expire as follows:

        YEAR ENDING
          JUNE 30,                                                           AMOUNT
        -------------------------------------------------------------------  -------
           2009............................................................  $46,108
           2010............................................................   44,029
                                                                             -------
                                                                             $90,137
                                                                             =======

     The Tax Reform Act of 1986 contains provisions which limit the federal net operating loss carryforwards available that can be used in any given year in the event of certain occurrences, which include significant ownership changes.

                         CANTON MANAGEMENT GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      INFORMATION WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

4. OFFICE EQUIPMENT:

     At June 30, 1996, office equipment consists of the following:

        Office equipment...................................................  $ 5,282
        Less accumulated depreciation......................................   (2,641)
                                                                             -------
        Office equipment, net..............................................  $ 2,641
                                                                             =======

5. CONTRIBUTED CAPITAL:

     The shareholders of the Company have made various unrestricted cash contributions of $613,673 for the period from October 3, 1993 (inception) through September 30, 1996 (unaudited).

6. STATEMENTS OF CASH FLOWS:

  Non-Cash Investing and Financing Activities:

     During the period from the date of inception, October 3, 1993 through September 30, 1996 (unaudited), the Company recognized investing and financing activities that affected its assets and liabilities, but did not result in cash receipts or payments. These non-cash activities are as follows:

     Organization costs in the amount of $132,425 were donated to the Company.

     No payments were made for income taxes or interest.

7. PENDING LEGISLATIVE MATTERS:

     In April 1996, the Mississippi legislature approved a pilot capitation project for Medicaid recipients. The pilot capitation project was approved in only three counties in which the Company is approved to provide HMO coverage. Those counties are Humphreys, Leflore and Yazoo. Although not approved presently, the Company may apply for approval to provide HMO coverage in other counties included in the pilot project. The scope of the counties included in the pilot project is not expected to change until the 1997 session of the Mississippi legislature convenes. The Company has not negotiated any Medicaid capitation contracts or enrolled any participants as of September 30, 1996 (unaudited).

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  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
The Company...........................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Dilution..............................   16
Capitalization........................   17
Selected Historical and Pro Forma
  Consolidated Financial Data.........   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   26
Management............................   42
Certain Transactions..................   49
Principal Stockholders................   50
Description of Securities.............   52
Shares Eligible for Future Sale.......   53
Underwriting..........................   55
Legal Opinions........................   56
Experts...............................   56
Change in Accountants.................   57
Additional Information................   57
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

  UNTIL MARCH 10, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                 [BIRMAN LOGO]

                        2,000,000 SHARES OF COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                ROYCE INVESTMENT
                                  GROUP, INC.

                        CONTINENTAL BROKER-DEALER CORP.

                               FEBRUARY 12, 1997

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